Filed pursuant to Rule 424(b)(5)
Registration No. 333-159960
Prospectus Supplement to Prospectus dated June 12, 2009

40,000,000 Depositary Shares
DEPOSITARY SHARES, EACH REPRESENTING 1/40THOF A SHARE OF
CONTINGENT CONVERTIBLE PERPETUAL NON-CUMULATIVE
PREFERRED STOCK, SERIES D

We are offering 40,000,000 depositary shares, each of which represents a 1/40th interest in a share of our Contingent Convertible Perpetual Non-Cumulative Preferred Stock, Series D, no par value, $1,000 liquidation preference per share (“Preferred Stock”). The Preferred Stock is not redeemable. Each depositary share entitles the holder, through the depositary, to a proportional fractional interest in all rights and preferences of the Preferred Stock represented thereby, including conversion, dividend, liquidation and voting rights.

On the fifth business day after which holders of our common stock, par value $0.01 per share (“Common Stock”), approve an amendment to our certificate of incorporation to increase the number of authorized shares of Common Stock to permit the full conversion of the Preferred Stock into Common Stock, the Preferred Stock will automatically convert into shares of our Common Stock at a conversion rate of 333.3333 shares of Common Stock for each share of Preferred Stock (equivalent to a conversion rate of 8.3333 shares of Common Stock for each depositary share), subject to adjustment as described herein.

Dividends on the Preferred Stock represented by the depositary shares will be payable on a non-cumulative basis, when, as and if declared by our Board of Directors. Our Board of Directors may not declare and pay any dividend or make any distribution (including, but not limited to, regular quarterly dividends) in respect of our Common Stock, whether in the form of cash or securities or any other form of property or assets, unless our Board of Directors declares and pays a dividend or makes a distribution, as applicable, to the holders of the Preferred Stock represented by the depositary shares at the same time and on the same terms as holders of the Common Stock, in an amount per share of Preferred Stock represented by the depositary shares equal to the product of (i) the dividend or distribution, as applicable, declared and paid or made in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Preferred Stock represented by the depositary shares is then convertible (“as-if-converted dividends”). If the Preferred Stock represented by the depositary shares has not been converted in full into Common Stock by September 15, 2010, special dividends thereafter will be payable on the Preferred Stock represented by the depositary shares, in addition to the as-if-converted dividends described above, when, as and if declared by our Board of Directors, on the terms described herein under “Description of the Preferred Stock — Dividends.” Currently, we have suspended paying dividends on our Common Stock and existing preferred stock. We have no plans to resume these dividend payments. As a result, as an investor in the depositary shares representing the Preferred Stock, you should not expect to receive any dividends in connection with your investment in the depositary shares or any Common Stock issued upon conversion of the Preferred Stock. See “Risk Factors — Risks Related to the Offering — Dividends on our Common Stock and existing preferred stock have been suspended and you should not expect to receive funds in connection with your investment in the depositary shares representing the Preferred Stock or any Common Stock issued upon conversion without selling your shares.”

There is currently no public market for the depositary shares or the Preferred Stock. We intend to apply to list the depositary shares representing the Preferred Stock on the Nasdaq Stock Market (“Nasdaq”) under the symbol “BPOPZ”. Our Common Stock trades on Nasdaq under the symbol “BPOP”. As of April 13, 2010, the last reported sale price for our Common Stock on Nasdaq was $3.50 per share.

Investing in the depositary shares, the Preferred Stock and the Common Stock issuable upon conversion of the Preferred Stock involves significant risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

None of the depositary shares, the shares of Preferred Stock that they represent or the shares of Common Stock issuable upon conversion of the Preferred Stock are savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and none are insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, any state or Commonwealth of Puerto Rico securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Depositary Share	Total

Initial public offering price	$25.0000	$1,000,000,000
Underwriting discount	$1.0625	$42,500,000
Proceeds, before expenses, to Popular, Inc.	$23.9375	$957,500,000

To the extent the underwriters sell more than 40,000,000 depositary shares, the underwriters have the option to purchase up to 6,000,000 additional depositary shares from us at the initial public offering price less the underwriting discount within 30 days of the date of this prospectus supplement solely to cover over-allotments.

The underwriters expect to deliver the depositary shares against payment through the facilities of The Depository Trust Company in New York, New York on April 19, 2010.

Sole Bookrunning Manager

MORGAN STANLEY

KEEFE, BRUYETTE & WOODS	POPULAR SECURITIES	UBS INVESTMENT BANK

Prospectus Supplement dated April 13, 2010

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with any additional or different information. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates thereof. We are not making an offer of these securities in any jurisdiction where such offer is not permitted.

In this prospectus, unless otherwise stated or the context otherwise requires, “Corporation,” “Popular,” “we,” “us” and “our” refer to Popular, Inc. and its subsidiaries.

FORWARD-LOOKING STATEMENTS

The information included or incorporated by reference in this prospectus supplement and the accompanying prospectus contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to:

•	the rate of growth in the economy and employment, as well as general business and economic conditions;

•	changes in interest rates, as well as the magnitude of such changes;

•	the fiscal and monetary policies of the federal government and its agencies;

•	changes in federal bank regulatory and supervisory policies, including required levels of capital;

•	regulatory approvals that may be necessary to undertake certain actions or consummate strategic transactions such as acquisitions and dispositions;

•	the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located;

•	the performance of the stock and bond markets;

•	competition in the financial services industry;

•	additional Federal Deposit Insurance Corporation (“FDIC”) assessments;

•	possible legislative, tax or regulatory changes; and

•	difficulties in combining the operations of acquired entities.

Investors should refer to the section entitled “Risk Factors” in this prospectus supplement and in the documents we file with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference herein for a discussion of such factors and certain risks and uncertainties to which we are subject.

Moreover, the outcome of legal proceedings is inherently uncertain and depends on judicial interpretations of law and the findings of regulators, judges and juries.

All forward-looking statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus are based upon information available to Popular as of the date of the document that includes the particular forward-looking statement, and other than as required by law, including the requirements of applicable securities laws, we assume no obligation to update or revise any such forward-looking statement to reflect occurrences or unanticipated events or circumstances after the date of such statement.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities located at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC prior to termination of the offering of the depositary shares contemplated hereby will automatically update and supersede this information. We incorporate by reference the following documents:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Form 10-K”).

•	Our Current Reports on Form 8-K filed with the SEC on January 28, 2010, February 23, 2010 and March 19, 2010.

•	The descriptions of our Common Stock set forth in our Registration Statements filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating those descriptions.

All documents that we file subsequent to the date of this prospectus supplement and prior to the termination of the offering of the depositary shares contemplated hereby pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act will be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus and to be a part hereof and thereof from the date of filing of such documents. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement or the accompanying prospectus conflicts with any statement in a document that has been incorporated herein by reference, then you should consider only the statement in the more recent document. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than their respective dates.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to us at the following address: Enrique Martel, Corporate Communications, Popular, Inc., P.O. Box 362708, San Juan, Puerto Rico 00936-2708. Telephone requests may also be directed to: (787) 765-9800. You may also access this information at our website at http://www.popularinc.com. No additional information on our website is deemed to be part of or incorporated by reference in this prospectus supplement or the accompanying prospectus.

S-iii

SUMMARY

The following summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. It may not contain all of the information that is important to you and is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Before making an investment decision, you should carefully consider the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information set forth under the heading “Risk Factors” in this prospectus supplement and the 2009 Form 10-K.

The Company

Popular, Inc. is a full service financial institution with operations in Puerto Rico, the mainland United States, the Caribbean and Latin America. Headquartered in San Juan, Puerto Rico, Popular offers financial services in Puerto Rico and the mainland United States, and processing and other technology services in the Caribbean and Latin America. As of December 31, 2009, Popular had approximately $34.7 billion in assets, $25.9 billion in deposits and $2.5 billion in stockholders’ equity.

We operate in three target markets: Puerto Rico, the mainland United States and processing and other technology services in Puerto Rico, Venezuela, Florida and the Dominican Republic. Our strategic objectives in our target markets consist of the following:

•	Puerto Rico: strengthen our competitive position in our main market by offering, through our subsidiary Banco Popular de Puerto Rico, the best and most complete financial services in an efficient and convenient manner. Our services respond to the needs of all segments of the market in order to earn their trust, satisfaction and loyalty.

•	Mainland United States: increase our profitability in the mainland United States by offering financial services to the communities we serve while capitalizing on our strengths in the Hispanic market.

•	Processing and Other Technology Services: provide added value by offering integrated technology solutions and transaction processing through our subsidiary EVERTEC, Inc. with an emphasis on the Caribbean and Latin America.

Popular’s principal executive offices are located at 209 Muñoz Rivera Avenue, Hato Rey, Puerto Rico 00918, and our telephone number is (787) 765-9800.

Recent Developments

Consideration of a Strategic Transaction Involving EVERTEC and Certain Other Businesses

We are considering a strategic transaction involving our EVERTEC subsidiary, Banco Popular’s merchant banking business and certain other of our financial transaction processing and technology services operations in Puerto Rico, the United States mainland, and elsewhere in the Caribbean and Latin America. A strategic transaction involving EVERTEC and these other businesses could involve a sale to a third party or a strategic investment by a third party with our retaining an ownership interest. We have received a number of non-binding indications of interest for a strategic transaction involving these businesses and those non-binding indications of interest contemplate an average sale price for all of EVERTEC and these other businesses of approximately $1.0 billion. If we were to sell all of EVERTEC and these other businesses for consideration of $1.0 billion, we would increase our capital by approximately $750 million.

There can be no assurances that we will be able to effect a strategic transaction with respect to these businesses based on the average sale price contemplated by the non-binding indications of interest, or that a strategic transaction involving these businesses will be consummated at all. See also “Risk Factors — Risks Relating to our Business — If we were to sell all or a controlling interest in our EVERTEC business to a third party, we may no longer have access to the financial transaction processing and technology services that EVERTEC provides or may be obligated to obtain those services at a higher cost.”

Preliminary First Quarter Financial Results

Based on management’s analysis for the quarter ended March 31, 2010, the Corporation expects to report a preliminary net loss of approximately $85 million for the quarter ended March 31, 2010, compared with a net loss of

$213.2 million for the quarter ended December 31, 2009 and a net loss of $52.5 million for the quarter ended March 31, 2009. The principal items impacting our unaudited preliminary financial results for the quarter ended March 31, 2010, when compared with the quarters ended December 31, 2009 and March 31, 2009, were as follows:

•	Net interest income for the first quarter of 2010 is estimated at approximately $269 million, compared with net interest income of $269.3 million for the quarter ended December 31, 2009 and $272.5 million for the quarter ended March 31, 2009. The net interest margin is estimated at 3.43% for the quarter ended March 31, 2010, compared with 3.28% for the quarter ended December 31, 2009 and 3.07% for the quarter ended March 31, 2009. Average earning assets for the quarter ended March 31, 2010 are estimated at approximately $31.5 billion, compared with $32.7 billion for the quarter ended December 31, 2009 and $35.6 billion for the quarter ended March 31, 2009.

•	The provision for loan losses for the first quarter of 2010 is expected to be approximately $240 million or 107% of net charge-offs, compared with $352.8 million or 118% of net charge-offs for the quarter ended December 31, 2009 and $372.5 million or 188% of net charge-offs for the quarter ended March 31, 2009. The ratio of allowance for loan losses to loans held-in-portfolio is estimated to be approximately 5.53% at March 31, 2010, compared with 5.32% at December 31, 2009 and 4.19% at March 31, 2009.

The decrease in the provision for loan losses for the quarter ended March 31, 2010 compared with the quarter ended December 31, 2009 reflects lower estimated net charge-offs by approximately $75 million, mainly in the Puerto Rico construction and commercial loan portfolios, and in the United States mainland home equity lines of credit portfolio, combined with higher reserve provisioning during the fourth quarter of 2009, particularly for the commercial loan sector. Also, the decrease in the estimated provision for loan losses for the first quarter of 2010 compared to the fourth quarter of 2009 relates to a reduction of approximately $635 million in loans held-in-portfolio, principally in the U.S. mainland. The reduction in loans held-in-portfolio is mostly reflected in the commercial, construction and consumer loan portfolios, which is in part influenced by lower loan origination activities in credit markets that continue to be tight and loan portfolios running-off in certain business areas that the Corporation exited during 2008 and 2009. Furthermore, the reduction in the loan portfolio relates to an estimated $224 million in loans charged-off during the quarter ended March 31, 2010.

•	Non-interest income for the first quarter of 2010 is expected to be approximately $158 million, compared with non-interest income of $175.9 million for the quarter ended December 31, 2009 and $334.7 million for the quarter ended March 31, 2009. The decrease in non-interest income for the quarter ended March 31, 2010 when compared with the same quarter in 2009 is mostly driven by gains on the sale of investment securities of $182.7 million in the first quarter of 2009 associated with the sale of $3.4 billion of investment securities by Banco Popular de Puerto Rico. The non-interest income for the first quarter of 2010 was reduced by an estimated charge of approximately $16 million to increase the loss indemnity reserve for mortgage loans that had been previously sold with credit recourse by the Corporation’s Puerto Rico operations.

•	Operating expenses for the first quarter of 2010 are estimated at approximately $281 million, compared with operating expenses of $298.8 million for the quarter ended December 31, 2009 and $304.2 million for the quarter ended March 31, 2009. The decrease in operating expenses for the first quarter of 2010 compared with the fourth quarter of 2009 is principally associated with lower business promotion, professional fees and valuation adjustments on other real estate properties, among other factors.

The unaudited preliminary financial results presented above are subject to the completion of our financial closing procedures. Those procedures have not been completed. Accordingly, these results may change and those changes may be material.

The preliminary financial data included in this prospectus supplement has been prepared by and is the responsibility of Popular’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to such preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

We expect to report our first quarter 2010 financial results on or about April 21, 2010. The news release including those results will include further discussion of our financial results, as well as information regarding our financial condition, credit quality, capital ratios and segment reporting information.

THE OFFERING

The following summary of the offering contains basic information about the offering, the Preferred Stock and the depositary shares representing the Preferred Stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Preferred Stock and the depositary shares representing the Preferred Stock, you should refer to the sections of this prospectus supplement entitled “Description of the Preferred Stock” and “Description of the Depositary Shares,” respectively.

Issuer	Popular, Inc.

Securities Offered	40,000,000 depositary shares, each representing 1/40th of a share of Contingent Convertible Perpetual Non-Cumulative Preferred Stock, Series D, no par value, $1,000 liquidation preference per share.

Initial Public Offering Price	$25.00 per depositary share

Over-allotment option	To the extent the underwriters sell more than 40,000,000 depositary shares, we have granted the underwriters the option to purchase up to 6,000,000 additional depositary shares from us at the initial public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement solely to cover over-allotments.

Shareholder Approval	As of the date of this prospectus supplement, we do not have a sufficient number of authorized and unissued shares of Common Stock into which the Preferred Stock will convert. We have agreed in the underwriting agreement relating to this offering to use our commercially reasonable efforts to obtain the approval of the holders of our Common Stock to amend our certificate of incorporation to increase the number of authorized shares of Common Stock to permit the full conversion of the Preferred Stock into Common Stock (“Shareholder Approval”).

On March 15, 2010, we mailed to our stockholders our proxy statement for our 2010 annual meeting, which is scheduled for May 4, 2010. At our 2010 annual meeting, our stockholders will consider and act upon a resolution to amend our certificate of incorporation to increase the authorized number of shares of Common Stock from 700,000,000 to 1,700,000,000 shares. If that resolution is approved by our stockholders at our 2010 annual meeting, that approval will constitute Shareholder Approval and the full conversion of the Preferred Stock into Common Stock will occur automatically on the fifth business day thereafter.

If the Preferred Stock represented by the depositary shares has not been converted in full into Common Stock by September 15, 2010, special dividends on the Preferred Stock will be payable, when, as and if declared by our Board of Directors, as described below under “— Dividends”, in addition to the as-if-converted dividends referred to below. Currently, we have suspended dividend payments on our Common Stock and existing preferred stock. We have no plans to resume these dividend payments. As a result, as an investor in the depositary shares representing the Preferred Stock, you should not expect to receive any dividends in connection with your investment in the depositary shares or any Common Stock issued upon conversion of the Preferred Stock. See “Risk Factors — Risks Related to the Offering — Dividends on our Common Stock and existing preferred stock have been suspended and you should not expect to receive funds in connection with your investment in the depositary shares representing the Preferred Stock or any Common Stock issued upon conversion without selling your shares.”

Dividends	Holders of the depositary shares representing the Preferred Stock shall be entitled to receive, when, as and if declared by our Board of Directors, non-cumulative cash dividends or in kind distributions in the amount determined as follows:

• As-if-converted dividends:  Our Board of Directors may not declare and pay any dividend or make any distribution (including, but not limited to, regular quarterly dividends) in respect of our Common Stock, whether in the form of cash or securities or any other form of property or assets, unless our Board of Directors declares and pays a dividend or makes a distribution, as applicable, to the holders of the depositary shares representing the Preferred Stock at the same time and on the same terms as holders of the Common Stock, in an amount per share of Preferred Stock represented by the depositary shares equal to the product of (i) the dividend or distribution, as applicable, declared and paid or made in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Preferred Stock represented by the depositary shares is then convertible.

• Special dividends:  In addition to the as-if-converted dividends described above, if the Preferred Stock represented by the depositary shares has not been converted in full into Common Stock by September 15, 2010, special dividends will be payable on the Preferred Stock represented by the depositary shares when, as and if declared by our Board of Directors, on March 15, June 15, September 15 and December 15 of each year (or the following business day if such day is not a business day), commencing December 15, 2010, and on the mandatory conversion date, at a rate of 13% per annum of the liquidation preference of the Preferred Stock represented by the depositary shares. To the extent payable and declared, such special dividends will accumulate during each dividend period from and including the immediately preceding dividend payment date (or in the case of the initial dividend period, if applicable, September 15, 2010) to but excluding the immediately succeeding dividend payment date. This rate will increase by an additional 1% on each six month anniversary of September 15, 2010, to a maximum rate equal to 16% per annum.

Dividends on the Preferred Stock represented by the depositary shares are non-cumulative. If our Board of Directors does not declare a dividend on the Preferred Stock represented by the depositary shares in respect of any dividend period, the holders will have no right to receive any dividend for that dividend period, and we will have no obligation to pay a dividend for that dividend period.

See “Risk Factors — Risks Relating to an Investment in our Securities — Dividends on our Common Stock and preferred stock have been suspended and stockholders may not receive funds in connection with their investment in our Common Stock or preferred stock without selling their shares” for a discussion of the suspension of dividends on our Common Stock and existing preferred stock and the conditions that must be satisfied before any dividend payments could be made.

Payment Restrictions	We may not pay dividends on, or redeem, purchase, or make a liquidation payment with respect to, any of our Common Stock unless full dividends on the Preferred Stock represented by the depositary shares have been paid for the latest completed dividend period.

If we are unable to pay in full the dividends on the Preferred Stock and on any other shares of capital stock of equal rank as to the payment of dividends with the Preferred Stock, all dividends declared upon the Preferred Stock and any such other shares of capital stock will be declared pro rata. In this event, each share of Preferred Stock and of the other classes of capital stock of equal rank will receive dividends in the same proportion as the dividends on the Preferred Stock for the then current dividend period bears to the dividends on such other classes of equally ranked capital stock, which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such capital stock does not have a cumulative dividend.

Redemption	The Preferred Stock represented by the depositary shares is not redeemable.

Mandatory Conversion	Each share of Preferred Stock represented by the depositary shares will automatically convert into 333.3333 shares of our Common Stock (equivalent to a conversion rate of 8.3333 shares of Common Stock for each depositary share), subject to adjustment as described herein, on the fifth business day after which we have obtained Shareholder Approval, if applicable.

Reorganization Events	In the case of certain reorganization events affecting us, including mergers, each share of Preferred Stock represented by the depositary shares outstanding immediately prior to the reorganization event will remain outstanding and become convertible into the kind of securities, cash or other property receivable in the reorganization event by the holders of that number of shares of Common Stock into which shares of Preferred Stock represented by the depositary shares is then convertible. For more information, see “Description of the Preferred Stock — Reorganization Events.”

Anti-dilution Adjustments	The conversion rate will be subject to adjustment upon certain events as described under “Description of the Preferred Stock — Anti-Dilution Adjustments.”

Liquidation Rights	In the event of the liquidation, dissolution or winding up of Popular, Inc., holders of the Preferred Stock represented by the depositary shares then outstanding will be entitled to receive the greater of (i) the $1,000 liquidation preference per share of Preferred Stock represented by the depositary shares and (ii) the value of the number of shares of our Common Stock into which a share of Preferred Stock represented by the depositary shares would convert at the then applicable conversion rate if Shareholder Approval were obtained, plus an amount equal to the sum of all declared and unpaid dividends on the shares of Preferred Stock represented by the depositary shares. Holders of the depositary shares representing the Preferred Stock will be paid before any distribution of assets is made to holders of Common Stock or any stock ranking junior to the Preferred Stock.

Depositary Shares	We will deposit the Preferred Stock represented by the depositary shares with the depositary, which will be the record holder of the Preferred Stock. The holders of depositary shares will be required to exercise their proportional rights in the Preferred Stock through the depositary. Following any conversion of the Preferred Stock into Common Stock, the depositary will deliver the Common Stock, and cash in lieu of fractional shares of Preferred Stock, that it receives from the conversion agent to the holders of the depositary shares on the books of the depositary in proportion to the number of depositary shares held by each holder. The depositary will distribute all cash dividends and distributions received on the Preferred Stock represented by the depositary shares to these holders on a pro rata basis. The depositary will vote the Preferred Stock in proportion to the instructions received from the holders of the related depositary shares and, to the extent it receives no such instructions, it will vote such depositary shares held by it proportionately with instructions received.

Ranking	The Preferred Stock represented by the depositary shares will rank senior to our Common Stock and equal to our existing outstanding series of preferred stock for purposes of dividend rights and the distribution of assets upon our liquidation. We may not issue preferred stock ranking senior to the Preferred Stock represented by the depositary shares without the approval of the holders of at least two-thirds of the outstanding aggregate liquidation preference of the Preferred Stock represented by the depositary shares and the other outstanding series of preferred stock ranking equally with the Preferred Stock represented by the depositary shares with similar voting rights, voting as a single class.

Voting Rights	Holders of the depositary shares representing the Preferred Stock will not have any voting rights, except as described under “Description of the Preferred Stock — Voting Rights.”

Listing	We intend to apply to list the depositary shares representing the Preferred Stock on Nasdaq under the symbol “BPOPZ”.

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including investments in, or extensions of credit to, our subsidiaries to increase their capital. One anticipated use of the additional capital raised in this offering will be to position us to participate in FDIC-assisted transactions, although there can be no assurances that any such FDIC-assisted transactions will occur in which we are interested in bidding or, if one or more does occur, that we will be permitted to participate or, if we are permitted to participate, that we will be successful. See “Use of Proceeds.”

Risk Factors	Investing in the depositary shares representing the Preferred Stock involves risks. See “Risk Factors” in this prospectus supplement and the 2009 Form 10-K for a discussion of factors you should carefully consider before making a decision to invest in depositary shares representing the Preferred Stock in this offering.

Taxation	For a discussion of certain U.S. Federal and Puerto Rico income tax considerations of purchasing, owning, converting and disposing of the depositary shares representing the Preferred Stock and of owning and disposing of any Common Stock into which the Preferred Stock will automatically convert upon Shareholder Approval, see “Taxation” in this prospectus supplement. Dividends paid to Non-U.S. Holders are generally not subject to U.S. Federal withholding tax.

RISK FACTORS

You should carefully consider the risks described below, and all of the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide whether to invest in the depositary shares representing the Preferred Stock.

Risks Relating to the Business Environment and Our Industry

Weakness in the economy and in the real estate market in the geographic footprint of Popular has adversely impacted and may continue to adversely impact Popular.

A significant portion of our financial activities and credit exposure is concentrated in the Commonwealth of Puerto Rico (the “Island”) and the Island’s economy continues to deteriorate.

Since 2006, the Puerto Rico economy has been experiencing recessionary conditions. Based on information published by the Puerto Rico Planning Board, the Puerto Rico real gross national product decreased 3.7% during the fiscal year ended June 30, 2009.

The Commonwealth of Puerto Rico government is currently addressing a fiscal deficit which has been estimated at approximately $3.2 billion or over 30% of its annual budget. It is implementing a multi-year budget plan for reducing the deficit, as its access to the municipal bond market and its credit ratings depend, in part, on achieving a balanced budget. Some of the measures implemented by the government include reducing expenses, including public-sector employment through employee layoffs. Since the government is an important source of employment on the Island, these measures could have the effect of intensifying the current recessionary cycle. The Puerto Rico Labor Department reported an unemployment rate of 14.3% for December 2009, compared with an unemployment rate of 13.1% for December 2008.

This decline in the Island’s economy has resulted in, among other things, a downturn in our loan originations; an increase in the level of our non-performing assets, loan loss provisions and charge-offs, particularly in our construction and commercial loan portfolios; an increase in the rate of foreclosure loss on mortgage loans; and a reduction in the value of our loans and loan servicing portfolio, all of which have adversely affected our profitability. If the decline in economic activity continues, there could be further adverse effects on our profitability.

The economy of Puerto Rico is very sensitive to the price of oil in the global market. The Island does not have significant mass transit available to the public and most of its electricity is powered by oil, making it highly sensitive to fluctuations in oil prices. A substantial increase in its price could impact adversely the economy of Puerto Rico by reducing disposable income and increasing the operating costs of most businesses and government. Consumer spending is particularly sensitive to wide fluctuations in oil prices.

The level of real estate prices in Puerto Rico had been more stable than in other U.S. markets, but the current economic environment has accelerated the devaluation of properties and has increased portfolio delinquency when compared with previous periods. Additional economic weakness in Puerto Rico and the U.S. mainland could further pressure residential property values, loan delinquencies, foreclosures and the cost of repossessing and disposing of real estate collateral. The housing market has suffered a substantial slowdown in sales activity in recent quarters, as reflected in the low absorption rates of projects financed in our construction loan portfolio.

The current state of the economy and uncertainty in the private and public sectors has had an adverse effect on the credit quality of our loan portfolios. The persistent economic slowdown is expected to cause those adverse effects to continue, as delinquency rates may increase in the short-term, until sustainable growth resumes. Also, a potential reduction in consumer spending may also impact growth in our other interest and non-interest revenues.

However, in 2010, the Puerto Rico economy should benefit from the disbursement of approximately $2.5 billion from the American Recovery and Reinvestment Act of 2009 (“ARRA”) and $280.3 million from the Commonwealth’s local stimulus package.

Difficult market conditions have adversely affected the financial industry and our results of operations and financial condition.

Market instability and lack of investor confidence have led many lenders and institutional investors to reduce or cease providing funding to borrowers, including other financial institutions. This has led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity in general. The resulting economic pressures on consumers and uncertainty about the financial markets have adversely affected our industry and our business, results of operations and financial condition. We do not expect a material improvement in the financial environment in the near future. A worsening of these difficult conditions would exacerbate the economic challenges facing us and others in the financial industry. In particular, we face the following risks in connection with these events:

•	We expect to face increased regulation of our industry, including as a result of the EESA. Compliance with these regulations may increase our costs and limit our ability to pursue business opportunities.

•	Our ability to assess the creditworthiness of our customers may be impaired if the models and approaches we use to select, manage and underwrite our customers become less predictive of future behavior.

•	The processes we use to estimate losses inherent in our credit exposure require difficult, subjective, and complex judgments, including forecasts of economic conditions and how these economic conditions might impair the ability of our borrowers to repay their loans. The reliability of these processes might be compromised if these variables are no longer capable of accurate estimation.

•	Competition in our industry could intensify as a result of increasing consolidation of financial services companies in connection with current market conditions.

•	The FDIC increased the assessments that we have to pay on our insured deposits during 2009 because market developments have led to a substantial increase in bank failures and an increase in FDIC loss reserves, which in turn has led to a depletion of the FDIC insurance fund reserves. We may be required to pay in the future significantly higher FDIC assessments on our deposits if market conditions do not improve or continue to deteriorate.

•	We may suffer higher credit losses because of federal or state legislation or other regulatory action that either (i) reduces the amount that our borrowers are required to pay us, or (ii) limits our ability to foreclose on properties or collateral or makes foreclosures less economically viable.

Legislative and regulatory actions taken now or in the future to address market conditions in the financial industry may significantly affect our financial condition, results of operations, liquidity or stock price.

Current economic conditions, particularly in the financial markets, have resulted in government regulatory agencies and political bodies placing increased focus and scrutiny on the financial services industry. The U.S. Government has intervened on an unprecedented scale, responding to what has been commonly referred to as the financial crisis. Several funding and capital programs by the Federal Reserve Board and the U.S. Treasury were launched in 2008 and 2009, with the objective of enhancing financial institutions’ ability to raise liquidity. It is expected that these programs may have the effect of increasing the degree or nature of regulatory supervision to which we are subjected. Furthermore, recent economic and market events have led to numerous proposals for legislative and regulatory reform that could substantially intensify the regulation of the financial services industry and that may significantly impact us. The proposals include the following:

•	Establishing a federal consumer financial protection agency that would have, among other things, broad authority to regulate, and take enforcement actions against, providers of credit, savings, payment and other consumer financial products and services.

•	Requiring heightened scrutiny and stricter regulation of any financial institution whose combination of size, leverage and interconnectedness could pose a threat to financial stability if it failed, restricting the activities of such institutions, and allowing regulators to dismantle large or systemically important banks and financial institutions, even healthy ones, if they are considered a grave risk to the economy.

•	Requiring large financial institutions to contribute to a fund that would be used to recover the cost of dismantling a bank or financial institution that is dismantled because it poses a grave risk to the economy.

•	Changing requirements for the securitization market, including requiring sponsors of securitizations to retain a material economic interest in the credit risk associated with the underlying securitization, as well as enhanced disclosure requirements for asset securitizations.

•	Tightening controls on the ability of banking institutions to engage in transactions with affiliates.

•	Assessing financial institutions with over $50 billion in consolidated assets with a “financial crisis responsibility fee” assessed at approximately 15 basis points of total assets (less Tier 1 capital and less FDIC-assessed deposits). The fee as proposed would last for at least the next ten years and has been proposed for the purpose of recovering projected losses from the TARP.

•	Limiting the size and activities of financial institutions, including proposals to repeal portions of the Gramm-Leach-Bliley Act. Amending regulatory capital standards, and increasing regulatory capital requirements, for banks and other financial institutions and establishing new formulaic liquidity requirements applicable to financial institutions, including those proposals described in the 2009 Form 10-K under “Regulation and Supervision — Capital Adequacy.”

•	Establishing heightened standards for and increased scrutiny of compensation policies at financial institutions.

Lawmakers and regulators in the United States and worldwide continue to consider these and a number of other wide-ranging and comprehensive proposals for altering the structure, regulation and competitive relationships of financial institutions. For example, separate comprehensive financial reform plans could, if enacted, further substantially increase regulation of the financial services industry and impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied. Bills were introduced in both houses of Congress in the second half of 2009, and the U.S. House of Representatives passed a financial reform bill in December of 2009, but similar action has not been taken by the U.S. Senate. We cannot predict the substance final form, or impact effects on Popular, of these pending or future legislation, regulation or the application thereof. These and other potential regulation and scrutiny mayor proposed legislative and regulatory changes could significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital and, limit our ability to pursue business opportunities in an efficient manner or otherwise adversely affect our results of operations or earnings.

The imposition of additional property tax payments in Puerto Rico may further deteriorate our commercial, consumer and mortgage loan portfolios.

On March 9, 2009, the Governor of Puerto Rico signed into law the Special Act Declaring a State of Fiscal Emergency and Establishing an Integral Plan of Fiscal Stabilization to Save Puerto Rico’s Credit, Act No. 7. The Act imposes a series of temporary and permanent measures, including the imposition of a 0.591% special tax applicable to properties used for residential (excluding those exempt as detailed in the Act) and commercial purposes, and payable to the Puerto Rico Treasury Department. This temporary measure is effective for tax years that commenced after June 30, 2009 and before July 1, 2012. The imposition of this special property tax could adversely affect the disposable income of borrowers from the commercial, consumer and mortgage loan portfolios and may cause an increase in our delinquency and foreclosure rates.

Financial results are constantly exposed to market risk.

Market risk refers to the probability of variations in the net interest income or the market value of assets and liabilities due to interest rate volatility. Despite the varied nature of market risks, the primary source of this risk to us is the impact of changes in interest rates on net interest income.

Net interest income is the difference between the revenue generated on earning assets and the interest cost of funding those assets. Depending on the duration and repricing characteristics of the assets, liabilities and off-balance sheet items, changes in interest rates could either increase or decrease the level of net interest income. For any given period, the pricing structure of the assets and liabilities is matched when an equal amount of such assets and liabilities mature or reprice in that period. Any mismatch of interest-earning assets and interest-bearing liabilities is known as a gap position. A positive gap denotes asset sensitivity, which means that an increase in interest rates could have a positive effect on net interest income, while a decrease in interest rates could have a negative effect on net interest income. As of December 31, 2009, we had a positive gap position.

The Federal Reserve Board lowered the federal funds target rate from 4.25% at the beginning of 2008 to between 0% and 0.25% at December 31, 2008. This was one of various measures implemented by the Federal Reserve Board to improve the flow of credit throughout the financial system. Given that the level of short-term rates is close to zero, a concern in the markets has been when may monetary policy be tightened again and the possible impact on the financial markets. The future outlook on interest rates and their impact on Popular’s interest income, interest expense and net interest income is uncertain. The federal funds target rate stayed between 0% to 0.25% throughout 2009.

We usually run our net interest income simulations under interest rate scenarios in which the yield curve is assumed to rise and decline gradually by the same amount, usually 200 basis points. Given the fact that as of year-end 2009, some short-term rates were close to zero and some term interest rates were below 2.0%, management has decided to focus measuring the risk of net interest income in rising rate scenarios. The rising rate scenarios used in our market risk disclosure reflect gradual parallel changes of 200 and 400 basis points during the twelve-month period ending December 31, 2010. Projected net interest income under the 200 basis points rising rate scenario increases by $59.8 million while the 400 basis points simulation increases by $103.2 million. These scenarios were compared against our flat interest rates forecast.

The market disruptions has led us to reduce substantially the use of unsecured short-term borrowings. They have been largely replaced with deposits and long-term secured borrowings, and to a lesser extent, long-term unsecured debt. Therefore, the cost of the liabilities of Popular does not respond as quickly to changes in the levels of interest rates. Our Asset Liability Management Committee (“ALCO”) committee regularly reviews our interest rate risk and initiates any action necessary to maintain our potential volatility within limits.

The economic hedging transactions that we enter into may not be effective in managing the exposure to market risk, including interest rate risk.

We use derivatives, to a limited extent, to manage part of the exposure to market risk caused by changes in interest rates or basis risk. The derivative instruments that we may utilize also have their own risks, which include: (1) basis risk, which is the risk of loss associated with variations in the spread between the asset yield and funding and/or hedge cost; (2) credit or default risk, which is the risk of insolvency or other inability of the counterparty to a particular transaction to perform its obligations there under; and (3) legal risk, which is the risk that Popular is unable to enforce certain terms of such instruments. All or any of such risks could expose Popular to losses.

Higher market volatility in the capital markets could impact the performance of our hedging transactions. Most hedging activity is related to protecting the market value of mortgage loans that are segregated for future sale and derivatives positions to hedge the cost of liabilities issued or derivative positions with banking clients.

Risks Relating to our Business

We may engage in FDIC-assisted transactions, which could present additional risks to our business.

We may have opportunities to acquire the assets and liabilities of failed banks in FDIC-assisted transactions. Although these transactions typically provide for FDIC assistance to an acquirer to mitigate certain risks, such as sharing exposure to loan losses and providing indemnification against certain liabilities of the failed institution, we would still be subject to some of the same risks we would face in acquiring another bank in a negotiated transaction, including risks associated with maintaining customer relationships and failure to realize the anticipated acquisition benefits in the amounts and within the timeframes we expect. In addition, because these transactions are structured in a manner that would not allow bidders the time and access to information normally associated with preparing for and evaluating a negotiated transaction, we may face additional risks in FDIC-assisted transactions.

We expect that the FDIC and our primary regulators would condition our ability to acquire a failed depository institution on compliance by us with additional requirements.

As the agency responsible for resolving failed depository institutions, the FDIC has the discretion to determine whether a party is qualified to bid on a failed institution. In addition, our primary regulators, the Office of the Commissioner of Financial Institutions of Puerto Rico and the Federal Reserve, must approve our acquisition of any depository institution. The FDIC and our primary regulators are expected to impose conditions on us in connection with approving such an acquisition. Currently, we expect that we would be required to improve our Tier I capital condition by the equivalent of approximately $1.4 billion (including the Tier I capital raised by the issuance of the depositary shares representing the Preferred Stock in this offering) in order to receive the approval of the FDIC and our primary regulators to consummate an acquisition of a failed depository institution. We would expect to covenant, in connection with our participation in an FDIC-assisted transaction, to raise the additional capital through the sale of assets, including a sale of our EVERTEC subsidiary, Banco Popular’s merchant banking business and certain other of our financial transaction processing and technology services operations, but if we are not able to raise the additional capital from the sale of assets, we would be required to issue additional Tier I capital securities, including Common Stock or preferred stock, to meet those requirements. No assurances can be given that we would be able to issue additional Tier 1 capital securities. Such further equity issuances would further dilute the existing holders of our Common Stock, including the investors in this offering.

If we were to sell all or a controlling interest in our EVERTEC business to a third party, we may no longer have access to the financial transaction processing and technology services that EVERTEC provides or may be obligated to obtain those services at a higher cost.

We are considering a strategic transaction involving our EVERTEC subsidiary, Banco Popular’s merchant banking business and certain other of our financial transaction processing and technology services operations in Puerto Rico, the United States mainland, and elsewhere in the Caribbean and Latin America. A strategic transaction involving EVERTEC and these other businesses could involve a sale to a third party or a strategic investment by a third party with our retaining an ownership interest. Even though we currently expect to enter into a long-term services contract as part of any transaction, if we were successful in consummating such a transaction, there can be no assurances that the third party will continue to provide our other businesses with the financial transaction processing and technology services that they currently receive from EVERTEC. In addition, in order to maximize the proceeds we would receive in the transaction, we may agree to purchase the same services we receive from EVERTEC currently at a substantially higher cost than we currently pay.

The soundness of other financial institutions could adversely affect us.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, mutual and hedge funds, and other institutional clients. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to us. There can be no assurance that any such losses would not materially and adversely affect our results of operations or earnings.

We have procedures in place to mitigate the impact of a default among our counterparties. We request collateral for most credit exposures with other financial institutions and monitor these on a regular basis. Nonetheless, market volatility could impact the valuation of collateral held by us and results in losses.

Our ability to raise financing is dependent in part on market confidence. In times when market confidence is affected by events related to well-known financial institutions, risk aversion among participants increases substantially and makes it more difficult to borrow in the credit markets. Our credit ratings have been reduced substantially during the past year, and our senior unsecured ratings are now “non-investment grade” with the three major rating agencies. This may make it more difficult for Popular to borrow in the capital markets and at much higher cost.

Prolonged economic weakness, a continuing decline in the real estate market in the U.S. mainland, and disruptions in the capital markets have harmed and could continue to harm the results of operations of Popular.

The residential mortgage loan origination business has historically been cyclical, enjoying periods of strong growth and profitability followed by periods of shrinking volumes and industry-wide losses. “Bust” cycles in the housing sector affect our business by decreasing the volume of loans originated and increasing the level of credit losses related to our mortgage loans.

The housing market in the U.S. is undergoing a correction of historic proportions. After a period of several years of booming housing markets, fueled by liberal credit conditions and rapidly rising property values, since early 2007 the sector has been in the midst of a substantial dislocation. This dislocation has had a significant impact on some of our U.S.-based business segments and has affected our ongoing financial results and condition. The general level of property values in the U.S., as measured by several indices widely followed by the market, has declined significantly. These declines are the result of ongoing market adjustments that are aligning property values with income levels and home inventories. The supply of homes in the market increased substantially, and property value decreases were required to clear the overhang of excess inventory in the U.S. market. Recent indicators suggest that after a material price correction, the U.S. real estate market may be entering a period of relative stability. Nonetheless, further declines in property values could impact the credit quality of our U.S. mortgage loan portfolio because the value of the homes underlying the loans is a primary source of repayment in the event of foreclosure. In the event of foreclosure in a loan from this portfolio, the current market value of the underlying collateral could be insufficient to cover the loan amount owed.

Any sustained period of increased delinquencies, foreclosures or losses harms our ability to sell loans, the prices it receives for loans sold, and the values of our mortgage loans held-for-sale. In addition, any material decline in real estate values would weaken Popular’s collateral loan-to-value ratios and increase the possibility of loss if a borrower defaults. In such event, we will be subject to the risk of loss on such mortgage assets arising from borrower defaults.

We maintain exposure in our U.S. loan portfolio to the housing sector. As of December 31, 2009, we had $4.6 billion in residential mortgage loans in portfolio, of which $1.5 billion was located in the continental U.S. Further housing value declines in the U.S. would impact the level of losses in this portfolio. Also, we have exposure to individuals in the form of home equity loans, home equity lines of credit or “HELOCs”, and second mortgages, which because of declining home values have become in effect unsecured consumer loans. As of December 31, 2009, these U.S. portfolios amounted to $870 million. These portfolios are sensitive to the economic cycle in the U.S., and a further deterioration of the economy and employment conditions in the mainland would affect the level of losses from this exposure.

Popular operates in a highly regulated environment and may be adversely affected by changes in federal and local laws and regulations.

Popular is subject to extensive regulation, supervision and examination by federal and Puerto Rico banking authorities. Any change in applicable federal or Puerto Rico laws or regulations could have a substantial impact on our operations. Additional laws and regulations may be enacted or adopted in the future that could significantly affect Popular’s powers, authority and operations, which could have a material adverse effect on Popular’s financial condition and results of operations. Further, regulators in the performance of their supervisory and enforcement duties, have significant discretion and power to prevent or remedy unsafe and unsound practices or violations of laws by banks and bank holding companies. The exercise of this regulatory discretion and power may have a negative impact on Popular.

Competition with other financial institutions could adversely affect our profitability.

We face substantial competition in originating loans and in attracting deposits. The competition in originating loans comes principally from other U.S., Puerto Rico and foreign banks, mortgage banking companies, consumer finance companies, insurance companies and other institutional lenders and purchasers of loans.

In Puerto Rico, competition is primarily from other local depository institutions and from the local operations of several global foreign and domestic banks. As a group they compete in all segments of the market and present a formidable source of competition for Popular. Competition is particularly acute in the market for deposits, where pricing is very aggressive.

In the U.S., competition is primarily from community banks operating in our footprint together with the national banking institutions. These include institutions with much more resources than we have and can exert substantial competitive pressure.

Increased competition could require that we increase the rates offered on deposits or lower the rates charged on loans, which could adversely affect our profitability.

The banking market in Puerto Rico experienced some consolidations on the past two decades, as a result of bank failures and voluntary intra-market transactions. Even though some institutions are no longer in existence as a result of the consolidation process, there remain six publicly-traded local banking institutions, as well as a non-public local banking institution, three foreign global banks and a major domestic institution competing in the Puerto Rico market. Some industry experts have commented that further consolidation in the Puerto Rico banking industry may be necessary or imminent. Although management may decide that our involvement in the consolidation of the Puerto Rico banking industry may be in our best interest, there can be no assurances that we could successfully complete a transaction, or if we did, that we could successfully integrate the operations of another banking institution into our own operations without incurring substantial disruptions to our business.

We are subject to default risk in our loan portfolio.

We are subject to the risk of loss from loan defaults and foreclosures with respect to the loans originated or acquired. We establish provisions for loan losses, which lead to reductions in the income from operations, in order to maintain the allowance for loan losses at a level which is deemed appropriate by management based upon an assessment of the quality of the loan portfolio in accordance with established procedures and guidelines. This process, which is critical to our financial results and condition, requires difficult, subjective and complex judgments about the future, including forecasts of economic and market conditions that might impair the ability of our borrowers to repay the loans. There can be no assurance that management has accurately estimated the level of future loan losses or that Popular will not have to increase the provision for loan losses in the future as a result of future increases in non-performing loans or for other reasons beyond our control. Any such increases in our provisions for loan losses or any loan losses in excess of our provisions for loan losses would have an adverse effect on our future financial condition and result of operations. We will continue to evaluate our allowance for loan losses and may be required to increase such amounts, perhaps substantially.

We may have more credit risk and higher credit losses due to our construction and commercial loans portfolios.

We have a significant portfolio in construction and commercial loans, mostly secured by commercial and residential real estate properties. Due to their nature, these loans entail a higher credit risk than consumer and residential mortgage loans, since they are larger in size, may have less collateral coverage, concentrate more risk in a single borrower and are generally more sensitive to economic downturns. Rapidly changing collateral values, general economic conditions and numerous other factors continue to create volatility in the housing markets and have increased the possibility that additional losses may have to be recognized with respect to our current non-performing assets. Furthermore, given the current slowdown in the real estate market, the properties securing these loans may be difficult to dispose of, if foreclosed.

We depend on the accuracy and completeness of information about customers and counterparties, and inaccurate or incomplete information could negatively impact our financial condition and results of operations.

In deciding whether to extend credit or enter into other transactions with customers and counterparties, we may rely on information provided to us by customers and counterparties, including financial statements and other financial information. We may also rely on representations of customers and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit to a business, we may assume that the customer’s audited financial statements conform to Generally Accepted Accounting Principles (“GAAP”) and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. We may also rely on the audit report covering those financial statements. Popular’s financial conditions and results of operations could be negatively impacted to the extent we rely on financial statements that do not comply with GAAP or are materially misleading.

Rating downgrades on the government of Puerto Rico’s debt obligations could affect the value of our loans to the government and our portfolio of Puerto Rico government securities.

Even though Puerto Rico’s economy is closely integrated to that of the U.S. mainland and its government and many of its instrumentalities are investment grade-rated borrowers in the U.S. capital markets, the fiscal situation of the Government of Puerto Rico has led nationally recognized rating agencies to downgrade its debt obligations.

As a result of the Central Government’s fiscal challenges in 2006, Moody’s and S&P then downgraded the rating of its obligations, maintaining them within investment-grade levels. Since then, actions by the Government have improved the credit outlook. As of December 31, 2007, S&P rated the Government’s general obligations at BBB-, while Moody’s rated them at Baa3- both in the lowest notch of investment grade. In November 2007, Moody’s upgraded the outlook of the Commonwealth’s credit ratings to “stable” from “negative”, recognizing the progress that the Commonwealth has made in addressing the fiscal challenges it had faced in recent years. The Commonwealth is currently implementing a multi-year budget plan to address the deficit. While Moody’s “Baa3” rating and S&P’s “BBB-minus” take into consideration Puerto Rico’s fiscal challenges — both ratings stand one notch above non-investment grade — other factors could trigger an outlook change, such as the inability to successfully complete the implementation of the multiyear fiscal plan to bring the Central Government’s budget back into balance, pursuant to Act No. 7 of the Commonwealth of P.R.

Factors such as the government’s ability to implement meaningful steps to control operating expenditures and maintain the integrity of the tax base will be key determinants of future ratings stability. Also, the inability to agree on future fiscal year Commonwealth budgets could result in ratings pressure from the rating agencies. It is uncertain how the financial markets may react to any potential future ratings downgrade in Puerto Rico’s debt obligations. However, deterioration in the fiscal situation with possible negative ratings implications, could adversely affect the value of Puerto Rico’s Government obligations.

At December 31, 2009, we had $1.1 billion of credit facilities granted to or guaranteed by the Puerto Rico Government and its political subdivisions, of which $215 million were uncommitted lines of credit. Of these total credit facilities granted, $994 million were outstanding at December 31, 2009. A substantial portion of our credit exposure to the Government of Puerto Rico is either collateralized loans or obligations that have a specific source of income or revenues identified for its repayment. Some of these obligations consist of senior and subordinated loans to public corporations that obtain revenues from rates charged for services or products, such as water and electric power utilities. Public corporations have varying degrees of independence from the Central Government and many receive appropriations or other payments from it. We also have loans to various municipalities for which the good faith, credit and unlimited taxing power of the applicable municipality has been pledged to their repayment. These municipalities are required by law to levy special property taxes in such amounts as shall be required for the payment of all of its general obligation bonds and loans. Another portion of these loans consists of special obligations of various municipalities that are payable from the basic real and personal property taxes collected within such municipalities. The good faith and credit obligations of the municipalities have a first lien on the basic property taxes.

Furthermore, as of December 31, 2009, we had outstanding $263 million in Obligations of Puerto Rico, States and Political Subdivisions as part of our investment portfolio. Of that total, $258 million was exposed to the creditworthiness of the Puerto Rico Government and its municipalities. Of that portfolio, $55 million are in the form of Puerto Rico Commonwealth Appropriation Bonds, of which $45 million are rated Ba1, one notch below investment grade, by Moody’s, while S&P rates them as investment grade. As of December 31, 2009, the Puerto Rico Commonwealth Appropriation Bonds represented approximately $0.6 million in unrealized losses in the investment securities available-for-sale and held-to-maturity portfolios. We continue to closely monitor the political and economic situation of the Island and evaluates the portfolio for any declines in value that management may consider being other-than-temporary.

We are exposed to credit risk from mortgage loans that have been sold subject to recourse arrangements.

Popular is generally at risk for mortgage loan defaults from the time it funds a loan until the time the loan is sold or securitized into a mortgage-backed security. In the past, we have retained, through recourse arrangements, part of the credit risk on sales of mortgage loans, and we also service certain mortgage loan portfolios with recourse. Consequently, we may suffer losses on these loans when the proceeds from a foreclosure sale of the property underlying a defaulted mortgage loan are less than the outstanding principal balance of the loan plus any uncollected interest advanced and the costs of holding and disposing of the related property.

Defective and repurchased loans may harm our business and financial condition.

In connection with the sale and securitization of loans, we are required to make a variety of customary representations and warranties regarding Popular and the loans being sold or securitized. Our obligations with respect to these representations and warranties are generally outstanding for the life of the loan, and they relate to, among other things:

•	compliance with laws and regulations;

•	underwriting standards;

•	the accuracy of information in the loan documents and loan file; and

•	the characteristics and enforceability of the loan.

A loan that does not comply with these representations and warranties may take longer to sell, may impact our ability to obtain third-party financing for the loan, and be unsaleable or saleable only at a significant discount. If such a loan is sold before we detect non-compliance, we may be obligated to repurchase the loan and bear any associated loss directly, or we may be obligated to indemnify the purchaser against any loss, either of which could reduce our cash available for operations and liquidity. Management believes that it has established controls to ensure that loans are originated in accordance with the secondary market’s requirements, but mistakes may be made, or certain employees may deliberately violate our lending policies. We seek to minimize repurchases and losses from defective loans by correcting flaws, if possible, and selling or re-selling such loans. We have established specific reserves for possible losses related to repurchases resulting from representation and warranty violations on specific portfolios. Nonetheless, we do not expect any such losses to be significant, although if they were to occur, they could adversely impact our results of operations or financial condition.

The economic recession could reduce demand for our products and services and lead to lower revenue and lower earnings.

Popular earns revenue from the interest and fees we charge on the loans and other products and services we sell. As the economy worsens and consumer and business spending decreases and unemployment rises, the demand for those products and services can fall, reducing our interest and fee income and our earnings. These same conditions can also hurt the ability of our borrowers to repay their loans, causing us to incur higher credit losses.

Increases in FDIC insurance premiums may have a material adverse effect on our earnings.

During 2008 and continuing in 2009, higher levels of bank failures have dramatically increased resolution costs of the FDIC and depleted the Deposit Insurance Fund (“DIF”). In addition, the FDIC instituted two temporary programs, to further insure customer deposits at FDIC-member banks: deposit accounts are now insured up to $250,000 per customer (up from $100,000) and non-interest-bearing transaction accounts are fully insured (unlimited coverage) as a result of our participation in the Transaction Account Guarantee Program (“TAGP”). These programs have placed additional stress on the DIF.

In order to maintain a strong funding position and restore reserve ratios of the DIF, the FDIC increased assessment rates of insured institutions uniformly by 7 cents for every $100 of deposits beginning with the first quarter of 2009, with additional changes in April 1, 2009, which required riskier institutions to pay a larger share of premiums by factoring in rate adjustments based on, among other things, secured liabilities and unsecured debt levels. In May 2009, the FDIC adopted a final rule, effective June 30, 2009, that imposed a special assessment of 5 cents for every $100 on each insured depository institution’s assets minus its Tier 1 capital as of June 30, 2009, subject to a cap equal to 10 cents per $100 of assessable deposits for the second quarter 2009 risk-based capital assessment. This special assessment applied to us and resulted in a $16.7 million expense in our second quarter of 2009. On November 12, 2009, the FDIC adopted a rule requiring banks to prepay three years’ worth of premiums to replenish its depleted insurance fund. In December 30, 2009, Popular prepaid $221 million and reduced our year-end liquidity at our banking subsidiaries.

We are generally unable to control the amount of premiums that we are required to pay for FDIC insurance. If there are additional bank or financial institution failures or our capital position is further impaired, we may be required to pay even higher FDIC premiums than the recently increased levels. Our expenses for 2009 were significantly and adversely affected by these increased premiums. These announced increases and any future increases or special assessments may materially adversely affect our results of operations.

Popular income tax provision and other tax liabilities may be insufficient if taxing authorities are successful in asserting tax positions that are contrary to our position.

From time to time, we are audited by various federal, state and local authorities regarding income tax matters. Significant judgment is required to determine Popular’s provision for income taxes and our liabilities for federal, state, local and other taxes. Popular’s audits are in various stages of completion; however, no outcome for a particular audit can be determined with certainty prior to the conclusion of the audit, appeal and, in some cases, litigation process. Although we believe our approach to determine the appropriate tax treatment is supportable and in accordance with ASC Topic 740 “ Income taxes”, it is possible that the final tax authority may take a tax position that is materially different than that which is reflected in Popular’s income tax provision and other tax reserves. As each audit is conducted, adjustments, if any, are appropriately recorded in our Consolidated Financial Statements in the period determined. Such differences could have a material adverse effect on Popular’s income tax provision or benefit, or other tax reserves, in the reporting period in which such determination is made and, consequently, on the results of operations, financial position and/or cash flows for such period.

Goodwill impairment could have a material adverse effect on our financial condition and future results of operations.

We performed our annual goodwill impairment evaluation for the entire organization during the third quarter of 2009 using July 31, 2009 as the annual evaluation date. Based on the results of the analysis, we concluded that there was no goodwill impairment as of that date. The fair value determination for each reporting unit performed to determine if potential goodwill impairment exists requires management to make estimates and assumptions. Critical assumptions that are used as part of these evaluations include:

•	selection of comparable publicly traded companies, based on nature of business, location and size;

•	selection of comparable acquisition and capital raising transactions;

•	the discount rate applied to future earnings, based on an estimate of the cost of equity;

•	the potential future earnings of the reporting unit; and

•	market growth and new business assumptions.

In addition, as part of the monitoring process, management performed an assessment for BPNA at December 31, 2009. The results of the assessment at December 31, 2009 indicated that the implied fair value of goodwill exceeded the goodwill carrying amount, resulting in no goodwill impairment. The results obtained in the December 31, 2009 assessment were consistent with the results of the annual impairment test performed in the third quarter of 2009. It is possible that the assumptions and conclusions regarding the valuation of our reporting units could change adversely and could result in the recognition of goodwill impairment. Such impairment could have a material adverse effect on our future results of operations. As of December 31, 2009, we had approximately $604 million of goodwill remaining on our balance sheet, of which $402 million was related to BPNA. Declines in our market capitalization would increase the risk of goodwill impairment in 2010.

Popular may face significant operational risk.

Popular is exposed to many types of operational risk, including reputational risk, legal and compliance risk, the risk of fraud or theft by employees or outsiders, unauthorized transactions by employees or operational errors, including clerical or record-keeping errors or those resulting from faulty or disabled computer or telecommunications systems. Negative public opinion can result from Popular’s actual or alleged conduct in any number of activities, including lending practices, corporate governance and acquisitions and from actions taken by government regulators and community organizations in response to those activities. Negative public opinion can adversely affect our ability to attract and keep customers and can expose us to litigation and regulatory action.

We establish and maintain systems of internal operational controls that provide us with timely and accurate information about our level of operational risk. While not foolproof, these systems have been designed to manage operational risk at appropriate, cost-effective levels. Procedures exist that are designed to ensure that policies relating to conduct, ethics, and business practices are followed. While we continually monitor and improve the system of internal controls, data processing systems, and corporate-wide processes and procedures, there can be no assurance that future losses will not occur.

Failure to maintain effective internal controls over financial reporting in the future could impair our ability to accurately and timely report our financial results or prevent fraud, resulting in loss of investor confidence and adversely affecting our business and stock price.

Effective internal controls over financial reporting are necessary to provide reliable financial reports and prevent fraud. As a financial holding company, we are subject to regulation that focuses on effective internal controls and procedures. Management continually seeks to improve these controls and procedures.

Management believes that our key internal controls over financial reporting are currently effective; however, such controls and procedures will be modified, supplemented, and changed from time to time as necessitated by our growth and in reaction to external events and developments. While Management will continue to assess our controls and procedures and take immediate action to remediate any future perceived gaps, there can be no guarantee of the effectiveness of these controls and procedures on an on-going basis. Any failure to maintain in the future an effective internal control environment could impact our ability to report our financial results on an accurate and timely basis, which could result in regulatory actions, loss of investor confidence, and adversely impact our business and stock price.

Popular uses insurance to manage a number of risks, however not all risks might be insured or insurance may be inadequate to cover all losses.

We use insurance to manage a number of risks, including damage or destruction of property, legal and other liability, and certain types of credit risks. Not all such risks are insured, in any given insured situation our insurance may be inadequate to cover all loss, and many risks we face are uninsurable. For those risks that are insured, we also face the risks that the insurer may default on its obligations or that the insurer may refuse to honor them. We treat the former risk by conducting due diligence reviews on the insurers that we use and by striving to use more than one insurer when feasible and practical. The risk of refusal, whether due to honest disagreement or bad faith, is inherent in any contractual situation.

A portion of our retail loan portfolio involves mortgage default insurance. If a default insurer were to experience a significant credit downgrade or were to become insolvent, that could adversely affect the carrying value of loans insured by that company, which could result in an immediate increase in our loan loss provision or write-down of the carrying value of those loans on our balance sheet and, in either case, a corresponding impact on our financial results. If many default insurers were to experience downgrades or insolvency at the same time, the risk of a financial impact would be amplified and the disruption to the default insurance industry could curtail our ability to originate new loans that need such insurance, which would result in a loss of business for us.

We rely on our systems, employees and certain counterparties, and certain failures could materially adversely affect our operations.

Our businesses are dependent on our ability to process, record and monitor a large number of transactions. If any of our financial, accounting, or other data processing systems fail or have other significant shortcomings, we could be materially adversely affected. We are similarly dependent on our employees. We could be materially adversely affected if one of our employees causes a significant operational break-down or failure, either as a result of human error or where an individual purposefully sabotages or fraudulently manipulates our operations or systems. Third parties with which we do business could also be sources of operational risk to us, including relating to breakdowns or failures of such parties’ own systems or employees. Any of these occurrences could diminish our ability to operate one or more of our businesses, or result in potential liability to clients, reputational damage and regulatory intervention, any of which could materially adversely affect us.

If personal, confidential or proprietary information of customers or clients in our possession were to be mishandled or misused, we could suffer significant regulatory consequences, reputational damage and financial loss. Such mishandling or misuse could include, for example, if such information were erroneously provided to parties who are not permitted to have the information, either by fault of our systems, employees, or counterparties, or where such information is intercepted or otherwise inappropriately taken by third parties.

We may be subject to disruptions of our operating systems arising from events that are wholly or partially beyond our control, which may include, for example, computer viruses or electrical or telecommunications outages, natural disasters, disease pandemics or other damage to property or physical assets. Such disruptions may give rise to losses in service to customers and loss or liability to us. In addition, there is the risk that our controls and procedures as well as business continuity and data security systems prove to be inadequate. Any such failure could affect our operations and could materially adversely affect our results of operations by requiring us to expend significant resources to correct the defect, as well as by exposing us to litigation, regulatory fines or penalties or losses not covered by insurance.

Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risk, which could negatively affect us.

Management of risk requires, among other things, policies and procedures to record properly and verify a large number of transactions and events. We have devoted resources to develop our risk management policies and procedures and expect to continue to do so in the future. Nonetheless, our policies and procedures may not be comprehensive enough given current market conditions. Some of our methods for managing risk and exposures are based upon the use of observed historical market behavior or statistically based on historical models. As a result, these methods may not fully predict future exposures, which could be significantly greater than our historical measures indicate. Other risk management methods depend on the evaluation of information regarding markets, clients or other matters that are publicly available or otherwise accessible to us. This information may not always be accurate, complete, up-to-date or properly evaluated.

Our business could suffer if we are unable to attract, retain and motivate skilled senior leaders.

Our success depends, in large part, on our ability to retain key senior leaders, and competition for such senior leaders can be intense in most areas of our business. The executive compensation provisions of the EESA, including amendments to such provisions implemented under the American Recovery and Reinvestment Act of 2009, are expected to limit the types of compensation arrangements that Popular may enter into with our most senior leaders upon adoption of implementing standards by the U.S. Treasury. Our compensation practices are subject to review and oversight by the Federal Reserve Board. We also may be subject to limitations on compensation practices by the FDIC or other regulators, which may or may not affect our competitors. Limitations on our compensation practices could have a negative impact on our ability to attract and retain talented leaders in support of our long term strategy.

Our compensation practices are subject to oversight by the Federal Reserve Board. Any deficiencies in our compensation practices may be incorporated into our supervisory ratings, which can affect our ability to make acquisitions or perform other actions.

Our compensation practices are subject to oversight by the Federal Reserve Board. In October 2009, the Federal Reserve Board issued a comprehensive proposal on incentive compensation policies that applies to all banking organizations supervised by the Federal Reserve Board, including Popular and our banking subsidiaries. The proposal sets forth three key principles for incentive compensation arrangements that are designed to help ensure that incentive compensation plans do not encourage excessive risk-taking and are consistent with the safety and soundness of banking organizations. The three principles provide that a banking organization’s incentive compensation arrangements should provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage risks, be compatible with effective internal controls and risk management, and be supported by strong corporate governance. The proposal also contemplates a detailed review by the Federal Reserve Board of the incentive compensation policies and practices of a number of “large, complex banking organizations.” Any deficiencies in compensation practices that are identified may be incorporated into the organization’s supervisory ratings, which can affect its ability to make acquisitions or perform other actions. The proposal provides that enforcement actions may be taken against a banking organization if its incentive compensation arrangements or related risk-management control or governance processes pose a risk to the organization’s safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies. Separately, the FDIC has solicited comments on whether to amend its risk-based deposit insurance assessment system to potentially increase assessment rates on financial institutions with compensation programs that put the FDIC deposit insurance fund at risk, and proposed legislation would subject compensation practices at financial institutions to heightened standards and increased scrutiny.

The scope and content of the U.S. banking regulators’ policies on executive compensation are continuing to develop and are likely to continue evolving in the near future. It cannot be determined at this time whether compliance with such policies will adversely affect the ability of Popular and our subsidiaries to hire, retain and motivate our and their key employees.

Adverse credit market conditions may continue to affect our ability to meet our liquidity needs. We may need additional capital resources in the future and these capital resources may not be available when needed or at all.

The credit markets, although recovering, continue to experience extreme volatility and disruption. General credit market conditions remain challenging for most issuers, particularly for non-investment grade issuers like us. We need liquidity to, among other things, pay our operating expenses, interest on our debt, maintain our lending activities and repay or replace our maturing liabilities. Without sufficient liquidity, we may be forced to curtail our operations. The availability of additional financing will depend on a variety of factors such as market conditions, the general availability of credit and our creditworthiness. Our cash flows and financial condition could be materially affected by continued disruptions in the financial markets.

We may need to raise additional debt or equity financing in the future to maintain adequate liquidity and capital resources or to finance future growth, investments or strategic acquisitions. We cannot assure you, that such financing will be available on acceptable terms or at all. If we are unable to obtain additional financing, we may not be able to maintain adequate liquidity and capital resources or to grow, make strategic acquisitions or investments.

Our funding sources may prove insufficient to replace deposits and support future growth.

Our banking subsidiaries rely on customer deposits, brokered deposits and repurchase agreements to fund their operations. In addition, Popular’s banking subsidiaries maintain borrowing facilities with the Federal Home Loan Banks (“FHLB”) and at the discount window of the Federal Reserve Bank of New York, and have a considerable amount of collateral pledged that can be used to quickly raise funds under these facilities. Borrowings from the FHLB or the Fed discount window require Popular to pledge securities or whole loans as collateral. Although those banking subsidiaries have historically been able to replace maturing deposits and advances if desired, no assurance can be given that they would be able to replace those funds in the future if our financial condition or general market conditions were to change. Our financial flexibility will be severely constrained if our banking subsidiaries are unable to maintain access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. Finally, if we are required to rely more heavily on more expensive funding sources to support future growth, revenues may not increase proportionately to cover costs. In this case, profitability would be adversely affected. However, management believes that these risks are mitigated by our banking subsidiaries’ status as FDIC-insured depository institutions.

Although we consider such sources of funds adequate for our liquidity needs, we may seek additional debt financing in the future to achieve our long-term business objectives. There can be no assurance additional borrowings, if sought, would be available to us or, on what terms. If additional financing sources are unavailable or are not available on reasonable terms, our growth and future prospects could be adversely affected.

As mentioned in the 2009 Form 10-K under the section “FDIC Insurance”, the FDIC extended its TAGP through June 30, 2010. This program provides depositors with unlimited coverage for non-interest-bearing transaction accounts at participating FDIC-insured institutions. The FDIC’s failure to extend its TAGP beyond June 2010, may result in a reduction of non-interest-bearing deposits at our insured banking subsidiaries. The standard insurance amount of $250,000 per depositor remains in effect through December 31, 2013.

As a holding company, we depend on dividends and distributions from our subsidiaries for liquidity.

We are a bank holding company and depend primarily on dividends from our banking and other operating subsidiaries to fund our cash needs. These obligations and needs include capitalizing subsidiaries, repaying maturing debt and paying debt service on outstanding debt. Our banking subsidiaries, Banco Popular and BPNA, are limited by law in their ability to make dividend payments and other distributions to us based on their earnings and capital position. A failure by our banking subsidiaries to generate sufficient cash flow to make dividend payments to us may have a negative impact on our results of operation and financial position. Also, a failure by the bank holding company to access sufficient liquidity resources to meet all projected cash needs in the ordinary course of business, may have a detrimental impact on our financial condition and ability to compete in the market.

Unforeseen disruptions in the brokered deposits market could compromise our liquidity position.

As of December 31, 2009, 8% of our assets were financed by brokered deposits. Our total brokered deposits as of December 31, 2009 were $2.7 billion or 10% of total deposits. An unforeseen disruption in the brokered deposits market, or in our ability to seek or accept brokered deposits, stemming from factors such as legal, regulatory or financial risks, could adversely affect our ability to fund a portion of our operations and/or meet obligations.

We have a substantial amount of indebtedness, which could limit financing and other options.

We have indebtedness that is substantial in relation to our stockholders’ equity. As of December 31, 2009, we had consolidated notes payable of approximately $2.6 billion and had stockholders’ equity of approximately $2.5 billion. Our substantial indebtedness could have important consequences, including:

•	our ability to obtain additional financing for funding our business or general corporate purposes may be impaired, given our non-investment grade ratings;

•	restricting our flexibility in responding to changing market conditions or making us more vulnerable to financial distress in the event of a further downturn in economic conditions or our business;

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our debt, reducing the funds available to us for other purposes including expansion through acquisition, marketing and expansion of our product offerings; and

•	we may be more leveraged than some of our competitors, which may place us at a competitive disadvantage.

Actions by the rating agencies or having capital levels below well-capitalized could raise the cost of our obligations, which could affect our ability to borrow or to enter into hedging agreements in the future and may have other adverse effects on our business.

Actions by the rating agencies have raised the cost of our borrowings. Borrowings amounting to $350 million have “ratings triggers” that call for an increase in their interest rate in the event of a ratings downgrade. For example, as a result of rating downgrades effected by the major rating agencies in January, April, June and December 2009, the cost of servicing $350 million of our senior debt increased by an additional 500 basis points.

Popular’s senior debt and preferred stock ratings are currently rated “non-investment” grade by the three major rating agencies. The market for non-investment grade securities is much smaller and less liquid than for investment grade securities. Therefore, if we were to attempt to issue preferred stock or debt securities into the capital markets, it is possible that there would not be sufficient demand to complete a transaction and the cost could be substantially higher than for more highly rated securities.

In addition, changes in our ratings and capital levels below well-capitalized could affect our relationships with some creditors and business counterparties. For example, a portion of our hedging transactions include ratings triggers or well-capitalized language that permit counterparties to either request additional collateral or terminate our agreements with them based on our below investment grade ratings. Although we have been able to meet any additional collateral requirements thus far and expect that we would be able to enter into agreements with substitute counterparties if any of our existing agreements were terminated, changes in our ratings or capital levels below well capitalized could create additional costs for our businesses. In addition, servicing, licensing and custodial agreements that we are party to with third parties, include ratings covenants. Servicing rights represent a contractual right and not a beneficial ownership interest in the underlying mortgage loans. Failure to maintain the required credit ratings, the third parties could have the right to require Popular to engage a substitute fund custodian and/or increase collateral levels securing the recourse obligations. Popular services residential mortgage loans subject to credit recourse provisions. Certain contractual agreements require us to post collateral to secure such recourse obligations if our required credit ratings are not maintained. Collateral pledged by us to secure recourse obligations approximated $54 million at December 31, 2009. We could be required to post additional collateral under the agreements. Management expects that we would be able to meet additional collateral requirements if and when needed. The requirements to post collateral under certain agreements or the loss of custodian funds could reduce Popular’s liquidity resources and impact its operating results. The termination of those agreements or the inability to realize servicing income for our businesses could have an adverse effect on those businesses. Other counterparties are also sensitive to the risk of a ratings downgrade and the implications for our businesses and may be less likely to engage in transactions with us, or may only engage in them at a substantially higher cost, if our ratings remain below investment grade.

We are subject to regulatory capital adequacy guidelines, and if we fail to meet these guidelines our business and financial condition will be adversely affected.

Under regulatory capital adequacy guidelines, and other regulatory requirements, Popular and our banking subsidiaries must meet guidelines that include quantitative measures of assets, liabilities and certain off balance sheet items, subject to qualitative judgments by regulators regarding components, risk weightings and other factors. If we fail to meet these minimum capital guidelines and other regulatory requirements, our business and financial condition will be materially and adversely affected. If we fail to maintain well-capitalized status under the regulatory framework, or are deemed not well managed under regulatory exam procedures, or if we experience certain regulatory violations, our status as a financial holding company and our related eligibility for a streamlined review process for acquisition proposals, and our ability to offer certain financial products will be compromised and our financial condition and results of operations could be adversely affected.

We may not have enough authorized shares of common stock if we are required to raise additional equity capital in the future to satisfy liquidity and regulatory needs.

As a result of ongoing challenging recessionary conditions, credit losses have depleted our tangible common equity. Given the focus on tangible common equity by regulatory authorities, rating agencies and the market, we may be required to raise additional capital through the issuance of additional common stock in future periods to replace that common equity. We issued over 357 million shares of common stock in the exchange offer that was conducted in the third quarter of 2009, which left us with only a limited number of authorized and unreserved shares of common stock to issue in the future. As a result, we will need to obtain stockholder consent to amend our certificate of incorporation to increase the amount of authorized capital stock if we intend to issue significant amounts of common stock in the future. We cannot be assured that our stockholders will approve such an increase.

Certain of the provisions contained in our certificate of incorporation have the effect of making it more difficult to change the Board of Directors, and may make the Board of Directors less responsive to stockholder control.

Our certificate of incorporation provides that the members of the Board of Directors are divided into three classes as nearly equal as possible. At each annual meeting of stockholders, one-third of the members of the Board of Directors will be elected for a three-year term, and the other directors will remain in office until their three-year terms expire. Therefore, control of the Board of Directors cannot be changed in one year, and at least two annual meetings must be held before a majority of the members of the Board of Directors can be changed. Our certificate of incorporation also provides that a director, or the entire Board of Directors, may be removed by the stockholders only for cause by a vote of at least two-thirds of the combined voting power of the outstanding capital stock entitled to vote for the election of directors. These provisions have the effect of making it more difficult to change the Board of Directors, and may make the Board of Directors less responsive to stockholder control. These provisions also may tend to discourage attempts by third parties to acquire Popular because of the additional time and expense involved and a greater possibility of failure, and, as a result, may adversely affect the price that a potential purchaser would be willing to pay for the capital stock, thereby reducing the amount a stockholder might realize in, for example, a tender offer for our capital stock.

The resolution of significant pending litigation, if unfavorable, could have material adverse financial effects or cause significant reputational harm to us, which in turn could seriously harm our business prospects.

We face legal risks in our businesses, and the volume of claims and amount of damages and penalties claimed in litigation and regulatory proceedings against financial institutions remain high. Substantial legal liability or significant regulatory action against us could have material adverse financial effects or cause significant reputational harm to us, which in turn could seriously harm our business prospects. As more fully described in Item 3, “Legal Proceedings” in our 2009 Form 10-K, five putative class actions and one derivative claim have been filed in the United States District Court for the District of Puerto Rico and another derivative suit was filed in the Puerto Rico Court of First Instance but later removed to the U.S. District Court for the District of Puerto Rico, against Popular, certain of our directors and officers and others. Although at this early stage, it is not possible for management to assess the probability of an adverse outcome, or reasonably estimate the amount of any potential loss, it is possible that the ultimate resolution of these matters, if unfavorable, may be material to our results of operations.

Risks Relating to an Investment in our Securities

Our share price may continue to fluctuate.

Stock markets, in general, and our common stock, in particular, have over the past year experienced, and continue to experience, increased volatility and decreases in price. The market price of our common stock may continue to be subject to significant fluctuations due to the market sentiment regarding our operations or business prospects, as well as to market fluctuations and decreases in price that may be unrelated to our operating performance or prospects. Increased volatility could result in a further decline in the market price of our common stock.

Factors that may affect such fluctuations include the following:

•	operating results that may be worse than the expectations of management, securities analysts and investors;

•	the level of Popular’s regulatory and common equity;

•	developments in our business or in the financial sector generally;

•	regulatory changes affecting our industry generally or our business and operations;

•	the operating and securities price performance of companies that investors consider to be comparable to us;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors;

•	changes in the credit, mortgage and real estate markets, including the markets for mortgage-related securities; and

•	changes in global financial markets, global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Conditions related to an FDIC-assisted transaction, new regulatory requirements or standards or additional assistance from the U.S. Government may require us to issue additional common equity, further diluting existing holders of our Common Stock.

Conditions related to an FDIC-assisted transaction, new regulatory requirements or standards, additional U.S. Government programs or requirements or further losses in the future could result in the issuance of, or require us to issue, additional common equity. Such further equity issuances would further dilute the existing holders of our Common Stock, perhaps significantly.

The potential issuance of additional shares of our Common Stock or common equivalent securities in future equity offerings, or as a result of the exercise of the warrant the U.S. Treasury holds, would dilute the ownership interest of our existing common stockholders and could also involve U.S. Government constraints on our operations.

Dividends on our Common Stock and preferred stock have been suspended and stockholders may not receive funds in connection with their investment in our Common Stock or preferred stock without selling their shares.

Holders of our Common Stock and preferred stock are only entitled to receive such dividends as our Board of Directors may declare out of funds legally available for such payments. During 2009, we suspended dividend payments on our Common Stock and preferred stock. Furthermore, unless we have redeemed all of the trust preferred securities issued to the U.S. Treasury or the U.S. Treasury has transferred all of its trust preferred securities to third parties, the consent of the U.S. Treasury will be required for us to, among other things, increase the dividend rate per share of our Common Stock above $0.08 per share or to repurchase or redeem equity securities, including our Common Stock, subject to certain limited exceptions. Popular has also granted registration rights and offering facilitation rights to the U.S. Treasury pursuant to which we have agreed to lock-up periods during which it would be unable to issue equity securities.

We have no plans to resume dividend payments on our Common Stock. The continued suspension of dividends on our Common Stock could adversely affect its market price. Also, we are a bank holding company and our ability to declare and pay dividends is dependent on certain Federal regulatory considerations, including the guidelines of the Federal Reserve Board regarding capital adequacy and dividends. Moreover, the Federal Reserve Board and the FDIC have issued policy statements stating that the bank holding companies and insured banks should generally pay dividends only out of current operating earnings. In the current financial and economic environment, the Federal Reserve Board has indicated that bank holding companies should carefully review their dividend policy and has discouraged dividend pay-out ratios that are at the 100% or higher level unless both asset quality and capital are very strong.

In addition, the terms of our outstanding junior subordinated debt securities held by each trust that has issued trust preferred securities, prohibit us from declaring or paying any dividends or distributions on our capital stock, including our Common Stock and preferred stock, and from purchasing, acquiring, or making a liquidation payment on such stock, if we have given notice of our election to defer interest payments but the related deferral period has not yet commenced or a deferral period is continuing or an event of default thereunder has occurred and is continuing.

Accordingly, you may have to sell some or all of your shares of our Common Stock or preferred stock in order to generate cash flow from your investment. You may not realize a gain on your investment when you sell the Common Stock or preferred stock and may lose the entire amount of your investment.

Offerings of debt, which would be senior to our Common Stock in the event of liquidation, and/or preferred equity securities, which may be senior to our Common Stock for purposes of dividend distributions or in the event of our liquidation, may adversely affect the market price of our Common Stock.

We may seek to increase our liquidity and/or capital resources by offering debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. In the event of liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings may receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both.

Our Board of Directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders. Our Board of Directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our common stock with respect to dividends or upon our dissolution, winding up and liquidation and other terms. If we issue preferred shares in the future that has a preference over our common stock with respect to the payment of dividends or upon liquidation, or if we issue preferred shares with voting rights that dilute the voting power of the common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Risks Related to the Offering

Neither the depositary shares, each of which represents a 1/40th fractional interest in a share of the Preferred Stock, nor the Preferred Stock has an active trading market. If a secondary market for the depositary shares or the Preferred Stock develops, the market price of the depositary shares or the Preferred Stock will be directly affected by the market price of our Common Stock, which may be volatile.

The depositary shares and the Preferred Stock are issuances of new securities with no established trading market. Although we plan to list the depositary shares representing the Preferred Stock on the Nasdaq, there is no guarantee that we will be able to list the depositary shares representing the Preferred Stock or that, if we do, an active trading market for the depositary shares representing the Preferred Stock will develop or be maintained. If a secondary market for the depositary shares representing the Preferred Stock develops, it may not provide significant liquidity and your transaction costs to sell your securities could be high. We do not expect that there will be any separate trading market for the shares of Preferred Stock except as represented by the depositary shares.

Moreover, if a secondary market for the depositary shares representing the Preferred Stock develops, the market price of the depositary shares representing the Preferred Stock will be significantly affected by the market price of our Common Stock. We cannot predict how shares of our Common Stock will trade. The market price for the depositary shares representing the Preferred Stock may be more volatile than what would be expected for non-convertible preferred stock. The market price of our Common Stock will likely continue to fluctuate in response to a number of factors, most of which are beyond our control, including the following:

•	changes or perceived changes in the condition, operations, results or prospects of our businesses and market assessments of these changes or perceived changes;

•	announcements of strategic developments, acquisitions, dispositions and other material events by us or our competitors;

•	changes in governmental regulations or proposals, or new governmental regulations or proposals, affecting us, including those relating to the current financial crisis and global economic downturn and those that may be specifically directed to us;

•	the continued decline, failure to stabilize or lack of improvement in general market and economic conditions in our principal markets;

•	the departure of key personnel;

•	changes in the credit, mortgage and real estate markets;

•	operating results that vary from the expectations of management, securities analysts and investors; and

•	operating and stock price performance of companies that investors deem comparable to us.

In addition, the stock markets in general, including Nasdaq, experience price and trading fluctuations. These fluctuations may result in volatility in the market prices of securities that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the market prices of the depositary shares representing the Preferred Stock and our Common Stock.

The holders of our Common Stock may not authorize enough shares to fully or even partially convert the Preferred Stock into Common Stock, in which case holders of the depositary shares representing Preferred Stock may not receive Common Stock.

As of the date of this prospectus supplement, we do not have a sufficient number of authorized and unissued shares of Common Stock into which the Preferred Stock will convert in full. To provide for the authorization of a sufficient number of shares of Common Stock into which to convert the Preferred Stock in full, we have agreed to use commercially reasonable efforts to seek the approval of the holders of our Common Stock to authorize a sufficient number of shares of Common Stock to permit the Preferred Stock to be converted into Common Stock. On March 15, 2010, we mailed to our stockholders our proxy statement for our 2010 annual meeting, which is scheduled for May 4, 2010. At our 2010 annual meeting, our stockholders will consider and act upon a resolution to amend our certificate of incorporation to increase the authorized number of shares of Common Stock from 700,000,000 to 1,700,000,000 shares. If that resolution is approved by our stockholders at our 2010 annual meeting, that approval will constitute Shareholder Approval and the full conversion of the Preferred Stock into Common Stock will occur automatically on the fifth business day thereafter. If the Shareholder Approval is not obtained and the Preferred Stock being represented by the depositary shares is not converted in full, you will receive special dividends as described under “Description of the Preferred Stock — Dividends,” in addition to as-if-converted dividends, only when, as and if declared by our Board of Directors, but you will have no rights as a holder of Common Stock unless and until the Shareholder Approval is obtained.

Holders of depositary shares representing the Preferred Stock will have limited voting rights, and will not have any voting rights as holders of our Common Stock unless and until they acquire our Common Stock upon conversion.

Holders of the depositary shares representing the Preferred Stock will have limited voting rights. They will have the right to vote as a class on any proposal to amend the terms of the Preferred Stock represented by the depositary shares, as described under “Description of the Preferred Stock — Voting Rights.” In addition, if dividends on the Preferred Stock have not been declared and paid for six dividend periods, whether or not consecutive, holders of the outstanding depositary shares representing the Preferred Stock, together with holders of any other series of preferred stock ranking equally with the Preferred Stock with similar voting rights, voting as a single class, will be entitled to vote for the election of two additional directors. However, the ability of those two directors to influence our affairs may be limited.

Unless and until you acquire shares of our Common Stock upon conversion, you will have no rights with respect to our Common Stock, including voting rights (except as described under “Description of the Preferred Stock — Voting Rights” and as required by applicable state law) and rights to respond to tender offers for the Common Stock. Upon conversion, if applicable, you will be entitled to exercise the rights of a holder of Common Stock only as to matters for which the record date occurs on or after the conversion date.

Purchasers of the depositary shares representing the Preferred Stock may suffer dilution upon issuance of additional shares of Common Stock or a new series of preferred stock ranking equally with the Preferred Stock.

The terms of the Preferred Stock do not restrict our ability to authorize or issue additional shares of Common Stock or a new series of preferred stock that ranks equally with the Preferred Stock. We have no obligation to consider the interest of the holders of the Preferred Stock or the depositary shares representing the Preferred Stock in engaging in any such offering or transaction. We may not issue shares ranking senior to the Preferred Stock represented by the depositary shares as to dividend rights or distributions upon our liquidation without the approval of holders of at least two-thirds of the outstanding aggregate liquidation preference of the Preferred Stock represented by the depositary shares and the other outstanding series of preferred stock ranking equally with the Preferred Stock represented by the depositary shares with similar voting rights, voting as a single class.

A holder of depositary shares representing the Preferred Stock may realize some or all of a decline in the market value of the Common Stock.

The market value of our Common Stock on the mandatory conversion date, if any, may be less than the price per share of Common Stock that determines the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock. Accordingly, a holder of depositary shares assumes the entire risk that the market value of our Common Stock may decline. Any decline in the market value of our Common Stock may be substantial.

If we defer payments on our outstanding junior subordinated debentures or are in default under the indentures governing those securities, we will be prohibited from making certain payments on the Preferred Stock represented by the depositary shares.

The terms of our outstanding junior subordinated notes held by each trust that has issued preferred securities prohibit us from declaring or paying any dividends or making distributions on our capital stock, including our Common Stock and the Preferred Stock represented by the depositary shares, and from purchasing, acquiring, or making a liquidation payment on such capital stock, if we are aware of any event of default under the indenture governing those junior subordinated debentures or at any time when we have deferred payment of interest on those junior subordinated debentures or given notice of such deferral.

Federal banking authorities may restrict dividends on the Preferred Stock represented by the depositary shares.

Federal and Puerto Rico banking authorities have the right to supervise and examine us and our subsidiaries. Such supervision and examination is intended primarily for the benefit of depositors and not for holders of our securities. As a bank holding company, our ability to declare and pay dividends is dependent on certain Federal regulatory considerations, including the guidelines of the Federal Reserve regarding capital adequacy and dividends. Moreover, the Federal Reserve and the FDIC have issued policy statements stating that the bank holding companies and insured banks should generally pay dividends only out of current operating earnings. In the current financial and economic environment, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy and has discouraged dividend pay-out ratios that are at the 100% or higher level unless both asset quality and capital are very strong.

Dividends on our Common Stock and existing preferred stock have been suspended and you should not expect to receive funds in connection with your investment in the depositary shares representing the Preferred Stock or any Common Stock issued upon conversion without selling your shares.

Holders of our Common Stock and preferred stock, including the Preferred Stock represented by the depositary shares, are only entitled to receive such dividends as our Board of Directors may declare out of funds legally available for such payments. During 2009, we suspended dividend payments on our Common Stock and existing preferred stock. This could adversely affect the market price of our Common Stock and the depositary shares representing the Preferred Stock.

Accordingly, you may have to sell some or all of your depositary shares representing the Preferred Stock or any Common Stock issued upon conversion of the Preferred Stock in order to generate cash flow from your investment. You may not realize a gain on your investment when you sell the depositary shares representing the Preferred Stock or Common Stock and may lose the entire amount of your investment.

The Preferred Stock represented by the depositary shares may be junior to preferred stock we issue in the future and the issuance of preferred stock in the future could adversely affect holders of the Preferred Stock and any Common Stock issued upon conversion which may negatively impact your investment.

The Preferred Stock represented by the depositary shares may be junior to preferred stock we issue in the future that by its terms is expressly senior to the Preferred Stock represented by the depositary shares. The terms of any future preferred stock expressly senior to the Preferred Stock represented by the depositary shares may restrict dividend payments on Preferred Stock represented by the depositary shares except for dividends payable solely in shares of the Preferred Stock represented by the depositary shares. Unless full dividends for all of our outstanding preferred stock senior to the Preferred Stock represented by the depositary shares have been declared and paid or set aside for payment, no dividends will be declared or paid and no distribution will be made on any shares of Preferred Stock represented by the depositary shares, and no shares of Preferred Stock represented by the depositary shares may be repurchased or otherwise acquired by us, directly or indirectly, for consideration. This could result in dividends on the Preferred Stock represented by the depositary shares not being paid to you.

Our Board of Directors is authorized to issue additional classes or series of preferred stock without any action on the part of the stockholders (provided that we may not issue shares ranking senior to the Preferred Stock represented by the depositary shares as to dividend rights or distributions upon our liquidation without the approval of holders of at least two-thirds of the outstanding aggregate liquidation preference of the Preferred Stock and the other outstanding series of preferred stock ranking equally with the Preferred Stock represented by the depositary shares with similar voting rights, voting as a single class). The Board of Directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that we issue, including voting rights, dividend rights and preferences over our Common Stock with respect to dividends or upon the liquidation, dissolution or winding up of our business and other terms. If we issue preferred stock in the future that has a preference over our Common Stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our Common Stock, the rights of holders of our Common Stock or the market price of our Common Stock could be adversely affected. As noted above, a decline in the market price of our Common Stock may negatively impact the market price for the Preferred Stock represented by the depositary shares.

Dividends on the Preferred Stock represented by the depositary shares are non-cumulative.

Dividends on the Preferred Stock represented by the depositary shares (including as-if-converted dividends and special dividends) are non-cumulative. Consequently, if our Board of Directors or a duly authorized committee of our board does not authorize and declare a dividend for any dividend period prior to the related dividend payment date, holders of the depositary shares representing the Preferred Stock would not be entitled to receive a dividend for that dividend period, and the unpaid dividend will cease to accumulate and be payable. We will have no obligation to pay dividends for a dividend period after the dividend payment date for that period if our Board of Directors or a duly authorized committee of the board has not declared a dividend before the related dividend payment date, whether or not dividends on the Preferred Stock represented by the depositary shares or any other series of our preferred stock or our Common Stock are declared for any future dividend period.

Distributions on the depositary shares are subject to distributions on the Preferred Stock.

As described in this prospectus supplement, the depositary shares we are issuing are comprised of fractional interests in shares of the Preferred Stock. The depositary will rely solely on the dividend payments on the Preferred Stock it receives from us to fund all dividend payments on the depositary shares. Dividends on the Preferred Stock will be non-cumulative and payable only when, as and if declared by our Board of Directors. If our Board of Directors does not declare a dividend on the Preferred Stock for any period, holders of the depositary shares will have no right to receive, and we will have no obligation to pay, a dividend for that period.

Currently, we have suspended dividend payments on our Common Stock and existing preferred stock. We have no plans to resume these dividend payments. As a result, as an investor in the depositary shares represented by the Preferred Stock, you should not expect to receive any dividends in connection with your investment in the depositary shares or any Common Stock issued upon conversion thereof. See “ — Risks Related to the Offering — Dividends on our Common Stock and existing preferred stock have been suspended and you should not expect to receive funds in connection with your investment in the depositary shares representing the Preferred Stock or any Common Stock issued upon conversion without selling your shares.”

The Preferred Stock represented by the depositary shares provides limited conversion rate adjustments.

The number of shares of Common Stock that you are entitled to receive on the mandatory conversion date is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us or a third party that modify the capital structure. See “Description of the Preferred Stock — Anti-Dilution Adjustments.” We will not adjust the conversion rate for other events, including offerings of Common Stock for cash by us or in connection with acquisitions. There can be no assurance that an event that adversely affects the value of the Preferred Stock or Common Stock, but does not result in an adjustment to the conversion rate, will not occur.

USE OF PROCEEDS

We intend to use the net proceeds of this offering for general corporate purposes, including investments in, or extensions of credit to, our subsidiaries to increase their capital. One anticipated use of the additional capital raised in this offering will be to position us to participate in FDIC-assisted transactions, although there can be no assurances that any such FDIC-assisted transactions will occur in which we are interested in bidding or, if one or more does occur, that we will be permitted to participate or, if we are permitted to participate, that we will be successful.

CAPITALIZATION

The following table sets forth our capitalization, as of December 31, 2009, on an actual basis (excluding the underwriters’ exercise of their over-allotment option to purchase additional depositary shares representing the Preferred Stock) and on an adjusted basis to reflect the sale of depositary shares representing the Preferred Stock offered by this prospectus supplement. This table should be read in conjunction with the financial information presented in our 2009 Form 10-K, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of December 31, 2009
	($ in thousands)
	Actual	As Adjusted

Debt
Federal funds purchased and assets sold under agreements to repurchase	$2,632,790	$2,632,790
Other short-term borrowings	7,326	7,326
Notes payable	2,648,632	2,648,632

	5,288,748	5,288,748

Stockholders’ Equity
Preferred stock — 30,000,000 shares authorized; 2,006,391 shares issued and outstanding (actual) (aggregate liquidation preference value of $50,160 at December 31, 2009) and 3,006,391 shares issued and outstanding (as adjusted)	50,160	1,050,160
Common stock ($0.01 par value per share) — 700,000,000 shares authorized; 639,544,895 shares issued and 639,540,105 shares outstanding	6,395	6,395
Surplus	2,804,238	2,760,693
Accumulated deficit	(292,752)	(292,752)
Accumulated other comprehensive loss, net of tax of ($33,964)	(29,209)	(29,209)
Treasury stock, at cost, 4,790 shares	(15)	(15)

Total stockholders’ equity	2,538,817	3,495,272

Total capitalization	$7,827,565	$8,784,020

MARKET PRICE AND DIVIDENDS

Our Common Stock is listed on Nasdaq under the symbol “BPOP”. At April 1, 2010, we had 639,539,900 shares of our Common Stock outstanding, held by approximately 11,900 holders of record. The following table sets forth, for the periods indicated, the high and low sales prices per share of the Common Stock as reported on Bloomberg and the cash dividends declared per share of the Common Stock.

			Cash
			Dividends
	Share Prices		Declared Per
	High	Low	Share*

2010
Second Quarter (ending April 9, 2010)	$3.17	$2.97	—
First Quarter	2.91	1.75	$0.00	*
2009
Fourth Quarter	$2.80	$2.12	$0.00	*
Third Quarter	2.83	1.04	0.00	*
Second Quarter	3.66	2.19	0.00	*
First Quarter	5.52	1.47	0.02
2008
Fourth Quarter	$8.61	$4.90	$0.08
Third Quarter	11.17	5.12	0.08
Second Quarter	13.06	6.59	0.16
First Quarter	14.07	8.90	0.16
2007
Fourth Quarter	$12.51	$8.65	$0.16
Third Quarter	16.18	11.38	0.16
Second Quarter	17.49	15.82	0.16
First Quarter	18.94	15.82	0.16

*	Cash dividends on the Common Stock have been suspended.

On April 13, 2010, the closing sales price of our Common Stock on Nasdaq was $3.50 per share. Currently, we have suspended dividend payments on our Common Stock and existing preferred stock. We have no plans to resume these dividend payments. See “Risk Factors — Risks Related to the Offering — Dividends on our Common Stock and existing preferred stock have been suspended and you should not expect to receive funds in connection with your investment in the depositary shares representing the Preferred Stock or any Common Stock issued upon conversion without selling your shares.”

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratio of earnings to fixed charges and of earnings to fixed charges and preferred stock dividends on a consolidated basis for each of the last five years is as follows:

	Year Ended December 31,
	2009(1)		2008(1)		2007(1)	2006(1)	2005(1)

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends:
Including Interest on Deposits	(A	)	(A	)	1.2	1.4	1.7
Excluding Interest on Deposits	(A	)	(A	)	1.5	1.8	2.4

(1)	On November 3, 2008, Popular sold residual interests and servicing related assets of PFH and Popular, FS to Goldman Sachs Mortgage Company, Goldman, Sachs & Co. and Litton Loan Servicing, LP. In addition, on September 18, 2008, Popular announced the consummation of the sale of manufactured housing loans of PFH to 21st Mortgage Corp. and Vanderbilt Mortgage and Finance, Inc. The above transactions and past sales and restructuring plans executed at PFH in the past two years have resulted in the discontinuance of our PFH operations and PFH’s results are reflected as such in our Consolidated Statements of Operations. The computation of earnings to fixed charges and preferred stock dividends excludes discontinued operations. Prior periods have been retrospectively adjusted on a comparable basis.
(A)	During 2008 and 2009, earnings were not sufficient to cover fixed charges or fixed charges and preferred dividends and the ratios were less than 1:1. Popular would have had to generate additional earnings of approximately $235 million and $625 million to achieve ratios of 1:1 in 2008 and 2009, respectively.

For purposes of computing these consolidated ratios, earnings represent income before income taxes, plus fixed charges. Fixed charges represent all interest expense and capitalized (ratios are presented both excluding and including interest on deposits), the portion of net rental expense, which is deemed representative of the interest factor and the amortization of debt issuance expense. The interest expense includes changes in the fair value of the non-hedging derivatives.

DESCRIPTION OF THE PREFERRED STOCK

The following summary contains a description of the material terms of the Preferred Stock to be represented by the depositary shares. The summary supplements and, to the extent inconsistent therewith, replaces the description of the terms of Popular, Inc.’s preferred stock set forth under the heading “Description of Capital Stock — Preferred Stock” in the accompanying prospectus, to which reference is hereby made. The Preferred Stock is a series of the preferred stock of Popular, Inc. covered by and described in the accompanying prospectus. The summary is subject to and qualified in its entirety by reference to the relevant sections of Popular, Inc.’s certificate of incorporation and the Certificate of Designations creating the Preferred Stock (the “Certificate of Designation”), copies of which have been or will be filed with the SEC.

General

As of the date of this prospectus supplement, Popular, Inc. is authorized by its certificate of incorporation to issue up to 30,000,000 shares of serial preferred stock with no par value, of which 885,726 shares designated as 6.375% Non-cumulative monthly income preferred stock, 2003 Series A (the “Series A Preferred Stock”) and 1,120,665 shares designated as 8.25% Non-cumulative monthly income preferred stock, Series B (the “Series B Preferred Stock”) are issued and outstanding.

When issued, the Preferred Stock to be represented by the depositary shares will constitute a single series of preferred shares, consisting of 1,000,000 shares (or 1,150,000 shares if the underwriters exercise their over-allotment option to purchase additional depositary shares in full in accordance with the procedures set forth in “Plan of Distribution (Conflicts of Interest)”). We may, from time to time, without notice to or consent from the holders, issue additional shares of Preferred Stock that will be part of the same series. The holders of the Preferred Stock will have no preemptive rights. All of the shares of Preferred Stock when issued and paid for, will be fully paid and non-assessable, which means that we may not ask holders to surrender additional funds. The Preferred Stock has no stated maturity.

The Preferred Stock will, with respect to dividend rights and rights upon our liquidation, winding up and dissolution, rank:

•	senior to all classes of Common Stock of Popular, Inc. and to all other equity securities issued by Popular, Inc. the terms of which specifically provide that those equity securities will rank junior to the Preferred Stock;

•	on a parity with all other equity securities issued by Popular, Inc. not referred to in the first or third bullet point and, in particular, with the Series A Preferred Stock and the Series B Preferred Stock; and

•	junior to all equity securities issued by Popular, Inc. the terms of which specifically provide that those equity securities will rank senior to the Preferred Stock, provided that the requisite consent referred to below under “Voting Rights” is obtained.

For this purpose, the term “equity securities” does not include debt securities convertible into or exchangeable for equity securities.

Shareholder Approval

As of the date of this prospectus supplement, we do not have a sufficient number of authorized and unissued shares of Common Stock into which the Preferred Stock represented by the depositary shares will convert in full. We have agreed in the underwriting agreement relating to this offering to use commercially reasonable efforts to obtain the approval of the holders of our Common Stock to amend to our certificate of incorporation to increase the number of authorized shares of Common Stock to permit the full conversion of the Preferred Stock into Common Stock (“Shareholder Approval”). On March 15, 2010, we mailed to our stockholders our proxy statement for our 2010 annual meeting, which is scheduled for May 4, 2010. At our 2010 annual meeting, our stockholders will consider and act upon a resolution to amend our certificate of incorporation to increase the authorized number of shares of Common Stock from 700,000,000 to 1,700,000,000 shares. If that resolution is approved by our stockholders at our 2010 annual meeting, the full conversion of the Preferred Stock into Common Stock will occur automatically on the fifth business day thereafter and that approval will constitute Shareholder Approval.

If we do not obtain Shareholder Approval and the Preferred Stock is not converted into Common Stock in full by September 15, 2010, special dividends will be payable, when, as and if declared by our Board of Directors, as described below under “— Dividends.”

Following receipt of the Shareholder Approval, we will at all times reserve and keep available out of the authorized and unissued shares of our Common Stock or shares held in the treasury by us, solely for issuance upon the conversion of the Preferred Stock, that number of shares of Common Stock as shall be issuable upon the conversion of all the Preferred Stock then outstanding. Any shares of the Preferred Stock converted into shares of our Common Stock or otherwise reacquired by us shall resume the status of authorized and unissued preferred shares, undesignated as to series, and shall be available for subsequent issuance.

Dividends

Holders of the Preferred Stock are entitled to receive, when, as and if declared by our Board of Directors out of funds legally available for the payment of dividends, non-cumulative cash dividends and any in-kind distributions in the amount determined as set forth below.

Our Board of Directors may not declare and pay any dividend or make any distribution (including, but not limited to, regular quarterly dividends) in respect of our Common Stock, whether in the form of cash or securities or any other form of property or assets, unless our Board of Directors declares and pays a dividend or makes a distribution, as applicable, to the holders of the Preferred Stock at the same time and on the same terms as holders of the Common Stock, in an amount per share of Preferred Stock equal to the product of (i) the dividend or distribution, as applicable, declared and paid or made in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Preferred Stock is then convertible, which we refer to herein as “as-if-converted dividends.”

During 2009, we suspended dividend payments on our Common Stock and existing preferred stock, including our Series A Preferred Stock and Series B Preferred Stock. Our Board of Directors does not intend to resume those dividends payments for the foreseeable future. As a result, you, as an investor in the depositary shares representing the Preferred Stock, should not expect to receive any dividends described below unless we elect to resume such dividend payments on our existing preferred stock. See “Risk Factors — Risks Related to the Offering — Dividends on our Common Stock and existing preferred stock have been suspended and you should not expect to receive funds in connection with your investment in the depositary shares representing the Preferred Stock or any Common Stock issued upon conversion without selling your shares.”

If we have not obtained Shareholder Approval and the Preferred Stock has not been converted into Common Stock in full by September 15, 2010, in addition to the as-if-converted dividends described above, special dividends will be payable on the Preferred Stock quarterly in arrears when, as and if declared by our Board of Directors, on March 15, June 15, September 15 and December 15 of each year (or the following business day if such day is not a business day) commencing December 15, 2010 and on the mandatory conversion date, each of which is a “Special Dividend payment date,” at a rate determined as follows. To the extent payable and declared, such special dividends will accumulate during each dividend period from and including the immediately preceding dividend payment date (in the case of the initial dividend period, if applicable, September 15, 2010) to but excluding the immediately succeeding dividend payment date. Special dividends will be payable when, as and if declared, at the rate of 13% per annum of the liquidation preference of the Preferred Stock. This rate will increase by an additional 1% on each six month anniversary of September 15, 2010 to a maximum rate equal to 16% per annum. The amount of special dividends payable for the first Special Dividend period and any other Special Dividend period that is shorter or longer than a full quarterly Special Dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Except as provided under “— Liquidation Preference” below, special dividends payable, when, as and if declared, on a Special Dividend payment date will be payable to holders as they appear on the stock register on close of business on the first business day of the calendar month in which the applicable Special Dividend payment date falls. We are only obligated to pay a Special Dividend on the Preferred Stock if the Board of Directors, or an authorized committee thereof, declares the Special Dividend payable and we are then legally permitted to pay the Special Dividend.

Dividends, including special dividends, on the Preferred Stock will not be cumulative. If our Board of Directors or a duly authorized committee of our Board of Directors does not declare a dividend on the Preferred

Stock for any dividend period prior to the related dividend payment date, we will have no obligation to pay a dividend for that dividend period on the related dividend payment date or at any future time, whether or not dividends on the Preferred Stock or any other series of our preferred stock or Common Stock are declared for any future dividend period.

We are not obligated to and will not pay holders of the Preferred Stock any interest or sum of money in lieu of interest on any dividend not paid on a dividend payment date or any other late payment. We are also not obligated to and will not pay holders of the Preferred Stock any dividend in excess of the full dividends on the Preferred Stock that are payable as described herein.

If our Board of Directors or a duly authorized committee of our board does not declare or pay a dividend in respect of any dividend payment date, the Board of Directors or an authorized committee thereof may declare and pay the dividend on any other date, whether or not a dividend payment date. The persons entitled to receive a dividend that is not payable on a dividend payment date will be holders of the Preferred Stock as they appear on the stock register on a record date determined by the Board of Directors or an authorized committee thereof. That date must (i) not precede the date the Board of Directors or an authorized committee of the Board of Directors declares the dividend payable and (ii) not be more than 60 days prior to the date the dividend is paid.

The terms of the Preferred Stock do not permit us to declare, set apart or pay any dividend or make any other distribution of assets on, or redeem, purchase, set apart or otherwise acquire shares of Common Stock or of any other class of our capital stock ranking junior to the Preferred Stock as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up of Popular, Inc., unless all accumulated and unpaid dividends on the Preferred Stock for the latest completed dividend period have been paid or are paid contemporaneously. The above limitations do not apply to stock dividends or other distributions made in stock of Popular, Inc. ranking junior to the Preferred Stock as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up of Popular, Inc. The above limitations also do not apply to conversions or exchanges for stock of Popular, Inc. ranking junior to the Preferred Stock as to the payment of dividends and as to the distribution of assets upon our liquidation, dissolution or winding up or to purchases or acquisitions of our capital stock ranking junior to the Preferred Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any of Popular, Inc.’s employment, severance, or consulting agreements) of Popular, Inc. or of any of its subsidiaries adopted before or after the date on which shares of the Preferred Stock are first issued.

If we are unable to pay in full the dividends on the Preferred Stock and on any other shares of capital stock of equal rank as to the payment of dividends with the Preferred Stock, all dividends declared upon the Preferred Stock and any such other shares of capital stock will be declared pro rata. In this event, each share of Preferred Stock and of the other classes of capital stock of equal rank will receive dividends in the same proportion as the dividends on the Preferred Stock for the then current dividend period bears to the dividends on such other classes of equally ranked capital stock, which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such capital stock does not have a cumulative dividend.

Popular, Inc. is subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital adequacy and liquidity. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as Popular, Inc., that the payment of dividends would be an unsafe or unsound practice and to prohibit the payment thereof. For a discussion of certain potential regulatory limitations on Popular, Inc.’s ability to pay dividends, see “Risk Factors — Risks Related to the Offering — Federal banking authorities may restrict dividends on the Preferred Stock represented by depositary shares.”

For a discussion of the tax treatment of distributions to shareholders, see “Taxation.”

Redemption

The Preferred Stock is not redeemable.

Mandatory Conversion

The Preferred Stock will automatically convert into a number of shares of Common Stock equal to the conversion rate described below on the fifth business day following the date we obtain Shareholder Approval (“mandatory conversion date”). The conversion rate, subject to adjustment as described under “— Anti-Dilution Adjustments,” will be 333.3333 shares of Common Stock for each share of Preferred Stock, which is equal to a conversion price of approximately $3.00 per share of Common Stock.

Conversion Procedures

No later than two business days following the date we obtain Shareholder Approval, we will provide notice of the conversion to each holder (“notice of mandatory conversion”). In addition to any information required by applicable law or regulation, the notice of mandatory conversion with respect to such holder will state, as appropriate:

•	the mandatory conversion date;

•	the number of shares of Common Stock into which each depository share representing the Preferred Stock held of record will be converted; and

•	the place or places where certificates, if any, for depositary shares representing the Preferred Stock are to be surrendered for issuance of certificates representing shares of Common Stock.

Effective immediately prior to the close of business on the mandatory conversion date with respect to any share of Preferred Stock, dividends will no longer be declared on any share of Preferred Stock and each share of Preferred Stock will cease to be outstanding, in each case, subject to the right of the holder to receive any declared and unpaid dividends on such share to the extent provided in the dividend payment provisions and any other payments to which such holder is otherwise entitled.

No allowance or adjustment, except pursuant to the anti-dilution provisions, will be made in respect of dividends payable to holders of record of the Common Stock as of any date prior to the close of business on the mandatory conversion date with respect to any share of Preferred Stock. Prior to the close of business on the mandatory conversion date with respect to any share of Preferred Stock, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion thereof, will not be deemed outstanding for any purpose, and the holder thereof will have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Preferred Stock (except to the extent of as-if-converted dividends as described under “— Dividends”).

Shares of Preferred Stock duly converted in accordance with our certificate of incorporation (as amended by the Certificate of Designation authorizing the Preferred Stock), or otherwise reacquired by us, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance.

The person or persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Preferred Stock will be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the mandatory conversion date. In the event that a holder does not, by written notice, designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Preferred Stock should be registered or paid or the manner in which such shares should be delivered, we will be entitled to register and deliver such shares, and make such payment, in the name of the holder and in the manner shown on our records.

On the mandatory conversion date with respect to any depositary share representing the Preferred Stock, certificates representing shares of Common Stock will be issued and delivered to the holder thereof or such holder’s designee upon presentation and surrender of the certificate evidencing the depositary shares representing the Preferred Stock to us, or in the case of global certificates, a book-entry transfer through DTC will be made by the conversion agent, and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

Reorganization Events

If any of the following events (each a “reorganization event”) occurs:

•	any consolidation or merger of Popular, Inc. with or into another person in each case pursuant to which our Common Stock will be converted into cash, securities or other property of us or another person;

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets, in each case pursuant to which our Common Stock will be converted into cash, securities or other property;

•	any reclassification of the Common Stock into securities, including securities other than the Common Stock; or

•	any statutory exchange of the Common Stock with another person (other than in connection with a merger or acquisition), pursuant to which our Common Stock will be converted into cash, securities or other property, then each share of the Preferred Stock outstanding immediately prior to such reorganization event will, without the consent of the holders of the Preferred Stock or the depositary shares representing the Preferred Stock, remain outstanding and become convertible into the kind of securities, cash and other property (“exchange property”) receivable in such reorganization event by a holder (except the counterparty to the reorganization event or an affiliate of such counterparty) of that number of shares of Common Stock into which such share of Preferred Stock would then be convertible had Shareholder Approval been obtained. In the event that holders of the shares of our Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the holders of the Preferred Stock are entitled to receive will be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of our Common Stock that affirmatively make an election. The amount of exchange property receivable in respect of the Preferred Stock upon mandatory conversion will be determined based on the conversion rate in effect on the mandatory conversion date.

Notwithstanding anything to the contrary in our certificate of incorporation, we will not enter into any agreement for a transaction constituting a reorganization event unless such agreement entitles holders of the depositary shares representing the Preferred Stock to receive, on an as-converted basis, the securities, cash and other property receivable in such transaction by a holder of shares of Common Stock that was not the counterparty to such transaction or an affiliate of such other party.

Anti-Dilution Adjustments

The conversion rate will be adjusted in the following circumstances if, at any time prior to the mandatory conversion date, the following events occur:

1) Stock Dividend Distributions.  If we pay dividends or other distributions on our Common Stock in shares of Common Stock, then the conversion rate in effect immediately prior to the ex-date (as defined below) for such dividend or distribution will be multiplied by the following fraction:

OS’

OS0

where,

OS0 = the number of shares of Common Stock outstanding immediately prior to the opening of business on the ex-date (as defined below) for such dividend or distribution; and

OS’ = the sum of the number of shares of Common Stock outstanding immediately prior to the opening of business on the ex-date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

The “ex-date” means the first date on which the shares of our Common Stock trade on the relevant exchange or in the relevant market, regular way, without the right to receive the issuance or distribution in question.

2) Subdivisions, Splits and Combinations of Common Stock.  If we subdivide, split or combine shares of Common Stock, then the conversion rate in effect immediately prior to the ex-date for such dividend or distribution will be multiplied by the following fraction:

OS’

OS0

where,

OS0 = the number of shares of Common Stock outstanding immediately prior to the opening of business on the effective date of such share subdivision, split or combination; and

OS’ = the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

3) Issuance of Stock Purchase Rights.  If we issue to all holders of shares of our Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase shares of Common Stock at less than the current market price (as defined below) on the date fixed for the determination of shareholders entitled to receive such rights or warrants, then the conversion rate in effect immediately prior to the ex-date for such distribution will be multiplied by the following fraction:

OS0 + X

OS0 + Y

where,

OS0 = the number of shares of Common Stock outstanding immediately prior to the opening of business on the ex-date for such distribution;

X = the total number of shares of Common Stock issuable pursuant to such rights or warrants; and

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the current market price.

Subject to provision 4) below, the “current market price” on any date is the average of the daily closing prices per share of Common Stock or other securities on each of the 10 consecutive trading days immediately preceding the earlier of the day before the date in question and the day before the ex-date with respect to the issuance or distribution requiring such computation.

To the extent that such rights or warrants are not exercised prior to their expiration or shares of our Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the conversion rate shall be readjusted to such conversion rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of our Common Stock actually delivered. The aggregate offering price payable for such shares of our Common Stock will take into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by our Board of Directors).

4) Debt or Asset Distributions.  If we distribute to all holders of our Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution covered by adjustment provisions 1) or 2) above, any rights or warrants referred to in 3) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then the conversion rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution will be multiplied by the following fraction:

SP0

SP0 − FMV

where,

SP0 = the current market price per share of Common Stock on the date fixed for distribution; and

FMV = the fair market value of the portion of the distribution applicable to one share of Common Stock as determined by our Board of Directors.

In a spin-off, where we make a distribution to all holders of our Common Stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit, the conversion rate will be adjusted on the 15th trading day after the ex-date for the distribution by multiplying the conversion rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by the following fraction:

MP0 + MPs

MP0

where,

MPo = the current market price per share of Common Stock on the 15th trading day after the “ex-date” for the distribution; and

MPs = the current market price of the shares of the subsidiary representing the portion of distribution applicable to one share of Common Stock on the 15th trading day after the ex-date for the distribution.

For the purpose of determining the adjustment to the conversion rate in the event of a spin-off, the “current market price” per share of Common Stock or other securities means the average of the daily closing prices over the first 10 trading days commencing on and including the fifth trading day following the ex-date for such distribution.

5) Self Tender Offers and Exchange Offers.  If we or any of our subsidiaries successfully complete a tender or exchange offer for our Common Stock where the cash and the value of any other consideration included in the payment per share of Common Stock exceeds the current market price per share of Common Stock on the 10th trading day after the expiration of the tender or exchange offer, immediately prior to the opening of business on the 11th trading day after the expiration date of the tender or exchange offer, then the conversion rate in effect on the 11th trading day after the expiration of the tender or exchange offer will be divided by the following fraction:

(SP0 x OS0) − AC

SP0 x (OS0 − TS)

where,

SP0 = the current market price per share of Common Stock on the 10th trading day after the expiration of the tender or exchange offer;

OS0 = the number of shares of Common Stock outstanding at the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn;

AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by our Board of Directors; and

TS = the number of shares of Common Stock validly tendered and not withdrawn at the expiration of the tender or exchange offer.

6) Rights Plan. To the extent that we have a rights plan in effect with respect to our Common Stock on any conversion date, upon conversion of any shares of Preferred Stock, you will receive, in addition to the Common Stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from the Common Stock, in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our Common Stock as described in adjustment provision 4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Generally, we may make such increases in the conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of shares of Common Stock resulting from any dividend or distribution (or issuance of rights or warrants to acquire shares) or from any event treated as such for income tax purposes or for any other reason.

For a discussion of the tax consequences of a change in the conversion rate, see “Taxation” in this prospectus supplement.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share (or if there is not a nearest 1/10,000th of a share, to the next lower 1/100,000 of a share). Prior to the mandatory conversion date, no adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in the conversion rate. If any adjustment is not required to be made because it would not change the conversion rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided that on the earlier of the mandatory conversion date and the date we consummate an acquisition, adjustments to the conversion rate will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

No adjustment to the conversion rate will be made if holders may participate in the transaction that would otherwise give rise to an adjustment, so long as the distributed assets or securities the holders of the depositary shares representing the Preferred Stock would receive upon conversion of such Preferred Stock, if convertible, exchangeable, or exercisable, are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of the Preferred Stock. As described under “— Dividends” above, the Preferred Stock will participate in all dividends and distributions declared on our Common Stock at the same time and to the same extent as they would participate had they held the number of shares of Common Stock into which the shares of Preferred Stock are then convertible. As a result, we expect that no adjustments will be made to the conversion rate as a result of such dividends and distributions.

The applicable conversion rate will not be adjusted:

a) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the securities and the investment of additional optional amounts in Common Stock under any plan;

b) upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

c) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Preferred Stock were first issued;

d) for a change in the par value or no par value of the Common Stock; or

e) for accumulated and unpaid dividends.

We will be required, as soon as practicable after the conversion rate is adjusted, to provide or cause to be provided written notice of the adjustment to the holders of shares of Preferred Stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the conversion rate was determined and setting forth the revised conversion rate.

Fractional Shares

No fractional shares of Common Stock will be issued to holders of depositary shares representing the Preferred Stock upon conversion of the Preferred Stock. In lieu of any fractional shares of Common Stock otherwise issuable in respect of the aggregate number of depositary shares representing the Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the average of the daily closing price per share of Common Stock for each of the five consecutive trading days preceding the trading day immediately preceding the mandatory conversion date.

If more than one depositary share representing the shares of Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of depositary shares representing the shares of Preferred Stock so surrendered.

Liquidation Preference

Upon any liquidation, dissolution, or winding up of Popular, Inc., which we refer to collectively sometimes as a “liquidation”, the holders of the shares of the Preferred Stock will be entitled to receive, out of the assets of Popular, Inc. available for distribution to stockholders after payment of all claims due to creditors of Popular, Inc., before any distribution is made to holders of Common Stock or any other capital stock ranking junior to the Preferred Stock, the greater of (i) the $1,000 liquidation preference per share of Preferred Stock and (ii) the value of the number of shares of Common Stock into which a share of Preferred Stock would convert at the then conversion rate if Shareholder Approval were obtained, subject to adjustment for stock splits, combinations, reclassifications or other similar events involving the Preferred Stock, plus an amount equal to any declared and unpaid dividends, and such holders shall be deemed to be the holders of record for such dividend periods or portions thereof.

If Popular is liquidated, and the amounts payable with respect to the Preferred Stock and any other shares of capital stock of equal rank upon liquidation are not paid in full, the holders of the Preferred Stock and such other shares of capital stock will share ratably in any such distribution of assets in proportion to the full liquidation preferences to which each would otherwise be entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of the Preferred Stock will not be entitled to any further participation in any distribution of assets of Popular, Inc.

A consolidation or merger of Popular, Inc. with any other entity, or any sale, lease or conveyance of all or substantially all of the properties and assets of Popular, Inc., individually or in a series of transactions, shall not be deemed to be a liquidation, dissolution, or winding up of Popular, Inc.

Voting Rights

Holders of the Preferred Stock will not be entitled to receive notice of or attend or vote at any meeting of stockholders of Popular, Inc., except as described below.

If we do not pay dividends in full on the Preferred Stock for six quarterly dividend periods, whether consecutive or not, the holders of outstanding shares of the Preferred Stock, together with the holders of any other shares of preferred stock ranking equally with the Preferred Stock having the right to vote for the election of directors solely in the event of any failure to pay dividends, acting as a single class, will be entitled to appoint two additional members of our Board of Directors. They will also have the right to remove any member so appointed from office and appoint another person in place of such member. To make this appointment, the holders of a majority in liquidation preference of these shares must send written notice to us of the appointment or pass a resolution adopted by a majority of holders at a separate general meeting of those holders called for this purpose.

Not later than 30 days after the right of holders of the Preferred Stock to elect directors arises, if written notice by a majority of the holders has not been given as provided for in the preceding sentence, our Board of Directors or an authorized board committee is required to call a separate general meeting for this purpose. If the Board of Directors fails to convene this meeting within the 30-day period, the holders of 10% of the outstanding shares of the Preferred Stock and any such other parity preferred stock will be entitled to convene the meeting.

The provisions of our certificate of incorporation and by-laws relating to the convening and conduct of general meetings of stockholders will apply to any separate general meeting of this type. Any member of the Board of Directors appointed as described above shall vacate office if we resume the payment of dividends in full on the Preferred Stock and each other series of parity preferred stock having similar voting rights for four consecutive quarters. Thereafter, the right to appoint two directors as described above would arise only if we do not pay dividends in full on the Preferred Stock for six additional quarters. The certificate of incorporation requires a minimum of nine members of the Board of Directors and a maximum of 25 members. As of the date of this prospectus supplement, our Board of Directors consisted of nine members.

Any amendment, alteration or repeal of the terms of the Preferred Stock contained in our certificate of incorporation or the Certificate of Designations for the Preferred Stock that would adversely affect the powers, preferences or rights of the Preferred Stock will require the approval of holders of at least two-thirds of the outstanding aggregate liquidation preference of the Preferred Stock. This approval can be evidenced either by a consent in writing or by a resolution passed at a meeting of the holders of the Preferred Stock. The authorization or issuance of any shares of Popular, Inc. ranking senior to the Preferred Stock as to dividend rights or rights on liquidation or similar events will be considered a change requiring the consent of the holders of at least two-thirds of the outstanding aggregate liquidation preference of the Preferred Stock and the other outstanding series of preferred stock of Popular, Inc. ranking equally with the Preferred Stock with similar voting rights, voting as a single class. Conversely, the authorization or issuance of shares ranking, as to dividend rights or rights on liquidation or similar events, on equally with or junior to the Preferred Stock will not be considered a change requiring the consent of the Preferred Stock.

No vote of the holders of the Preferred Stock will be required for Popular, Inc. to purchase and cancel the Preferred Stock in accordance with our certificate of incorporation or the Certificate of Designations for the Preferred Stock.

We will cause a notice of any meeting at which holders of the Preferred Stock are entitled to vote to be mailed to each record holder of the Preferred Stock. Each notice will contain (1) the date of the meeting, (2) a description of any resolution to be proposed for adoption at the meeting, and (3) instructions for deliveries of proxies.

DESCRIPTION OF THE DEPOSITARY SHARES

The following summary contains a description of the material terms of the depositary shares representing fractional interests in the Preferred Stock.

General

Each depositary share represents a 1/40th interest in a share of the Preferred Stock and will be evidenced by a depositary receipt. We will deposit the underlying shares of the Preferred Stock with the depositary pursuant to a deposit agreement among us, The Bank of New York Mellon, acting as depositary, and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of Preferred Stock represented by the depositary shares evidenced by that depositary receipt, to all the rights and preferences of the class or series of the Preferred Stock represented by those depositary shares (including any dividend, voting, conversion and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Immediately following the issuance and delivery of the Preferred Stock by us to the depositary, we will cause the depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request, and the statements made hereunder relating to the deposit agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.

Mandatory Conversion

Each share of Preferred Stock will automatically convert into 333.3333 shares of our Common Stock, subject to adjustment as described herein, on the fifth business day after which we have received Shareholder Approval, as described under “Description of the Preferred Stock — Mandatory Conversion.” Because the Preferred Stock is represented by depositary shares for fractional interests in the Preferred Stock, the number of shares of our Common Stock deliverable upon conversion in respect of each depositary share will be equal to the number of shares of Common Stock received upon conversion of each share of Preferred Stock divided by 40. After delivery of Common Stock by the transfer agent to the depositary following conversion of the Preferred Stock, the depositary will transfer the proportional number of shares of Common Stock to the holders of depositary shares by book-entry transfer through DTC or, if the holders interests are in certificated depositary receipts, by delivery of Common Stock certificates for such number of shares of our Common Stock. In the event that the holders of depositary shares would be entitled to receive fractional shares of our Common Stock, the depositary will pay such holders cash in lieu of such fractional shares as described under “Description of the Preferred Stock — Fractional Shares.”

Dividends and Other Distributions

Any dividend paid in respect of a depositary share will be in an amount equal to 1/40th of the dividend declared on the underlying share of the Preferred Stock. The depositary will distribute all cash dividends and other cash distributions received on the Preferred Stock to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder. In the event of a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder, unless the depositary determines that this distribution is not feasible, in which case the depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the depositary receipts.

Currently, we have suspended dividend payments on our Common Stock and existing preferred stock. We have no plans to resume these dividend payments. As a result, as an investor in the depositary shares representing the Preferred Stock, you should not expect to receive any dividends in connection with your investment in the depositary shares or any Common Stock issued upon conversion thereof. See “Risk Factors — Risks Related to the Offering — Dividends on our Common Stock and existing preferred stock have been suspended and you should not expect to receive funds in connection with your investment in the depositary shares representing the Preferred Stock or any Common Stock issued upon conversion without selling your shares.”

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Preferred Stock.

The amount paid as dividends or otherwise distributable by the depositary with respect to the depositary shares or the underlying Preferred Stock will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Preferred Stock until such taxes or other governmental charges are paid.

Voting the Preferred Stock

Because each depositary share represents a 1/40th interest in a share of the Preferred Stock, holders of depositary receipts will be entitled to 1/40th of a vote per share of Preferred Stock under those circumstances in which holders of the depositary shares are entitled to a vote. Holders of the depositary shares representing the Preferred Stock will not have any voting rights, except for the limited voting rights described under “Description of the Preferred Stock — Voting Rights.”

When the depositary receives notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Preferred Stock, may instruct the depositary to vote the number of the Preferred Stock votes represented by the holder’s depositary shares. To the extent possible, the depositary will vote the number of the Preferred Stock votes represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Preferred Stock, it will vote all depositary shares held by it proportionately with instructions received.

Withdrawal of Preferred Stock

A holder of depositary shares may surrender his or her depositary receipts at the principal office of the depositary, pay any charges, and comply with any other terms as provided in the deposit agreement for the number of shares of Preferred Stock underlying the depositary shares.  A holder of depositary shares who withdraws shares of Preferred Stock will be entitled to receive whole shares of Preferred Stock on the basis set forth herein.

However, holders of whole shares of Preferred Stock will not be entitled to deposit those shares under the deposit agreement or to receive depositary receipts for those shares after the withdrawal. If the depositary shares surrendered by the holder in connection with the withdrawal exceed the number of depositary shares that represent the number of whole shares of Preferred Stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless the amendment has been approved by the record holders of at least a majority of the depositary shares then outstanding. Either we or the depositary may terminate a deposit agreement if there has been a final distribution in respect of the Preferred Stock in connection with our liquidation, dissolution, or winding up. The deposit agreement shall terminate following the automatic conversion of Preferred Stock into shares of Common Stock on the mandatory conversion date as described under “— Mandatory Conversion.”

Charges of Depositary

We will pay all transfer and other taxes, assessments, and governmental charges arising solely from the existence of the depositary arrangements. We will pay the fees of the depositary in connection with the initial deposit of the Preferred Stock. Holders of depositary receipts will pay transfer and other taxes, assessments, and governmental charges and any other charges as are expressly provided in the deposit agreement to be for their accounts. The depositary may refuse to effect any transfer of a depositary receipt or any withdrawals of Preferred Stock evidenced by a depositary receipt until all taxes, assessments, and governmental charges with respect to the depositary receipt or Preferred Stock are paid by their holders.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal will take effect only upon the appointment of a successor depositary and the successor depositary’s acceptance of the appointment. Any successor depositary must be a U.S. bank or trust company.

Listing

We plan to apply to list the depositary shares on the Nasdaq, but we cannot guarantee that such application will be approved. Listing the depositary shares on the Nasdaq does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their depositary shares easily. We do not expect there will be any separate public trading market for the shares of the Preferred Stock except as represented by the depositary shares.

Miscellaneous

The depositary will forward to the holders of depositary shares all of our reports and communications which are delivered to the depositary and which we are required to furnish to the holders of our Preferred Stock.

Neither we nor the depositary will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. All of our obligations as well as the depositary’s obligations under the deposit agreement are limited to performance in good faith of our respective duties set forth in the deposit agreement, and neither of us will be obligated to prosecute or defend any legal proceeding relating to any depositary shares or Preferred Stock unless provided with satisfactory indemnity. We, and the depository, may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of depositary shares, or other persons believed to be competent and on documents believed to be genuine.

Book-Entry, Delivery and Form

The Depository Trust Company (“DTC”) will act as securities depositary for the depositary shares representing the Preferred Stock. The depositary shares representing Preferred Stock will be issued only as fully registered securities registered in the name of Cede & Co., DTC’s nominee. One or more fully registered global security certificates, representing the total aggregate number of depositary shares representing Preferred Stock, will be issued and deposited with or on behalf of DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in the depositary shares representing the Preferred Stock so long as they are represented by global security certificates.

As long as DTC or its nominee is the registered owner of the global security certificates, DTC or that nominee will be considered the sole owner and holder of the global security certificates and all of the depositary shares represented by those certificates for all purposes under the depositary shares. Notwithstanding the foregoing, nothing herein shall prevent us or any of our agents or the registrar or any of its agents from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between the depositary and its members or participants, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any global security certificates. DTC or any nominee of DTC may grant proxies or otherwise authorize any person to take any action that DTC or such nominee is entitled to take pursuant to the depositary shares, the certificate of designations, which contains the terms of the Preferred Stock represented by the depositary shares, or the certificate of incorporation.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of certificates representing securities. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“indirect participants”). DTC has Standard & Poor’s highest rating: AAA. The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Replacement of Lost Certificates

If physical certificates evidencing the depositary shares are issued, and any certificate is mutilated or alleged to have been lost, stolen or destroyed, the holder may request a new certificate representing the same share. We will issue a new certificate at the expense of the holder subject to delivery of the old certificate or, if alleged to have been lost, stolen or destroyed, compliance with the conditions as to evidence of ownership, indemnity and the payment of our out-of-pocket expenses as we may determine. However, we are not required to issue any certificates representing the depositary shares on or after the applicable conversion date. In place of the delivery of a replacement certificate following the applicable conversion date, the transfer agent, upon delivery of the evidence and indemnity described above, will deliver the Common Stock pursuant to the terms of the Preferred Stock formerly evidenced by the certificate.

TAXATION

United States Taxation

The following discussion is limited to the United States federal tax consequences of the ownership, conversion and disposition of the depositary shares and Preferred Stock and the ownership and disposition of Common Stock received in respect thereof. This discussion is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations of the U.S. Department of the Treasury promulgated thereunder, administrative pronouncements and judicial decisions, all of which are subject to change, even with retroactive effect. In addition, this section is based in part upon the representations of the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms. This discussion deals only with depositary shares, Preferred Stock and Common Stock held by initial purchasers as capital assets, within the meaning of Section 1221 of the Code. This section does not apply to a holder that is a member of a special class of holders subject to special rules, including:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	a tax-exempt organization,

•	a regulated investment company,

•	a real estate investment trust,

•	a life insurance company,

•	a person liable for alternative minimum tax,

•	a person that directly, constructively or by attribution owns 10% or more of the voting stock of Popular, Inc.,

•	a person that holds depositary shares, Preferred Stock or Common Stock as part of a straddle or a hedging or conversion transaction, or

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar.

As used herein, the term “U.S. Holder” means a beneficial owner of depositary shares, Preferred Stock or Common Stock that is, for United States federal income tax purposes:

•	a citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to United States federal income taxation regardless of its source, or

•	a trust (1) if a court within the United States is able to exercise primary supervision over its administration and one or more United States citizens or residents or a corporation or partnership organized under the laws of the United States or any of its States have the authority to control all substantial decisions of the trust or (2) with a valid election in effect to be treated as a U.S. person.

If a partnership holds the depositary shares, Preferred Stock or Common Stock, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the depositary shares, Preferred Stock or Common Stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the depositary shares, Preferred Stock or Common Stock.

The term “U.S. Holder” does not include individual Puerto Rico residents who are not citizens or residents of the United States nor does it include corporations organized under the laws of Puerto Rico (“PR Corporations”). As used herein, the term “Puerto Rico U.S. Holder” means an individual U.S. Holder who is a bona fide resident of Puerto Rico during the entire taxable year (or, in certain cases, a portion thereof), within the meaning of Sections 933 and 937 of the Code.

A “Non-U.S. holder” is a beneficial owner of depositary shares, Preferred Stock or Common Stock that is not a United States person for United States federal income tax purposes.

Holders should consult their own tax advisor regarding the United States federal, state and local and the Puerto Rican and other tax consequences of owning, converting and disposing of depositary shares, Preferred Stock or Common Stock in their particular circumstances.

Treatment of Depositary Shares

In general, and taking into account the earlier assumptions, for United States federal income tax purposes, a holder of depositary shares evidencing Preferred Stock will be treated as the beneficial owner of the Preferred Stock represented and evidenced by those depositary shares. Exchanges of Preferred Stock for depositary shares, and depositary shares for Preferred Stock, generally will not result in the recognition of gain or loss for United States federal income tax purposes.

U.S. Holders

Taxation of dividends

General.  Under the source of income rules of the Code, dividends on the depositary shares, Preferred Stock and Common Stock will generally constitute gross income from sources outside the United States if less than 25% of Popular, Inc.’s gross income for the previous three taxable years is effectively connected with a trade or business in the United States. Since its incorporation in 1984, 25% or more of Popular, Inc.’s gross income was not effectively connected with a trade or business in the United States and Popular, Inc. does not expect in the future that 25% or more of its gross income will be effectively connected with a trade or business in the United States. Accordingly, dividends on the depositary shares, Preferred Stock and Common Stock distributed by Popular, Inc. will constitute gross income from sources outside the United States so long as Popular, Inc. continues to meet the gross income test described above.

U.S. Holders other than Puerto Rico U.S. Holders.  Subject to the discussion under “— U.S. Holders — Passive foreign investment company rules” below, distributions of dividends made with respect to the depositary shares, Preferred Stock and Common Stock, including the amount of any Puerto Rico taxes withheld on the distribution, will be includable in the gross income of a U.S. Holder, other than a Puerto Rico U.S. Holder, as foreign source gross income to the extent the distributions are paid out of current or accumulated earnings and profits of Popular, Inc., as determined for United States federal income tax purposes. Dividends paid to non-corporate U.S. Holders in taxable years beginning before January 1, 2011 that constitute qualified dividend income will be taxable to the U.S. Holders at a maximum tax rate of 15%, provided that such U.S. Holders have held the Common Stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date (or, in the case of depositary shares or Preferred Stock, if the dividend is attributable to a period or periods aggregating over 366 days, provided that the U.S. Holder has held the depositary shares or Preferred Stock for more than 90 days during the 181-day period beginning 90 days before the ex-dividend date) and meet other holding period requirements. Dividends Popular, Inc. pays with respect to the depositary shares, Preferred Stock and Common Stock generally will be qualified dividend income. These dividends will not be eligible for the dividends received deduction generally allowed to U.S. Holders that are corporations. To the extent, if any, that the amount of any distribution by Popular, Inc. exceeds its current and accumulated earnings and profits, as determined under United States federal income tax principles, it will be treated first as a tax-free return of the U.S. Holder’s tax basis in the depositary shares, Preferred Stock or Common Stock and thereafter as gain on the sale or exchange of the depositary shares, Preferred Stock or Common Stock.

Subject to certain conditions and limitations contained in the Code, any Puerto Rico income tax imposed on dividends distributed by Popular, Inc. in accordance with Puerto Rico income tax law will be eligible for credit against the U.S. Holder’s United States federal income tax liability. See ‘‘— Certain Puerto Rico Tax Considerations — Ownership and Disposition of Preferred Stock and Common Stock — Taxation of dividends” below. For foreign tax credit purposes, dividends distributed by Popular, Inc. will generally be, depending on the

U.S. Holder’s circumstances, either “passive” or “general” category income for purposes of computing the foreign tax credit allowable to the U.S. Holder.

Puerto Rico U.S. Holders.  In general, and subject to the discussion under “— U.S. Holders — Passive foreign investment company rules” below, distributions of dividends made by Popular, Inc. on the depositary shares, Preferred Stock and Common Stock to a Puerto Rico U.S. Holder will constitute gross income from sources within Puerto Rico, will not be includable in the Puerto Rico U.S. Holder’s gross income and will be exempt from United States federal income taxation. In addition, for United States federal income tax purposes, no deduction or credit will be allowed that is allocable to or chargeable against amounts so excluded from the Puerto Rico U.S. Holder’s gross income.

PR Corporations.  In general, distributions of dividends made by Popular, Inc. on the depositary shares, Preferred Stock and Common Stock to a PR Corporation will not, in the hands of the PR Corporation, be subject to United States income tax if the dividends are not effectively connected with a United States trade or business of the PR Corporation and the PR Corporation is not treated as a domestic corporation for purposes of the Code. The Code provides special rules for PR Corporations that are “controlled foreign corporations” or “passive foreign investment companies”, both as defined for United States federal income tax purposes.

Taxation of capital gains

U.S. Holders other than Puerto Rico U.S. Holders.  A U.S. Holder, other than a Puerto Rico U.S. Holder, will recognize gain or loss on the sale or other disposition of depositary shares, Preferred Stock or Common Stock in an amount equal to the difference between the amount realized on the sale or other disposition and the U.S. Holder’s adjusted tax basis in the depositary shares, Preferred Stock or Common Stock. Subject to the discussion under “— U.S. Holders — Passive foreign investment company rules” below, the gain or loss will be a capital gain or loss, which will be long-term capital gain or loss if the U.S. Holder has a holding period for the depositary shares, Preferred Stock or Common Stock that exceeds one year. The deductibility of capital losses is subject to certain limitations. U.S. Holders should consult their own tax advisors concerning the treatment of capital gains and losses.

Gain recognized by a U.S. Holder on the sale or other disposition of depositary shares, Preferred Stock or Common Stock generally will be treated as United States source income for foreign tax credit limitation purposes.

Puerto Rico U.S. Holders.  In general, and subject to the discussion under “— U.S. Holders — Passive foreign investment company rules” below, gain from the sale or exchange of the depositary shares, Preferred Stock or Common Stock by a Puerto Rico U.S. Holder that is a resident of Puerto Rico for purposes of Section 865(g)(1) of the Code (1) will constitute income from sources within Puerto Rico, (2) will not be includable in such stockholder’s gross income, and (3) will be exempt from United States federal income taxation. Also, no deduction or credit will be allowed that is allocable to or chargeable against amounts so excluded from the Puerto Rico U.S. Holder’s gross income.

PR Corporations.  In general, any gain derived by a PR Corporation from the sale or exchange of the depositary shares, Preferred Stock or Common Stock will not, in the hands of the PR Corporation, be subject to United States income tax if the gain is not effectively connected with a United States trade or business of the PR Corporation and the PR Corporation is not treated as a domestic corporation for purposes of the Code. The Code provides special rules for PR Corporations that are “controlled foreign corporations” or “passive foreign investment companies.”

Conversion of the depositary shares or Preferred Stock into Common Stock

A U.S. Holder generally will not recognize any gain or loss in respect of the receipt of Common Stock upon the conversion of the depositary shares or Preferred Stock. The adjusted tax basis of Common Stock that the U.S. Holder receives on conversion will equal the adjusted tax basis of the depositary shares or Preferred Stock converted (reduced by the portion of adjusted tax basis allocated to any fractional share of Common Stock exchanged for cash, as described below), and the holding period of such Common Stock received on conversion will generally include the period during which the U.S. Holder held the depositary shares or Preferred Stock prior to conversion.

Cash received in lieu of a fractional share of Common Stock will generally be treated as a payment in a taxable exchange for such fractional share of Common Stock, and capital gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share of Common Stock. Any cash received attributable to any declared and unpaid dividends on the depositary shares or Preferred Stock will be treated as described above under “— U.S. Holders — Taxation of dividends.”

Adjustment of the conversion rate

The conversion rate of the Preferred Stock is subject to adjustment. U.S. Treasury regulations promulgated under Section 305 of the Code could, under certain circumstances, treat a U.S. Holder of the depositary shares or Preferred Stock as having received a constructive distribution includable in such U.S. Holder’s income in the manner described above under “— U.S. Holders — Taxation of dividends,” if and to the extent that certain adjustments in the conversion rate (or failures to adjust) increase the proportionate interest of a U.S. Holder in Popular, Inc.’s earnings and profits or assets. Thus, under certain circumstances, U.S. Holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. However, adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula, which has the effect of preventing dilution in the interest of the U.S. Holder of the depositary shares or Preferred Stock, will generally not be considered to result in a constructive dividend distribution.

Passive foreign investment company rules

The Code provides special rules for distributions received by U.S. Holders on stock of a passive foreign investment company (“PFIC”) as well as amounts received from the sale or other disposition of PFIC stock. Popular, Inc. believes that the depositary shares, Preferred Stock and Common Stock should not be treated as shares of a PFIC for United States federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. If, contrary to Popular, Inc.’s expectation, the depositary shares, Preferred Stock or Common Stock were considered to be shares of a PFIC for any taxable year, a U.S. Holder would generally be subject to special rules, regardless of whether Popular, Inc. remains a PFIC, with respect to (1) any “excess distribution” by Popular, Inc. to the U.S. Holder, and (2) any gain realized on the sale, pledge or other disposition of the depositary shares, Preferred Stock or Common Stock. An “excess distribution” is, generally, any distributions received by the U.S. Holder on the depositary shares, Preferred Stock or Common Stock in a taxable year that are greater than 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years, or the U.S. Holder’s holding period for the depositary shares, Preferred Stock or Common Stock, if shorter.

Under these rules, (1) the excess distribution or gain would be allocated ratably over the U.S. Holder’s holding period for the depositary shares, Preferred Stock or Common Stock, (2) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which Popular, Inc. is a PFIC would be taxed as ordinary income, and (3) the amount allocated to each of the other taxable years would, with certain exceptions, be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed on the resulting tax attributable to each such year.

As an alternative to these rules, if Popular, Inc. were a PFIC, U.S. Holders may, in certain circumstances, elect a mark-to-market treatment with respect to their depositary shares, Preferred Stock or Common Stock, provided that the depositary shares, Preferred Stock and Common Stock constitute “marketable stock” for purposes of these rules.

With certain exceptions, the depositary shares, Preferred Stock and Common Stock will be treated as stock in a PFIC if Popular, Inc. was a PFIC at any time during the U.S. Holder’s holding period for the depositary shares, Preferred Stock or Common Stock. Dividends that the U.S. Holder receives from Popular, Inc. will not be eligible for the special tax rates applicable to qualified dividend income if Popular, Inc. is treated as a PFIC with respect to the U.S. Holder either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at rates applicable to ordinary income.

In general, the proposed regulations under the PFIC provisions of the Code provide that Puerto Rico U.S. Holders would be subject to the rule described in (3) above only to the extent that any excess distribution or gain is allocated to a taxable year during which the individual held the depositary shares, Preferred Stock or Common Stock and was not a bona fide resident of Puerto Rico during the entire taxable year, within the meaning of

Section 933 of the Code or, in certain cases, a portion thereof. The portion of the excess distribution or gain allocated to the current taxable year of the Puerto Rico U.S. Holders will not be subject to United States federal income taxation pursuant to Code Section 933.

Under current law, if Popular, Inc. is a PFIC in any year, a U.S. Holder who beneficially owns depositary shares, Preferred Stock or Common Stock during that year must make an annual return on IRS Form 8621 that describes any distributions received from Popular, Inc. and any gain realized on the disposition of depositary shares, Preferred Stock or Common Stock. In addition, recently enacted legislation may require a U.S. Holder to file an annual information return containing such information as the Secretary of Treasury may require. The Secretary of Treasury has not yet indicated what information will be required on this annual information return.

Estate and gift taxation

The transfer of depositary shares, Preferred Stock or Common Stock by inheritance or gift from a decedent who was a resident of Puerto Rico at the time of his or her death or at the time of the gift will not be subject to United States federal estate and gift tax if the decedent was a citizen of the United States who acquired his or her citizenship solely by reason of birth or residence in Puerto Rico. Other individuals should consult their own tax advisors in order to determine the appropriate treatment for United States federal estate and gift tax purposes of the transfer of the depositary shares, Preferred Stock or Common Stock by death or gift.

Non-U.S. Holders

Taxation of dividends

Dividends (or distributions treated as dividends as described in “— U.S. Holders — Adjustment of the conversion rate”) paid to a Non-U.S. Holder in respect of depositary shares, Preferred Stock or Common Stock will not be subject to United States federal income tax unless the dividends are “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States, if required by an applicable income tax treaty as a condition for subjecting the Non-U.S. Holder to United States taxation on a net income basis. In such cases, the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder. “Effectively connected” dividends of a corporate Non-U.S. Holder may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if the Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Taxation of capital gains

Any gain that a Non-U.S. Holder realizes upon a sale, exchange or other disposition of the depositary shares, Preferred Stock or Common stock (including, in the case of conversion, the deemed exchange that gives rise to a payment of cash in lieu of a fractional share of Common Stock) generally will not be subject to United States federal income or withholding tax unless:

•	the gain is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States and, in the case of an applicable tax treaty, is attributable to a Non-U.S. Holder’s permanent establishment in the United States;

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain conditions are met.

If a Non-U.S. Holder’s gain is described in the first bullet point above, such Non-U.S. Holder generally will be subject to United States federal income tax on the net gain derived from the sale or exchange. If the Non-U.S. Holder is a corporation, then any such effectively connected gain may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or at a lower rate if the Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Conversion of the depositary shares or Preferred Stock into Common Stock

A Non-U.S. Holder generally will not recognize any gain or loss in respect of the receipt of Common Stock upon the conversion of the depositary shares or Preferred Stock, except with respect to any cash received in lieu of a fractional share of Common Stock that is taxable as described above under “— Non-U.S. Holders — Taxation of capital gains.”

Adjustment of the conversion rate

As described above under “— U.S. Holders — Adjustment of the conversion rate,” adjustments in the conversion rate (or failures to adjust the conversion rate) that increase the proportionate interest of a Non-U.S. Holder of the depositary shares, Preferred Stock or Common stock in Popular, Inc.’s earnings and profits or assets could result in deemed distributions to the Non-U.S. Holder that are taxed as described under “— Non-U.S. Holders — Taxation of dividends.”

Backup Withholding and Information Reporting

If a holder is a non-corporate U.S. Holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	dividend payments or other taxable distributions made to such U.S. Holder within the United States, and

•	the payment of proceeds to such U.S. Holder from the sale of depositary shares, Preferred Stock or Common Stock effected at a United States office of a broker.

Under recently enacted legislation, U.S. Holders that are individuals who own “specified foreign financial assets”, within the meaning of Section 6038D of the Code, may be required to report information with respect to such assets with their tax returns. Failure to report information required under this legislation could result in substantial penalties. Such individuals are urged to consult their tax advisors as to the application of this legislation to their ownership of the depositary shares, Preferred Stock, or Common Stock.

Additionally, backup withholding may apply to such payments with regards to a non-corporate U.S. Holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that such U.S. Holder has failed to report all interest and dividends required to be shown on the U.S. Holder’s federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder is generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments made to such Non-U.S. Holder outside the United States by Popular, Inc. or another non-United States payor and

•	other dividend payments and the payment of the proceeds from the sale of depositary shares, Preferred Stock or Common Stock effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that the non-U.S. Holder is a United States person and the non-U.S. Holder has furnished the payor or broker with:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which such Non-U.S. Holder certifies, under penalties of perjury, that such Non-U.S. Holder is a non-United States person, or

•	other documentation upon which Popular, Inc. may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	the Non-U.S. Holder otherwise establishes an exemption.

Payment of the proceeds from the sale of depositary shares, Preferred Stock or Common Stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of depositary shares, Preferred Stock or Common Stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by the holder in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to the holder at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above are met or the holder otherwise establishes an exemption.

In addition, a sale of depositary shares, Preferred Stock or Common Stock effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above are met or holder otherwise establishes an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the holder is a United States person.

A holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed such holder’s income tax liability by filing a refund claim with the United States Internal Revenue Service.

Certain Puerto Rico Tax Considerations

The following discussion describes the material Puerto Rico tax consequences relating to the purchase, beneficial ownership, conversion and disposition of the depositary shares and Preferred Stock and the beneficial ownership and disposition of our Common Stock. The following discussion applies to you only if you hold the depositary shares, Preferred Stock and your shares of Common Stock as capital assets for Puerto Rico income tax purposes and that purchase the Preferred Stock in the initial offering at its issue price. This discussion does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than Puerto Rico. It does not address special classes of holders, such as life insurance companies, special partnerships, corporations of individuals, registered investment companies, estate and trusts, broker, trader or dealer in securities, and tax-exempt organizations.

This discussion is based on the tax laws of Puerto Rico as in effect on the date of this prospectus, as well as regulations, administrative pronouncements and judicial decisions available on or before such date and now in effect. All of the foregoing is subject to change, which change could apply retroactively and could affect the continued validity of this summary.

You should consult your own tax advisor as to the application to your particular situation of the tax considerations discussed below, as well as the application of any state, local, foreign or other tax.

For purposes of the following discussion, the term “Puerto Rico Corporation” is used to refer to a corporation organized under the laws of Puerto Rico and the term “foreign corporation” is used to refer to a corporation organized under the laws of a jurisdiction other than Puerto Rico. Please note that for Puerto Rico income tax purposes partnerships and limited liability companies are generally taxed in the same manner as corporations. Therefore, the following discussion with respect to Puerto Rico and foreign corporations applies in general terms to the vast majority of Puerto Rico and foreign partnerships and limited liability companies, respectively.

Treatment of Depositary Shares

In general, and taking into account the earlier assumptions, for Puerto Rico income tax purposes, a holder of depositary shares evidencing Preferred Stock will be treated as the beneficial owner of the Preferred Stock represented and evidenced by those depositary shares. Exchanges of Preferred Stock for depositary shares, and depositary shares for Preferred Stock, generally will not result in the recognition of gain or loss for Puerto Rico income tax purposes.

Treatment of the Conversion

Conversion of depositary shares or Preferred Stock into Common Stock

You generally will not recognize any gain or loss in respect of the receipt of our Common Stock upon the conversion of the depositary shares or Preferred Stock. Your Puerto Rico adjusted income tax basis in the shares of our Common Stock received as a result of the conversion should be the same as your Puerto Rico adjusted income tax basis in the depositary shares or Preferred Stock converted (reduced by the portion of adjusted tax basis allocated to any fractional share of Common Stock exchanged for cash, as described below), and your holding period for such shares of our Common Stock should include your holding period for the depositary shares or Preferred Stock that were converted.

Cash received in lieu of a fractional share of Common Stock will generally be treated as a payment in a taxable exchange for such fractional share of Common Stock, and capital gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share of Common Stock. Any cash received attributable to any declared and unpaid dividends on the depositary shares or Preferred Stock will be treated as described below under “— Ownership and Disposition of Preferred Stock and Common Stock — Taxation of dividends.”

Adjustments in the conversion rate (or failures to adjust the conversion rate) that increase the proportionate interest of a holder of depositary shares or Preferred Stock in our earnings and profits or assets could result in deemed distributions to such holder that will be taxed as described below under “— Ownership and Disposition of Preferred Stock and Common Stock — Taxation of dividends.” However, adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of the depositary shares or Preferred Stock will generally not be considered to result in a constructive dividend distribution.

Ownership and Disposition of Preferred Stock and Common Stock

Taxation of dividends

General.  Distributions of cash or other property made by Popular, Inc. on the depositary shares, Preferred Stock and Common Stock will be treated as dividends to the extent that Popular, Inc. has current or accumulated earnings and profits. To the extent that a distribution exceeds Popular Inc.’s current and accumulated earnings and profits, the distribution will be applied against and reduce the adjusted Puerto Rico income tax basis of the depositary shares, Preferred Stock and Common Stock, as the case may be, in the hands of the holder. The excess of any distribution of this type over the adjusted Puerto Rico income tax basis will be treated as gain on the sale or exchange of the depositary shares, Preferred Stock and Common Stock, as the case may be, and will be subject to income tax as described below.

The following discussion regarding the income taxation of dividends on the depositary shares, Preferred Stock and Common Stock received by individuals not residents of Puerto Rico and foreign corporations not engaged in a trade or business in Puerto Rico assumes that dividends will constitute income from sources within Puerto Rico. Generally, a dividend declared by a Puerto Rico corporation will constitute income from sources within Puerto Rico unless the corporation derived less than 20% of its gross income from sources within Puerto Rico for the three taxable years preceding the year of the declaration. Popular, Inc. has represented that it has derived more than 20% of its gross income from Puerto Rico sources on an annual basis since its incorporation in 1984.

Individual Residents of Puerto Rico and Puerto Rico Corporations.  In general, individuals who are residents of Puerto Rico will be subject to a 10% Puerto Rico income tax on dividends paid on the depositary shares, Preferred Stock and Common Stock. This tax is generally required to be withheld by Popular, Inc. Such individuals may elect for this withholding not to apply by providing us a written statement opting-out of such withholding provided the depositary shares, Preferred Stock and Common Stock are held in their names. If such individual holds the depositary shares, Preferred Stock and Common Stock in the name of a broker or other direct or indirect participant of DTC, the procedures described in “— Ownership and Disposition of Preferred Stock and Common Stock — Taxation of dividends — Special Withholding Tax Considerations” below should be followed for purposes of opting-out of the 10% Puerto Rico withholding tax. If the Puerto Rico resident individual opts-out of the 10% Puerto Rico withholding tax, he or she will be required to include the amount of the dividend as ordinary income and will be subject to Puerto Rico income tax thereon at the normal income tax rates, which may be up to 33%. Even if the withholding is actually made, the individual may elect, upon filing his Puerto Rico income tax return for the year the dividend is paid, for the dividends to be taxed at the normal income tax rates applicable to individuals. In this case, the 10% Puerto Rico income tax withheld is creditable against the normal tax so determined.

For taxable years commencing during 2009, 2010 and 2011 a special surtax of 5% on the income tax liability of the stockholder will apply if he or she reports an adjusted gross income exceeding $100,000 ($150,000 for married individuals filing jointly).

Individual residents of Puerto Rico are subject to alternative minimum tax (in lieu of the income taxes described above) if their regular tax liability is less than the alternative minimum tax liability. The alternative minimum tax rates range from 10% to 20% depending on the alternative minimum tax net income. The alternative minimum tax net income is determined by adjusting the individual’s net income subject to regular income tax rates by, among other items, adding: (i) certain income exempt from the regular income tax and (ii) income subject to special tax rates as provided in the PR Code, such as dividends on the depositary shares, Preferred Stock and Common Stock and long-term capital gains recognized on the disposition of the depositary shares, Preferred Stock and Common Stock. For taxable years commencing during 2009, 2010 and 2011, a special surtax of 5% on the income tax liability of the stockholder will apply (including in cases where the alternative minimum tax described herein is applicable) if he or she reports an adjusted gross income exceeding $100,000 ($150,000 for married individuals filing jointly).

Puerto Rico Corporations will be subject to Puerto Rico income tax on dividends paid on the depositary shares, Preferred Stock and Common Stock at the normal corporate income tax rates, subject to the dividend received deduction. The dividend received deduction will be equal to 85% of the dividend received, but the deduction may not exceed 85% of the corporation’s net taxable income. Based on the applicable maximum Puerto Rico normal corporate income tax rate of 39%, the maximum effective income tax rate on these dividends will be 5.85% after accounting for the dividend received deduction. In the case of Puerto Rico Corporations, no Puerto Rico income tax withholding will be imposed on dividends paid on the depositary shares, Preferred Stock and Common Stock provided such shares are held in the name of the Puerto Rico Corporation. If such Puerto Rico Corporation holds the depositary shares, Preferred Stock and Common Stock in the name of a broker or other direct or indirect participant of DTC, then, a 10% Puerto Rico income tax withheld at source will be made on dividends paid on the depositary shares, Preferred Stock and Common Stock held on behalf of such Puerto Rico Corporation unless the procedures described in “— Ownership and Disposition of Preferred Stock and Common Stock — Taxation of dividends — Special Withholding Tax Considerations” below are followed to certify us through DTC that the beneficial owner of the depositary shares, Preferred Stock and Common Stock is a Puerto Rico Corporation. If the withholding is actually made, the 10% Puerto Rico income tax withheld is creditable against the Puerto Rico income tax liability of the Puerto Rico Corporation. For taxable years commencing during 2009, 2010 and 2011, a special surtax of 5% on the income tax liability of the corporate stockholder will apply if it reports an adjusted gross income exceeding $100,000.

The alternative minimum tax liability of a Puerto Rico Corporation is not affected by the receipt of dividends on the depositary shares, Preferred Stock and Common Stock.

United States citizens not residents of Puerto Rico.  Dividends paid on the depositary shares, Preferred Stock and Common Stock to a United States citizen who is not a resident of Puerto Rico will be subject to a 10% Puerto Rico income tax which will be withheld by Popular, Inc. These individuals may also elect for the dividends to be taxed in Puerto Rico at the normal income tax rates applicable to individuals in the same way as Puerto Rico resident individuals. The 10% Puerto Rico income tax withheld is creditable against the normal income tax so determined by said individual shareholder. Provided the depositary shares, Preferred Stock and Common Stock are held in the name of these individual shareholders, no 10% Puerto Rico income tax withholding will be made if such individual shareholder opts out of the 10% withholding tax by providing us: (i) a written statement opting-out of such withholding; and (ii) a withholding exemption certificate to the effect that the individual’s gross income from sources within Puerto Rico during the taxable year does not exceed $1,300 if single or $3,000 if married. If such United States citizen not resident of Puerto Rico holds the depositary shares, Preferred Stock and Common Stock in the name of a broker or other direct or indirect participant of DTC, the procedures described in “— Ownership and Disposition of Preferred Stock and Common Stock — Taxation of dividends — Special Withholding Tax Considerations” below should be followed for purposes of opting-out of the 10% Puerto Rico withholding tax. If the United States Citizen not resident of Puerto Rico opts-out of the 10% Puerto Rico withholding tax, he or she will be required to include the amount of the dividend as ordinary income and will be subject to Puerto Rico income tax thereon at the normal income tax rates applicable to Puerto Rico resident individuals.

A United States citizen who is not a resident of Puerto Rico will be subject to the 5% surtax and the Puerto Rico alternative minimum tax as provided in the rules described above under the heading “— Ownership and Disposition of Preferred Stock and Common Stock — Taxation of dividends — Individual Residents of Puerto Rico and Puerto Rico Corporations.”

Individuals not citizens of the United States and not residents of Puerto Rico.  Dividends paid on the depositary shares, Preferred Stock and Common Stock to any individual who is not a citizen of the United States and who is not a resident of Puerto Rico will generally be subject to a 10% Puerto Rico income tax which will be withheld at source by Popular, Inc.

Foreign corporations.  The Puerto Rico income taxation of dividends paid on the depositary shares, Preferred Stock and Common Stock to a foreign corporation will depend on whether or not the corporation is engaged in a trade or business in Puerto Rico.

A foreign corporation that is engaged in a trade or business in Puerto Rico will be subject to the normal corporate income tax rates applicable to Puerto Rico corporations on its net income that is effectively connected with the trade or business in Puerto Rico. This income will include net income from sources within Puerto Rico and certain items of net income from sources outside Puerto Rico that are effectively connected with the trade or business in Puerto Rico. Net income from sources within Puerto Rico will include dividends on the depositary shares, Preferred Stock and Common Stock. A foreign corporation that is engaged in a trade or business in Puerto Rico will be entitled to claim the 85% dividend received deduction discussed above in connection with dividends received from Puerto Rico corporations. No Puerto Rico income tax withholding will be imposed on dividends paid to foreign corporations engaged in a trade or business in Puerto Rico on the depositary shares, Preferred Stock and Common Stock provided such shares are held in the name of such foreign corporation. If such foreign corporation holds the depositary shares, Preferred Stock and Common Stock in the name of a broker or other direct or indirect participant of DTC, then, a 10% Puerto Rico income tax withheld at source will be made on dividends paid on the depositary shares, Preferred Stock and Common Stock held on behalf of such foreign corporation unless the procedures described in “— Ownership and Disposition of Preferred Stock and Common Stock — Taxation of dividends — Special Withholding Tax Considerations” below are followed to certify us through DTC that the beneficial owner of the depositary shares, Preferred Stock and Common Stock is a foreign corporation engaged in trade or business in Puerto Rico. If the withholding is actually made, the 10% Puerto Rico income tax withheld is creditable against the Puerto Rico income tax liability of the foreign corporation. For taxable years commencing during 2009, 2010 and 2011, a special surtax of 5% on the income tax liability of such corporation will apply if it reports an adjusted gross income exceeding $100,000.

In general, foreign corporations that are engaged in a trade or business in Puerto Rico are also subject to a 10% branch profits tax. However, dividends on the depositary shares, Preferred Stock and Common Stock received by these corporations will be excluded from the computation of the branch profits tax liability of these corporations.

A foreign corporation that is not engaged in a trade or business in Puerto Rico will be subject to a 10% Puerto Rico withholding tax on dividends received on the depositary shares, Preferred Stock and Common Stock.

Special Withholding Tax Considerations.  Payments of dividends to investors that hold the depositary shares, Preferred Stock and Common Stock in the name of a broker or other direct or indirect participant of DTC will be subject to a 10% Puerto Rico income tax withholding at source unless such investor, under the rules described above, is entitled to opt-out of such withholding if the shares would have been held in his name (such as individuals residents of Puerto Rico, Puerto Rico corporations, United States citizens not residents of Puerto Rico and foreign corporations engaged in trade or business in Puerto Rico) and his broker or other direct or indirect participant of DTC certifies to Popular, Inc. through DTC that either (i) the holder of the depositary shares, Preferred Stock and Common Stock is a Puerto Rico corporation or a foreign corporation engaged in trade or business in Puerto Rico, or (ii) the holder of the depositary shares, Preferred Stock and Common Stock is an individual, estate or trust resident of Puerto Rico or a United States citizen not resident of Puerto Rico that has provided a written statement to the broker/dealer opting-out of such withholding. A United States citizen not resident of Puerto Rico must also timely file with the broker/dealer a withholding exemption certificate to the effect that the individual’s gross income from sources within Puerto Rico during the taxable year does not exceed $1,300 if single or $3,000 if married.

Taxation of Gains upon Sales or Exchanges

General.  The sale or exchange of depositary shares, Preferred Stock or Common Stock will give rise to gain or loss equal to the difference between the amount realized on the sale or exchange and the Puerto Rico income tax basis of the depositary shares, Preferred Stock or Common Stock in the hands of the holder. Any gain or loss that is required to be recognized will be a capital gain or loss if the depositary shares, Preferred Stock or Common Stock are held as a capital asset by the holder and will be a long-term capital gain or loss if the stockholder’s holding period of the depositary shares, Preferred Stock or Common Stock exceeds six months.

Individual Residents of Puerto Rico and Puerto Rico Corporations.  Gain on the sale or exchange of depositary shares, Preferred Stock or Common Stock by an individual resident of Puerto Rico or a Puerto Rico corporation will generally be required to be recognized as gross income and will be subject to income tax. If the stockholder is an individual and the gain is a long-term capital gain, the gain will be taxable at a maximum rate of 10%. If the stockholder is a Puerto Rico corporation and the gain is a long-term capital gain, the gain will qualify for an alternative tax rate of 15%.

For taxable years commencing during 2009, 2010 and 2011, a special surtax of 5% on the income tax imposed on the gain will apply if he or she reports an adjusted gross income exceeding $100,000 ($150,000 for married individuals filing jointly).

Individual residents of Puerto Rico are subject to alternative minimum tax (in lieu of the income taxes described above) if their regular tax liability is less than the alternative minimum tax liability. The alternative minimum tax rates range from 10% to 20% depending on the alternative minimum tax net income. The alternative minimum tax net income is determined by adjusting the individual’s net income subject to regular income tax rates by, among other items, adding: (i) certain income exempt from the regular income tax and (ii) income subject to special tax rates as provided in the PR Code, such as long-term capital gains, if any, recognized by the individual on the disposition of the depositary shares, Preferred Stock or Common Stock. For taxable years commencing during 2009, 2010 and 2011, a special surtax of 5% on the income tax liability of the stockholder will apply (including in cases where the alternative minimum tax described herein is applicable) if he or she reports an adjusted gross income exceeding $100,000 ($150,000 for married individuals filing jointly).

The alternative minimum tax liability of a Puerto Rico Corporation is not affected by the recognition of long-term capital gains on the disposition of the depositary shares, Preferred Stock or Common Stock.

United States citizens not residents of Puerto Rico.  A United States citizen who is not a resident of Puerto Rico will not be subject to Puerto Rico income tax on the sale or exchange of the depositary shares, Preferred Stock or Common Stock if the gain resulting therefrom constitutes income from sources outside Puerto Rico. Generally, gain on the sale or exchange of depositary shares, Preferred Stock or Common Stock will be considered to be income from sources outside Puerto Rico if all rights, title and interest in or to the depositary shares, Preferred Stock or Common Stock are transferred outside Puerto Rico, and if the delivery or surrender of the instruments that evidence the depositary shares, Preferred Stock or Common Stock is made to an office of a paying or exchange agent located outside Puerto Rico. If the gain resulting from the sale or exchange constitutes income from sources within Puerto Rico, an amount equal to 10% of the payments received will be withheld at the source; and if the gain constitutes a long-term capital gain, it will be subject to a tax at a maximum rate of 10%. The amount of tax withheld at source will be creditable against the shareholder’s Puerto Rico income tax liability.

A United States citizen who is not a resident of Puerto Rico will be subject to the 5% surtax and the Puerto Rico alternative minimum tax as provided in the rules described above under the heading “— Taxation of Gains upon Sales or Exchanges — Individual Residents of Puerto Rico and Puerto Rico Corporations.”

Individuals not citizens of the United States and not residents of Puerto Rico.  An individual who is not a citizen of the United States and who is not a resident of Puerto Rico will be subject to the rules described above under “— Taxation of Gains upon Sales or Exchanges — United States citizens not residents of Puerto Rico.” However, if the gain resulting from the sale or exchange of the depositary shares, Preferred Stock or Common Stock constitutes income from sources within Puerto Rico, an amount equal to 25% of the payments received will be withheld at the source; provided, that if the gain resulting from the sale or exchange represents a capital gain from sources within Puerto Rico, the individual will generally be subject to tax on this gain at a fixed rate of 29%. The amount of tax withheld at source will be creditable against the shareholder’s Puerto Rico income tax liability.

Foreign corporations.  A foreign corporation that is engaged in a trade or business in Puerto Rico will generally be subject to Puerto Rico corporate income tax on any gain realized on the sale or exchange of depositary shares, Preferred Stock or Common Stock if the gain is (1) from sources within Puerto Rico, or (2) from sources outside Puerto Rico and effectively connected with a trade or business in Puerto Rico. Any such gain will qualify for an alternative tax of 15% if it qualifies as a long-term capital gain. For taxable years commencing during 2009, 2010 and 2011, a special surtax of 5% on the income tax liability of such corporation will apply if it reports an adjusted gross income exceeding $100,000.

In general, foreign corporations that are engaged in a trade or business in Puerto Rico will also be subject to a 10% branch profits tax. In the computation of this tax, any gain realized by these corporations on the sale or exchange of the depositary shares, Preferred Stock or Common Stock and that is subject to Puerto Rico income tax will be taken into account. However, a deduction will be allowed in the computation for any income tax paid on the gain realized on the sale or exchange.

A foreign corporation that is not engaged in a trade or business in Puerto Rico will generally be subject to a corporate income tax rate of 29% on any capital gain realized on the sale or exchange of the depositary shares, Preferred Stock or Common Stock if the gain is from sources within Puerto Rico. Gain on the sale or exchange of the depositary shares, Preferred Stock or Common Stock will generally not be considered to be from sources within Puerto Rico if all rights, title and interest in or to the depositary shares, Preferred Stock or Common Stock are transferred outside Puerto Rico, and if the delivery or surrender of the instruments that evidence the depositary shares, Preferred Stock or Common Stock is made to an office of a paying or exchange agent located outside Puerto Rico. If the gain resulting from the sale or exchange constitutes income from sources within Puerto Rico, an amount equal to 25% of the payments received will be withheld at the source and be creditable against the shareholder’s Puerto Rico income tax liability. In the case of such foreign corporation, no income tax will be imposed if the gain constitutes income from sources outside Puerto Rico.

Estate and Gift Taxation.  The transfer of depositary shares, Preferred Stock or Common Stock by inheritance by a decedent who was a resident of Puerto Rico at the time of his or her death will not be subject to estate tax if the decedent was a citizen of the United States who acquired his or her citizenship solely by reason of birth or residence in Puerto Rico. The transfer of depositary shares, Preferred Stock or Common Stock by gift by an individual who is a resident of Puerto Rico at the time of the gift will not be subject to gift tax. Other individuals should consult their own tax advisors in order to determine the appropriate treatment for Puerto Rico estate and gift tax purposes of the transfer of the depositary shares, Preferred Stock or Common Stock by death or gift.

Municipal License Taxation.  Individuals and corporations that are not engaged in a trade or business in Puerto Rico will not be subject to municipal license tax on dividends paid on the depositary shares, Preferred Stock or Common Stock or on any gain realized on the sale, exchange or redemption of the depositary shares, Preferred Stock or Common Stock.

Individuals, residents or non-residents, and corporations, Puerto Rico or foreign, that are engaged in a trade or business in Puerto Rico will generally be subject to municipal license tax on dividends paid on the depositary shares, Preferred Stock or Common Stock and on the gain realized on the sale, exchange or redemption of the depositary shares, Preferred Stock or Common Stock if the dividends or gain are attributable to that trade or business. The municipal license tax is imposed on the volume of business of the taxpayer, and the tax rates vary by municipalities with the maximum rate being 1.5% in the case of financial businesses and 0.5% for other businesses.

Property Taxation.  The depositary shares, Preferred Stock or Common Stock will not be subject to Puerto Rico property tax.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below (the “underwriters”), for whom Morgan Stanley & Co. Incorporated is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of depositary shares indicated below:

Number of
Name	Depositary Shares

Morgan Stanley & Co. Incorporated	32,800,000
Keefe, Bruyette & Woods, Inc.	3,600,000
Popular Securities, Inc.	1,800,000
UBS Securities LLC	1,800,000

Total	40,000,000

The underwriters are offering the depositary shares subject to their acceptance of the depositary shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the depositary shares offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the depositary shares offered by this prospectus supplement if any such depositary shares are taken. However, the underwriters are not required to take or pay for the depositary shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the depositary shares directly to the public at the offering price listed on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $.6375 per depositary share. The underwriters may allow, and such dealers may reallow, a discount not in excess of $.2125 per depositary share on sales to certain other dealers. After the initial offering of the depositary shares, the offering price and other selling terms from time to time may be varied by the representative.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 6,000,000 additional depositary shares at the public offering price listed on the cover page of this prospectus supplement, less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the depositary shares offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional depositary shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of depositary shares listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discount, and proceeds, before expenses, to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase up to an additional 6,000,000 depositary shares.

		Total
	Per Depositary Share	No Exercise	Full Exercise

Public offering price	$25.0000	$1,000,000,000	$1,150,000,000
Underwriting discount	$1.0625	$42,500,000	$48,875,000
Proceeds, before expenses, to us	$23.9375	$957,500,000	$1,101,125,000

The estimated offering expenses payable by us, exclusive of the underwriting discount, are approximately $1,045,000.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of depositary shares offered by them.

We intend to apply to list the depositary shares representing the Preferred Stock for quotation on Nasdaq under the trading symbol “BPOPZ”.

We and all of our directors and executive officers have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we and they will not, during the period ending 60 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any depositary shares or Common Stock or any securities convertible into or exercisable or exchangeable for depositary shares or Common Stock;

•	file any registration statement with the Securities and Exchange Commission relating to the offering of any depositary shares or Common Stock or any securities convertible into or exercisable or exchangeable for Preferred Stock or Common Stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Preferred Stock or Common Stock;

whether any such transaction described above is to be settled by delivery of depositary shares, Preferred Stock or Common Stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 60 days after the date of this prospectus supplement, make any demand for, or exercise any right with respect to, the registration of any depositary shares or Common Stock or any security convertible into or exercisable or exchangeable for Preferred Stock or Common Stock.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	the sale of depositary shares to the underwriters;

•	the issuance by the Corporation of depositary shares or Common Stock or any securities convertible into or exercisable or exchangeable for Preferred Stock or Common Stock pursuant to the Corporation’s stock plans in existence on the date hereof, pursuant to options, rights, warrants or other convertible or exchangeable securities outstanding on the date hereof or pursuant to other agreements existing on the date hereof; or

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of depositary shares or Common Stock, provided that such plan does not provide for the transfer of Preferred Stock or Common Stock during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the undersigned or the Corporation.

In order to facilitate the offering of the depositary shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the depositary shares. Specifically, the underwriters may sell more depositary shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of depositary shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing depositary shares in the open market. In determining the source of depositary shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of depositary shares compared to the price available under the over-allotment option. The underwriters may also sell depositary shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing depositary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, depositary shares in the open market to stabilize the price of the depositary shares. These activities may raise or maintain the market price of the depositary shares above independent market levels or prevent or retard a decline in the market price of the depositary shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. Morgan Stanley & Co. Incorporated may agree to allocate a number of depositary shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by Morgan Stanley & Co. Incorporated to underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of the Offering

Prior to this offering, there has been no public market for our Preferred Stock. The initial public offering price was determined by negotiations between us and Morgan Stanley & Co. Incorporated. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Conflict of Interest

Popular Securities, Inc., a wholly-owned subsidiary of Popular, Inc. and a broker-dealer registered with the Financial Industry Regulatory Authority, or FINRA, will participate in the distribution of securities in connection with this offering. Therefore, Popular Securities, Inc. will have a “conflict of interest” as defined by NASD Conduct Rule 2720. Accordingly, this offering will be conducted in compliance with Rule 2720. Neither Morgan Stanley & Co. Incorporated, who is acting as the representative, nor any affiliates of Morgan Stanley & Co. Incorporated, has a conflict of interest as defined in Rule 2720. Therefore, a qualified independent underwriter will not be necessary for this offering.

No underwriter having a Rule 2720 conflict of interest will confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of the depositary shares representing the Preferred Stock to the public in that Member State, except that it may, with effect from and including such date, make an offer of the depositary shares to the public in that Member State:

(a) at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of the depositary shares representing the Preferred Stock to the public” in relation to any depositary share in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe the depositary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the depositary shares in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any depositary share in, from or otherwise involving the United Kingdom.

VALIDITY OF PREFERRED STOCK AND DEPOSITARY SHARES

The validity of the Preferred Stock will be passed upon for us by Pietrantoni Méndez & Alvarez LLP, San Juan, Puerto Rico. The validity of the depositary shares representing the Preferred Stock will be passed on for us by Sullivan & Cromwell LLP, New York, New York. Sidley Austin LLP, New York, New York, will act as counsel to the underwriters in connection with this offering. As of the date of this prospectus supplement, partners of Pietrantoni Méndez & Alvarez LLP owned, in the aggregate, approximately 340,000 shares of Common Stock.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated into this prospectus supplement and accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

POPULAR, INC.

Senior Debt Securities	Senior Debt Securities	Capital Securities of	Capital Securities of
Subordinated Debt	Subordinated Debt	Popular Capital	Popular North America
Securities of	Securities Preferred	Trust III	Capital Trust II and
Popular International	Stock	and Popular Capital	Popular North America
Bank, Inc., and	Common Stock Warrants	Trust IV	Capital Trust III
Popular North	Purchase Contracts	Fully and unconditionally	Fully and unconditionally
America, Inc.	Depositary Shares	guaranteed as described	guaranteed as described
Fully and unconditionally	Units of	herein by	herein by
guaranteed as described	Popular, Inc.	Popular, Inc.	Popular North
herein by Popular, Inc.			America, Inc. and Popular, Inc.

Popular, Inc. from time to time may offer to sell senior or subordinated debt securities, preferred stock, either separately or represented by depositary shares, common stock, warrants and purchase contracts, as well as units that include any of these securities or securities of other entities. The debt securities, preferred stock, warrants and purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of Popular, Inc. or debt or equity securities of one or more other entities. Popular Inc.’s common stock is listed on the Nasdaq Stock Market and trades under the ticker symbol “BPOP”.

Popular Capital Trust III, Popular Capital Trust IV, Popular North America Capital Trust II and Popular North America Capital Trust III may offer and sell capital securities, in one or more offerings. Capital securities are preferred securities representing preferred beneficial interests in the applicable issuer trust.

These securities may be offered and sold to or through one or more underwriters, dealers and agents, including Popular Securities, Inc., a broker-dealer subsidiary of Popular, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered and the specific manner in which they may be offered will be described in a supplement to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not deposits or savings accounts but are unsecured obligations of Popular or of one of the trusts referred to above. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Prospectus dated June 12, 2009.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a shelf registration or continuous offering process. Under this shelf registration or continuous offering process, we or the trusts may sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus gives you a general description of the securities that we or the trusts may offer. Each time we or the trusts sell securities, we or the trusts will provide a prospectus supplement containing specific information about the terms of the securities being offered. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us and may also include, if applicable, a discussion of material United States federal income tax considerations and considerations under the Employee Retirement Income Security Act of 1974, as amended, which we refer to as “ERISA.” A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s web site or at the SEC’s public reference room described under “Where You Can Find More Information.”

When you acquire any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and in the applicable prospectus supplement, including the information incorporated by reference herein and therein. Reference to a prospectus supplement means the prospectus supplement describing the specific terms of the securities you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified. Neither we nor the trusts, nor any underwriters or agents whom we may from time to time retain, have authorized anyone to provide you with different information. Neither we nor the trusts are offering the securities in any jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of these documents.

We or the trusts may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, we or the trusts may sell the securities directly or through dealers or agents designated from time to time. If we or the trusts, directly or through agents, solicit offers to purchase the securities, we and the trusts reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers. In addition, selling securityholders may sell the securities on terms described in the applicable prospectus supplement.

Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to as the “Securities Act.”

References in this prospectus to the “Company,” “Popular,” “Popular, Inc,” “we,” “us” or “our” refer to Popular, Inc. and its subsidiaries.

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars, or “$.”

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(2)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009;

(3)	Current Reports on Form 8-K filed on January 9, 2009 and February 23, 2009; and

(4)	Registration Statements filed pursuant to Section 12 of the Exchange Act and any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before (1) the completion of the offering of the securities described in this prospectus and (2) the date any broker-dealer subsidiaries stop offering securities pursuant to the prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from Enrique Martel, Corporate Communications, Popular, Inc., P.O. Box 362708, San Juan, Puerto Rico 009396-2708.

We have not included or incorporated by reference in this prospectus any separate financial statements of the trusts. We do not believe that these financial statements would provide holders of preferred securities with any important information for the following reasons:

•	we will own all of the voting securities of the trusts;

•	the trusts do not and will not have any independent operations other than to issue securities and to purchase and hold our debt securities; and

•	we are fully and unconditionally guaranteeing the obligations of the trusts as described in this prospectus.

We do not expect that the trusts will be required to file information with the SEC on an ongoing basis for as long as we continue to file our information with the SEC.

NOTE REGARDING FORWARD-LOOKING STATEMENTS AND CERTAIN RISKS

Certain statements in this prospectus are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to Popular’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan losses, market risk and the impact of interest rate changes, capital adequacy and liquidity, and the effect of legal proceedings and new accounting standards on Popular’s financial condition and results of operations. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions are generally intended to identify forward-looking statements.

These forward-looking statements involve certain risks, uncertainties, estimates and assumptions by management. Various factors, some of which are beyond Popular’s control, could cause actual results to differ materially from those contemplated by such forward-looking statements. Factors that might cause such a difference include, but are not limited to:

•	the rate of declining growth in the economy and employment levels, as well as general business and economic conditions;

•	changes in interest rates, as well as the magnitude of such changes;

•	the fiscal and monetary policies of the federal government and its agencies;

•	changes in federal bank regulatory and supervisory policies, including required levels of capital;

•	the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located;

•	the performance of the stock and bond markets;

•	competition in the financial services industry;

•	possible legislative or regulatory changes; and

•	difficulties in combining the operations of acquired entities.

All forward-looking statements included in this prospectus are based upon information available to Popular as of the date of this document, and we assume no obligation to update or revise any such forward-looking statements.

POPULAR, INC.

Popular, Inc. is a full service financial institution with operations in Puerto Rico, the mainland United States, the Caribbean and Latin America. Headquartered in San Juan, Puerto Rico, Popular offers financial services in Puerto Rico and the mainland United States and processing services in the Caribbean and Latin America. As of March 31, 2009, Popular had approximately $37.7 billion in assets, $27.1 billion in deposits and $3.1 billion in stockholders’ equity. Our executive offices are located at 209 Muñoz Rivera Avenue, Hato Rey, Puerto Rico 00918, and our telephone number is (787) 765-9800.

Popular is a holding company and services its obligations primarily with dividends and advances that it receives from subsidiaries. Popular’s subsidiaries that operate in the banking business can only pay dividends if they are in compliance with the applicable regulatory requirements imposed on them by federal and state bank regulatory authorities and regulators. Popular’s subsidiaries may be party to credit agreements that also may restrict their ability to pay dividends. Popular currently believes that none of these regulatory or contractual restrictions on the ability of its subsidiaries to pay dividends will affect Popular’s ability to service its own debt. Popular must also maintain required capital levels of a bank holding company before it may pay dividends on its stock.

Under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), a bank holding company is expected to act as a source of financial strength for its subsidiary banks. As a result of this regulatory policy, the Federal Reserve might require Popular to commit resources to its subsidiary banks when doing so is not otherwise in the interests of Popular or its shareholders or creditors.

Banco Popular De Puerto Rico

Our principal bank subsidiary, Banco Popular de Puerto Rico (“Banco Popular” or the “Bank”), was organized in 1893 and is Puerto Rico’s largest bank with consolidated total assets of $24.3 billion, deposits of $18.0 billion and stockholder’s equity of $2.0 billion at March 31, 2009. The Bank accounted for 64% of the total consolidated assets of the Company at March 31, 2009. Banco Popular has the largest retail franchise in Puerto Rico and has the largest trust operation in Puerto Rico. The Bank also operates seven branches in the U.S. Virgin Islands, one branch in the British Virgin Islands and one branch in New York. Banco Popular’s deposits are insured under the Bank Insurance Fund (“BIF”) of the Federal Deposit Insurance Corporation (the “FDIC”). Banco Popular has two subsidiaries, Popular Auto, Inc., a vehicle financing, leasing and daily rental company and Popular Mortgage, Inc., a mortgage loan company.

POPULAR INTERNATIONAL BANK, INC.

PIB is a wholly owned subsidiary of the Popular, Inc. organized in 1992 that operates as an “international banking entity” under the International Banking Center Regulatory Act of Puerto Rico (the “IBC Act”). PIB is a registered bank holding company under the BHC Act and is principally engaged in providing managerial services to its subsidiaries.

Condensed consolidated financial information of Popular, Inc. with separate columns for Popular, Inc., Popular International Bank, Inc., other subsidiaries of Popular, Inc. on a combined basis, consolidated adjustments and the total consolidated amounts are included in the notes to Popular, Inc.’s consolidated financial statements that are incorporated by reference herein.

Popular International Bank, Inc.’s principal executive offices are located at 209 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918, and its telephone number is (787) 765-9800.

POPULAR NORTH AMERICA, INC.

Popular North America, Inc. (“PNA”), a wholly owned subsidiary of PIB and an indirect wholly owned subsidiary of Popular, Inc., was organized in 1991 under the laws of the State of Delaware and is a registered bank holding company under the BHC Act. PNA functions as a holding company for Popular, Inc.’s mainland U.S. operations. As of March 31, 2009, PNA had five direct subsidiaries, all of which were wholly owned: Banco Popular North America (“BPNA”), a full service commercial bank incorporated in the State of New York; Popular Financial Holdings, Inc., a consumer finance company; BanPonce Trust I, Popular North America Capital Trust I, statutory business trusts; and EVERTEC USA, Inc. which provides processing services.

Condensed consolidated financial information of Popular, Inc. with separate columns for Popular, Inc., Popular North America, Inc., other subsidiaries of Popular, Inc. on a combined basis, consolidated adjustments and the total consolidated amounts are included in the notes to Popular, Inc.’s consolidated financial statements that are incorporated by reference.

Popular North America, Inc.’s principal executive offices are located at 209 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918, and its telephone number is (787) 765-9800.

POPULAR AND POPULAR NORTH AMERICA CAPITAL TRUSTS

Popular Capital Trust III, Popular Capital Trust IV, Popular North America Capital Trust II and Popular North America Capital Trust III are statutory trusts formed under Delaware law by:

•	the execution of a declaration of trust and trust agreement by Popular or Popular North America, as depositor, and certain of the trustees of the trusts, and

•	the filing of a certificate of trust with the Secretary of State of the State of Delaware.

The capital securities offered hereby will constitute all of the capital securities of the trusts. Popular, or one of its affiliates, will acquire all of the common securities of the trusts.

Popular or one of its affiliates will pay all fees and expenses related to the trusts and the offering of the common securities and the capital securities.

RISK FACTORS

Before investing in any securities offered hereby, you should consider carefully each of the risk factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. See “Where You Can Find More Information” in this prospectus.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

Information About Our Debt Securities

Three different issuers may offer debt securities using this prospectus: Popular, Inc., Popular International Bank, Inc. and Popular North America, Inc. In this section, we use “we” when referring to the issuers collectively and “the issuer” when referring to the particular company that issues a particular debt security or series of debt securities.

As required by U.S. federal law for all debt securities of companies that are publicly offered, the debt securities issued under this prospectus are governed by documents called indentures. The indentures are contracts between us and The Bank of New York Mellon Trust Company, National Association, which currently acts as trustee under each of the indentures. The trustee has two main roles:

•	First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described below under “— Default and Remedies”; and

•	Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt security to a new buyer if you sell and sending you notices.

The indentures permit us to issue different series of debt securities from time to time. We may issue debt securities in such amounts, at such times and on such terms as we wish. The debt securities will differ from one another in their terms.

Popular, Inc. may issue senior debt securities under an indenture dated as of February 15, 1995, as supplemented by the First Supplemental Indenture dated as of May 8, 1997 and as further supplemented by the Second Supplemental Indenture dated as of August 5, 1999 and the Third Supplemental Indenture dated as of September 10, 2008, in each case between Popular, Inc. and the trustee. Popular, Inc. may issue subordinated debt securities under an indenture dated as of November 30, 1995 between Popular, Inc. and the trustee. Popular North America, Inc. may issue senior debt securities under an indenture dated as of October 1, 1991, as supplemented by the First Supplemental Indenture dated as of February 28, 1995, the Second Supplemental Indenture dated as of May 8, 1997 and the Third Supplemental Indenture dated as of August 5, 1999, in each case among Popular, Inc., Popular North America, Inc. and the trustee. If Popular International Bank, Inc. issues either senior or subordinated debt securities or if Popular North America, Inc. issues subordinated debt securities, it will enter into an appropriate indenture with a trustee.

The indentures mentioned in the previous paragraph are referred to collectively as the indentures. The debt securities issued under the indentures referred to in the previous paragraph are referred to collectively as the debt securities. The senior debt securities of Popular, Inc., Popular International Bank, Inc. and Popular North America, Inc. are referred to collectively as the senior debt securities and the subordinated debt securities of Popular, Inc., Popular International Bank, Inc. and Popular North America, Inc. are referred to collectively as the subordinated debt securities. A copy or form of each indenture is filed as an exhibit to the registration statement relating to the debt securities.

Unless otherwise indicated in the applicable prospectus supplement, the covenants contained in the indentures and the debt securities will not afford holders of the debt securities protection in the event of a recapitalization, restructuring or other highly leveraged transaction.

This section summarizes the material terms that will apply generally to a series of debt securities. Each particular debt security will have financial and other terms specific to it, and the specific terms of each debt security will be described in a prospectus supplement attached to the front of this prospectus. Those terms may vary from the terms described here. As you read this section, therefore, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. The statements we make in this section may not apply to your debt security.

Amounts That We May Issue

The indentures do not limit the aggregate amount of debt securities that we may issue, nor do they limit the aggregate amount of any particular series. We have initially authorized the issuance of debt securities and preferred stock having an initial offering price no greater than $2,500,000,000, or an equivalent amount in any other currencies or composite currencies. We may, however, increase this authorized amount at any time without your consent.

The indentures and the debt securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the debt securities, except as described under “— Restrictive Covenants” below.

How the Debt Securities Rank Against Other Debt

Unless otherwise specified in the prospectus supplement, the debt securities will not be secured by any property or assets of the issuers. Thus, by owning a debt security, you are one of the unsecured creditors of the issuer of your debt security. The senior debt securities will not be subordinated to any of our other debt obligations. This means that in a bankruptcy or liquidation proceeding against the issuer, the senior debt securities would rank equally in right of payment with all other unsecured and unsubordinated indebtedness of the issuer. The subordinated debt securities may be subordinated to any of our other debt obligations as described in “— Special Terms Relating to the Subordinated Debt Securities” below.

This Section Is Only a Summary

The indentures and their associated documents, including your debt security, contain the full legal text of the matters described in this section and your prospectus supplement. The indentures and the debt securities are governed by New York law. A copy of each indenture or form of indenture has been filed with the SEC as part of our registration statement.

Because this section and your prospectus supplement provide only a summary, they do not describe every aspect of the indentures and your debt security. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including definitions of certain terms used in the indentures. For example, in this section and your prospectus supplement, we use terms that have been given special meaning in the indentures. In this section, however, we describe the meaning for only the more important of those terms.

Features Common to All Debt Securities

Stated Maturity and Maturity

The day on which the principal amount of your debt security is scheduled to become due and payable is called the stated maturity of the principal and is specified in your prospectus supplement. The principal may become due sooner, by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the maturity of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the dates when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Currency of Debt Securities

Amounts that become due and payable on your debt security will be payable in a currency, composite currency or basket of currencies specified in your prospectus supplement.

We call this currency, composite currency or basket of currencies a specified currency. The specified currency for your debt security will be U.S. dollars unless your prospectus supplement states otherwise. A specified currency may include the euro. Some debt securities may have different specified currencies for principal and interest.

You will have to pay for your debt securities by delivering the requisite amount of the specified currency for the principal to the dealer or dealers that we name in your prospectus supplement, unless other arrangements have been made between you and us or between you and that dealer or dealers. We will make payments on your debt securities in the specified currency, except as otherwise described in your prospectus supplement.

Types of Debt Securities

We may issue the following types of debt securities:

•	Fixed Rate Debt Securities. A debt security of this type will bear interest at a fixed rate described in the applicable prospectus supplement. This type includes zero coupon debt securities, which bear no interest and are instead issued at a price lower than the principal amount.

•	Floating Rate Debt Securities. A debt security of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. If your debt security is a floating rate debt security, the formula and any adjustments that apply to the interest rate will be described in your prospectus supplement.

•	Indexed Debt Securities. A debt security of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to one or more currencies, commodities or stocks, including baskets of stocks and stock indices, or to any other index described in the applicable prospectus supplement. If you are a holder of an indexed debt security, you may receive a principal amount at maturity that is greater than or less than the face amount of your debt security depending upon the value of the applicable index at maturity. That value may fluctuate over time. Some indexed debt securities may also be exchangeable, at the option of the holder or the applicable issuer, into stock of an issuer other than the issuer of the indexed debt securities. If you purchase an indexed debt security, your prospectus supplement will include information about the relevant index and about how amounts that are to become payable will be determined by reference to that index. If you purchase a security exchangeable into stock of an issuer other than the issuer of the indexed debt securities, your prospectus supplement will include information about the issuer and may also tell you where additional information about the issuer is available.

A fixed rate debt security, a floating rate debt security or an indexed debt security may be an original issue discount debt security. A debt security of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. A debt security issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount debt security, regardless of the amount payable upon redemption or acceleration of maturity.

Information in your Prospectus Supplement

Your prospectus supplement will describe one or more of the following terms of your debt security:

•	the issuer of the series of debt securities;

•	the title of the series of debt securities;

•	the stated maturity;

•	whether your debt security is a senior or subordinated debt security;

•	the specified currency or currencies for principal and interest, if not U.S. dollars; and

•	the price at which we originally issue your debt security, expressed as a percentage of the principal amount, and the original issue date.

If you purchase your note in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which Popular Securities, Inc. or another of our affiliates resells a note that it has previously acquired from another holder. A market-making transaction in a particular note occurs after the original issuance and sale of the note.

•	whether your debt security is a fixed rate debt security, a floating rate debt security or an indexed debt security, and also whether it is an original issue discount debt security;

•	if your debt security is a fixed rate debt security, the rate at which your debt security will bear interest, if any, the regular record dates and the interest payment dates;

•	if your debt security is a floating rate debt security, the interest rate basis; any applicable index, currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; and the calculation agent;

•	if your debt security is an original issue discount debt security, the yield to maturity;

•	if your debt security is an indexed debt security, the principal amount the issuer will pay you at maturity, the amount of interest, if any, the issuer will pay you on an interest payment date or the formula the issuer will use to calculate these amounts, if any, and whether your debt security will be exchangeable for or payable in stock of an issuer other than the issuer of the indexed debt security or other property;

•	whether your debt security may be redeemed or repaid by the issuer at our or the holder’s option before the stated maturity and, if so, other relevant terms such as the redemption or repayment commencement date, specific redemption or repayment date(s), redemption or repayment period(s) and redemption or repayment price(s), all of which we describe under “— Redemption and Repayment” below;

•	whether we will issue or make available your debt security in non-book-entry form;

•	the denominations in which securities will be issued (if other than integral multiples of U.S. $1,000); and

•	any other terms of your debt security that are consistent with the provisions of the indentures.

Legal Ownership of Securities

Please note that in this prospectus, the term “holders” means those who own securities registered in their own names on the books that we or the trustee maintain for this purpose and not those who own beneficial interests in securities registered in “street name” or in securities issued in book-entry form through The Depository Trust Company.

We refer to those who have securities registered in their own names, on the books that we or the trustee maintain for this purpose, as the holders of those securities. These persons are the legal holders of the securities. We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in book-entry form, which we refer to as book-entry securities, or in street name will be indirect owners.

Book-Entry Owners

Securities represented by one or more global securities are registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book- entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Under the indentures, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for book-entry securities, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants make these payments under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in global securities will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as debt securities are issued in global form, investors will be indirect owners, and not holders, of the securities. More information regarding the depositary, participants and indirect owners is described below under “— Special Considerations for Global Debt Securities — Information Relating to DTC.”

Street Name Owners

We may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect owners, not holders, of those securities.

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holder’s consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Legal Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the holders of securities. We do not have obligations to investors who hold beneficial interests in street name, in global securities or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we issue the securities only in global form.

For example, once we make payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose — e.g., to amend the indentures or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture — we would seek the approval only from the holders, and not the indirect owners, of the securities. Whether and how the holders contact the indirect owners is up to the holders.

What is a Global Debt Security?

We may issue each debt security only in book-entry form. Each debt security issued in book-entry form will be represented by a global debt security that we will deposit with and register in the name of a financial institution, or its nominee, that we select. The financial institution that we select for this purpose is called the depositary. Unless we say otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

A global debt security may represent one or any other number of individual debt securities. Generally, all debt securities represented by the same global debt security will have the same terms. We may, however, issue a global debt security that represents multiple debt securities that have different terms and are issued at different times. We call this kind of global debt security a master global debt security.

A global debt security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Special Considerations for Global Debt Securities — Special Situations When a Global Debt Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global debt security, and investors will be permitted to own only beneficial interests in a global debt security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose debt security is represented by a global debt security will not be a legal holder of the debt security, but only an indirect owner of a beneficial interest in the global debt security.

If the prospectus supplement for a particular debt security indicates that the debt security will be issued in “global form only,” then the debt security will be represented by a global debt security at all times unless and until the global debt security is terminated under one of the special situations described below under “— Special Considerations for Global Debt Securities — Special Situations When a Global Debt Security Will Be Terminated.” The global debt security may be a master global debt security, although your prospectus supplement will not indicate whether it is a master global debt security.

Special Considerations for Global Debt Securities

As an indirect owner, an investor’s rights relating to a global debt security will be governed by the account rules of the investor’s financial institution or any intermediary of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a legal holder of debt securities and instead deal only with the depositary, or its nominee, that holds the global debt security.

If debt securities are issued only in the form of a global debt security, an investor should be aware of the following:

•	An investor cannot cause the debt securities registered in his or her own name and cannot get non-global certificates for his or her interest in the debt securities, except in the special situations we describe below;

•	An investor will be an indirect owner and must look to his or her own bank or broker for payment deliveries on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “— Legal Ownership of Securities” above;

•	An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to the investor’s interest in a global debt security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global debt security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may require that those who purchase and sell interests in a global debt security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in the global debt securities, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Information Relating to DTC

DTC will act as securities depository for the book-entry securities. The book-entry securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee). One fully registered global debt security will be issued for each issue of book-entry securities, each in the aggregate principal amount of that issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500,000,000, one global debt security will be issued with respect to each $500,000,000 of principal amount and an additional global debt security will be issued with respect to any remaining principal amount of that issue.

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between DTC participants’ accounts. This eliminates the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Indirect access to the DTC system is also available to others such as both U.S. and non-U.S. brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Purchases of securities within the DTC system must be made by or through DTC participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual acquirer of new securities is in turn to be recorded on the direct and indirect participants’ records. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

Redemption notices will be sent to DTC’s nominee, Cede & Co., as the registered holder of the securities. If less than all of the securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

In instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant agent or depositary as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Distribution payments on the securities will be made by the issuer, or the issuer’s relevant payment agent or the depositary for depositary shares, to DTC. DTC’s usual practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and not of DTC, the relevant payment agent or depositary for depository shares or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the relevant payment agent or depositary for depository shares, and disbursements of such payments to the beneficial owners are the responsibility of direct and indirect participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Special Situations When a Global Debt Security Will Be Terminated

In a few special situations described below, a global debt security will be terminated and interests in it will be exchanged for certificates in non-global form representing the debt securities it represented. After that exchange, the choice of whether to hold the debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global debt security transferred on termination to their own names, so that they will be legal holders. We have described the rights of holders and street name investors above under “— Legal Ownership of Securities.”

The special situations for termination of a global debt security are:

•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global debt security and we do not appoint another institution to act as depositary within 60 days;

•	when we notify the trustee that we wish to terminate that global debt security; or

•	when an event of default has occurred with regard to debt securities represented by that global debt security and has not been cured or waived; we discuss defaults below under “— Default and Remedies.”

When a global debt security is terminated, only the depositary, and not we or the trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global debt security will be registered and, therefore, who will be the holders of those debt securities.

Notices

Notices to be given to holders of a global note will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of notes not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

IN THE REMAINDER OF THIS DESCRIPTION “YOU” MEANS DIRECT HOLDERS AND NOT BOOK ENTRY, STREET NAME OR OTHER INDIRECT OWNERS OF DEBT SECURITIES.

Form, Exchange, Registration and Transfer

Debt securities may be issued:

•	only in fully registered form; and

•	without interest coupons.

Holders may exchange their non-global debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

Holders may exchange or transfer their certificated debt securities at the office of the trustee. We will initially appoint the trustee to act as our agent for registering debt securities in the names of holders and transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any debt securities are redeemable and we redeem less than all those debt securities, we may prohibit the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

If a debt security is issued as a global debt security, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection because it will be the sole holder of the debt security.

Payment and Paying Agent

The issuer will only be required to make payment of the principal on a debt security if you surrender the debt security to the paying agent for that debt security. The issuer will only be required to make payment of principal and interest at the office of the paying agent, except that at its option, it may pay interest by mailing a check to the holder. Unless we indicate otherwise in the applicable prospectus supplement, the issuer will pay interest to the person who is the holder at the close of business on the record date for that interest payment, even if that person no longer owns the debt security on the interest payment date.

We will specify in the applicable prospectus supplement the regular record date relating to an interest payment date for any fixed rate debt security and for any floating rate debt security.

Payment When Offices Are Closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indentures as if they were made on the original due date. Postponement of this kind will not result in a default under any debt security or indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day unless the applicable prospectus supplement specifies otherwise.

Paying Agent

We will specify the paying agent for payments with respect to debt securities of each series of debt securities in the applicable prospectus supplement. We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we must maintain a paying agent in each place of payment for each series of debt securities.

Unclaimed Payments

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to the issuer (or any guarantor) for payment and not to the trustee, any other paying agent or anyone else.

Prescription

Under New York’s statute of limitations, any legal action to enforce Popular’s payment obligations evidenced by the debt securities must be commenced within six years after payment is due. Thereafter Popular’s payment obligations will generally become unenforceable.

Redemption and Repayment

Unless otherwise indicated in your prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund — that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, except as described below, we will not be entitled to redeem your debt security before its stated maturity unless your prospectus supplement specifies a redemption commencement date. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless your prospectus supplement specifies one or more repayment dates.

If your prospectus supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which will be expressed as a percentage of the principal amount of your debt security. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities will apply.

If your prospectus supplement specifies a redemption commencement date, your debt security will be redeemable at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed.

If your prospectus supplement specifies a repayment date, your debt security will be repayable at your option on the specified repayment date at the specified repayment price, together with interest accrued to the repayment date.

In the event that we exercise an option to redeem any debt security, we will give to the trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. Notice of this redemption will be mailed to holders at the address that appears on the register of the redeemed debt securities.

If a debt security represented by a global debt security is repayable at the holder’s option, the depositary or its nominee, as the holder, will be the only person that can exercise the rights to repayment. Any indirect owners who own beneficial interests in the global debt security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

Street name and other indirect owners should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

If the option of the holder to elect repayment as described above is deemed to be a “tender offer” within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, we will comply with Rule 14e-1 as then in effect to the extent applicable.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

A change in law, regulation or interpretation could oblige Popular, Inc. or Popular International Bank, Inc. to pay the additional amounts that are discussed below under “— Taxation by the Commonwealth of Puerto Rico.” If this happens, we will have the option of redeeming or repaying an entire series of the debt securities at our discretion after giving between 30 and 60 days’ notice to the holders at a redemption price of 100% of the principal amount of the notes with the accrued interest to the redemption date, or another redemption price specified in the applicable prospectus supplement.

Mergers and Similar Transactions

Each issuer is generally permitted to merge or consolidate with another entity. Each issuer is also permitted to sell its assets substantially as an entirety to another firm. An issuer may not take any of these actions, however, unless all the following conditions are met:

•	If the successor firm in the transaction is not the applicable issuer, the successor firm must expressly assume that issuer’s obligations under the debt securities, the guarantees and the indentures.

•	Immediately after the transaction, no default under the indentures or debt securities of that issuer has occurred and is continuing. For this purpose, “default under the indentures or debt securities” means an event of default or any event that would be an event of default if the requirements for giving us default notice and for the issuer’s default having to continue for a specific period of time were disregarded. We describe these matters below under “— Default and Remedies.”

These conditions will apply only if an issuer wishes to merge, consolidate or sell its assets substantially as an entirety. An issuer will not need to satisfy these conditions if it enters into other types of transactions, including any transaction in which it acquires the stock or assets of another firm, any transaction that involves a change of control of it but in which it does not merge or consolidate and any asset sale that does not constitute a sale of its assets substantially as an entirety.

The meaning of the phrase “substantially as an entirety” as used above will be interpreted in connection with the facts and circumstances of the subject transaction and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of the assets of the issuer substantially as an entirety.

Restrictive Covenants

In the senior indentures, Popular, Inc. promises not to sell, transfer or otherwise dispose of any voting stock of Banco Popular or permit Banco Popular to issue, sell or otherwise dispose of any of its voting stock, unless, after giving effect to the transaction, Banco Popular remains a controlled subsidiary (as defined below), except as provided above under “— Mergers and Similar Transactions.”

In addition, Popular, Inc. may not permit Banco Popular to:

•	merge or consolidate, unless the survivor is a controlled subsidiary, or

•	convey or transfer its properties and assets substantially as an entirety, except to a controlled subsidiary.

The senior indentures define “voting stock” as the stock of the class or classes having general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees of a corporation. Stock that may vote only if an event occurs that is beyond the control of its holders is not considered voting stock under the senior indentures, whether or not the event has happened. “Controlled subsidiary” means any corporation of which an issuer owns more than 80% of the outstanding voting stock.

Popular, Inc. also promises in the senior indentures not to, nor to permit any material banking subsidiary to, create, incur or permit to exist any indebtedness for borrowed money secured by a lien or other encumbrance on the voting stock of any material banking subsidiary unless Popular, Inc.’s senior debt securities, Popular, Inc.’s Guarantees of Popular North America, Inc.’s senior debt securities and, at Popular, Inc.’s discretion, any other indebtedness with a right of payment equal to Popular, Inc.’s senior debt securities and Popular, Inc.’s guarantees of Popular North America, Inc.’s senior debt securities are secured on an equal basis. “Material banking subsidiary” means any controlled subsidiary chartered as a banking corporation under federal, state or Puerto Rico law that is a significant subsidiary of Popular, Inc. as defined in Rule 1-02 of Regulation S-X of the SEC. As of the date of this prospectus, Banco Popular de Puerto Rico and Banco Popular North America are the only material banking subsidiaries of Popular, Inc.

Liens imposed to secure taxes, assessments or governmental charges or levies are not restricted, however, provided they are:

•	not then due or delinquent;

•	being contested in good faith;

•	are less than $10,000,000 in amount;

•	the result of any litigation or legal proceeding which is currently being contested in good faith or which involves claims of less than $10,000,000; or

•	deposits to secure surety, stay, appeal or customs bonds.

The subordinated indentures do not contain similar restrictions.

Default and Remedies

Every year each issuer is required to send the trustee for its debt securities a report on its performance of its obligations under the senior indentures and the subordinated indentures and on any default. You will have special rights if an event of default with respect to your senior debt security occurs and is not cured, as described in this subsection.

Events of Default

Senior Indentures. With respect to your senior debt security, the term “event of default” means any of the following:

•	The issuer does not pay the principal or any premium, if any, on any senior debt security of that issuer on its due date;

•	The issuer does not pay interest on any senior debt security of that issuer within 30 days after its due date;

•	The issuer does not deposit a sinking fund payment with regard to any senior debt security of that issuer on its due date, but only if the payment is required in the applicable prospectus supplement;

•	The issuer remains in breach of its covenants described above under “— Restrictive Covenants,” or any other covenant it makes in the senior indentures for the benefit of the debt securities of that issuer, for 60 days after it receives a notice of default stating that it is in breach. However, the breach of a covenant that the senior indentures expressly impose only on a different series of senior debt securities than the series of which your senior debt security is a part will not be an event of default with respect to your senior debt security;

•	The issuer, the guarantor (when other than the issuer) or any material banking subsidiary of the issuer defaults under borrowed money debt (see below) totaling in excess of $10,000,000, its obligation to repay that debt is accelerated by our lenders and its repayment obligation remains accelerated, unless the debt is paid, the default is cured or waived or the acceleration is rescinded within 30 days after it receives a notice of default;

•	The issuer, the guarantor (when other than the issuer) or any material banking subsidiary of the issuer files for bankruptcy, or other events of bankruptcy, insolvency or reorganization relating to an issuer, the guarantor (when other than the issuer) or material banking subsidiary of the issuer occur; or

•	If your prospectus supplement states that any additional event of default applies to your senior debt security, that event of default occurs.

However, a notice of default as described in the fourth and fifth bullet points above must be sent by the trustee or the holders of at least 25% of the principal amount of senior debt securities of the series for those events to be events of default.

“Borrowed money debt” means any of the issuer’s indebtedness for borrowed money or the indebtedness of a material banking subsidiary of the issuer, other than the series of which your senior debt security is a part.

The trustee shall give notice of any default, but notice of a default with respect to a covenant as described in the fourth bullet point above will not be given until at least 30 days after it occurs.

Subordinated Indentures. With respect to your subordinated debt security, the term “event of default” means that a filing for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to the issuer occurs. The subordinated indentures do not provide for any right of acceleration of the payment of principal upon a default in the payment of principal, premium or interest or in the performance of any covenant or agreement on a series of subordinated debt securities or on the subordinated indentures.

Remedies If an Event of Default Occurs

Under certain circumstances, the holders of not less than a majority in principal amount of the debt securities of any series may waive a default for all the debt securities of that series. If this happens, the default will be treated as if it had not occurred.

Senior Indentures. If an event of default on the senior debt securities of any series has occurred and has not been cured or waived, the trustee or the holders of at least 25% in principal amount of the outstanding senior debt securities of that series may declare the entire principal amount of the senior debt securities of that series to be due immediately.

This situation is called an “acceleration of the maturity” of the senior debt securities. If the maturity of any senior debt securities of any series is accelerated, the holders of a majority in principal amount of the senior debt securities of that series affected by the acceleration may cancel the acceleration for all of those senior debt securities if the issuer has paid all amounts due with respect to those securities, other than amounts due because of the acceleration of the maturity, and all events of default, other than nonpayment of their accelerated principal, have been cured or waived.

Subordinated Indentures. If an event of default on the subordinated debt securities of any series has occurred and has not been cured or waived, the trustee or the holders of at least 25% in principal amount of the outstanding subordinated debt securities of that series may declare the entire principal amount of that series of subordinated debt securities to be due immediately. This situation is called an acceleration of the maturity of those subordinated debt securities. If the maturity of any subordinated debt securities of any series is accelerated, the holders of at least a majority in principal amount of the subordinated debt securities of that series affected by the acceleration may cancel the acceleration for all the affected subordinated debt securities.

Trustee’s Indemnity

If an event of default on any series of debt securities occurs, the trustee for those securities will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under any of the indentures at the request of any holders unless the holders of that series offer the trustee reasonable protection from expenses and liability. This is called an “indemnity.” If reasonable indemnity is provided, the holders of a majority in principal amount of all of the outstanding debt securities of that series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders of that series may also direct the trustee in performing any other action under the indenture with respect to the debt securities of that series.

Before you can bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to your debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred, and the event of default must not have been cured or waived;

•	The holders of not less than 25% in principal amount of all debt securities of that series must make a written request that the trustee take action because of the default, and they or you must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and

•	During those 60 days, the holders of a majority in principal amount of the debt securities of that series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of that series.

You are, however, entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

Book-entry, street name and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Modification and Waiver of the Indentures

There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Your Approval

First, there are changes that cannot be made without the approval of each holder of a debt security affected by the change. Here is a list of this type of change:

•	change the stated maturity for any principal or interest on a debt security;

•	reduce the principal amount, the amount of principal of an original issue discount security payable on acceleration of the maturity after a default, the interest rate or the redemption price of a debt security;

•	change the currency of any payment on a debt security;

•	change the place of payment on a debt security;

•	impair a holder’s right to sue for payment of any amount due on its debt security;

•	reduce the percentage in principal amount of the debt securities of any series of debt securities, the approval of whose holders is needed to change the indentures;

•	reduce the percentage in principal amount of the debt securities of any series, the consent of whose holders is needed to modify or amend the indenture or waive an issuer’s compliance with the indenture or to waive defaults;

•	modify the subordination provision of the subordinated indentures, unless the change would not adversely affect the interests of the holders of that series of debt securities; and

•	in the case of Popular North America, Inc.’s and Popular International Bank’s indentures, modify the terms and conditions of the guarantor’s obligations regarding the due and punctual payment of principal or any premium, interest, additional amounts we describe below under “— Taxation by the Commonwealth of Puerto Rico” or sinking fund payment.

Changes Not Requiring Approval

The second type of change does not require any approval by holders of debt securities. This type is limited to clarifications and changes that would not adversely affect the interests of the holders of the debt securities in any material respect, nor do we need your consent to make changes that affect only other debt securities to be issued after the changes take effect.

We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities or series of debt securities. In those cases, we do not need to obtain the approval of the holder of that debt security; we need only obtain any required approvals from the holders of the affected debt securities or other debt securities.

Changes Requiring Majority Approval

Any other changes to the indentures and the debt securities would require the following approval:

•	If the change affects only one series of debt securities, it must be approved by the holders of at least a majority in principal amount of that series.

•	If the change affects more than one series of debt securities, it must be approved by the holders of at least a majority in principal amount of each series of the particular issuer’s debt securities affected by the change.

In each case, the required approval may be given by written consent.

The approval of at least a majority in principal amount of the debt securities of each affected series of an issuer would be required for the issuer to obtain a waiver of any of its covenants in the indentures. The covenants include the promises about merging and putting liens on the issuer’s interests, which we describe above under “— Mergers and Similar Transactions” and “— Restrictive Covenants.” If the required holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security, or in the indenture as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described above in “— Changes Requiring Your Approval,” unless that holder approves the waiver.

Book-entry, street name and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indentures or the debt securities or request a waiver.

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of those debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known, for example, because it is based on an index, we will use a special rule for that debt security determined by our board of directors or described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or composite currencies, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture.

Taxation by the Commonwealth of Puerto Rico

We will not withhold or deduct any present or future taxes, duties, assessments or governmental charges that are imposed or levied by or on behalf of Puerto Rico or by or with any district, municipality or other political subdivision of Puerto Rico from payments to holders of the debt securities and all payments made under the guarantees unless the law requires us to withhold or deduct these taxes, duties, assessments or governmental charges.

In the event that law requires the issuer to deduct or withhold any amounts in respect of these taxes, duties, assessments or governmental charges, the issuer will pay these additional amounts of principal, premium and interest (after deduction of these taxes, duties, assessments or governmental charges) in the payment to the holders of the debt securities, of the amounts which we would otherwise have paid in respect to the debt securities in the absence of deductions or withholding, which we refer to as additional amounts, except that we will not pay any additional amounts:

•	to a holder of a debt security or an interest in or rights in a debt security where deduction or withholding is required because the holder has some connection with Puerto Rico or any political subdivision or taxing authority of Puerto Rico or any political subdivision other than the mere holding of and payment in respect of the debt security;

•	to a holder of a debt security when any deduction or withholding would not have been required but for the holder’s presentation for payment on a date more than 30 days after maturity or the date on which payment is duly provided for, whichever occurs later; or

•	to a holder when any deduction or withholding would not have been required but for the holder’s failure to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with Puerto Rico, or any political subdivision or taxing authority of Puerto Rico if law requires compliance as a precondition to exemption from deduction or withholding.

Special Terms Relating to the Subordinated Debt Securities

Unless otherwise indicated in the applicable prospectus supplement, the following provisions apply to the subordinated debt securities and Popular, Inc.’s guarantees of the subordinated debt securities of Popular International Bank, Inc. and Popular North America, Inc.

The right of a holder of subordinated debt securities to payment from any distribution of an issuer’s assets resulting from any dissolution, winding up, liquidation, bankruptcy or reorganization of the issuer are subordinated to the prior right to payment in full of all of that issuer’s senior indebtedness (as defined below). The issuer’s obligation to make payments on the subordinated debt securities will not otherwise be affected. No payment on the issuer’s subordinated debt securities may be made during a default on any senior indebtedness of the issuer. Because the subordinated debt securities are subordinated in right of payment to any senior indebtedness of the issuer, in the event of a distribution of assets upon insolvency, some of the issuer’s creditors may recover more, ratably, than holders of subordinated debt securities of the issuer.

In addition, any amounts of cash, property or securities available after satisfaction of the rights to payment of senior indebtedness will be applied first to pay for the full payment of the issuer’s other financial obligations (as defined below) before any payment will be made to holders of the subordinated debt securities. If the maturity of any subordinated debt securities is accelerated, all senior indebtedness of the issuer would have to be repaid before any payment could be made to holders of the issuer’s subordinated debt securities. Because of this subordination, if an issuer becomes insolvent, its creditors who are not holders of senior indebtedness or subordinated debt securities may recover ratably less than holders of its senior indebtedness and may recover ratably more than holders of its subordinated debt securities.

“Senior indebtedness” of an issuer means an issuer’s indebtedness for money borrowed, except indebtedness that by its terms is not superior in right of payment to the subordinated debt securities.

“Other financial obligations” of an issuer are defined in the subordinated indenture of that issuer to mean obligations of that issuer to make payment pursuant to the terms of financial instruments, such as:

•	securities contracts and foreign currency exchange contracts,

•	derivative instruments or

•	similar financial instruments.

Other financial obligations shall not include:

•	obligations on account of an issuer’s senior indebtedness and

•	obligations on account of indebtedness for money borrowed ranking equally in their priority of claim to payment with or subordinate to the claim of subordinated debt securities.

As of March 31, 2009, Popular, Inc. had $5.46 billion principal amount of senior indebtedness, which included $1.04 billion in senior indebtedness of Popular North America, Inc. and $221 million in repurchase agreements of Popular Securities, Inc. that are guaranteed by Popular, Inc. and no senior indebtedness of Popular International Bank, Inc. (holding company). Also, Popular, Inc. had $111 million in derivative liabilities, which represent other financial obligations. Also, Popular, Inc. fully and unconditionally guaranteed $824 million of capital securities issued by four wholly-owned issuing trusts.

Popular, Inc.’s Guarantee

Popular, Inc. will guarantee punctual payment on the Popular International Bank, Inc. and Popular North America, Inc. senior debt securities, when and as payments are due and payable. Popular, Inc.’s guarantee is absolute and unconditional, without regard for any circumstance that might otherwise constitute a legal or equitable discharge of a surety or guarantor. A guarantee executed by Popular, Inc. will evidence the guarantee and will appear on each Popular International Bank, Inc. and Popular North America senior debt security. Holders of the Popular International Bank, Inc. and Popular North America senior debt securities may proceed directly against Popular, Inc. in the event of default under the Popular International Bank, Inc. and Popular North America senior debt securities without first proceeding against Popular International Bank, Inc. or Popular North America, Inc. The guarantees will rank equally in right of payment with all other unsecured and unsubordinated obligations of Popular, Inc.

Popular, Inc. will guarantee the punctual payment of rights of payment under the Popular International Bank, Inc. and Popular North America subordinated debt securities on a subordinated basis and otherwise on the same terms as the Popular International Bank, Inc. and Popular North America senior debt securities.

Junior Subordinated Debt Securities

This section describes the general terms and provisions of our junior subordinated debt securities. The applicable prospectus supplement will describe the terms of the series of junior subordinated debt securities, which are sometimes referred to in this prospectus as “debt securities,” offered through that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities. Unless otherwise stated in the applicable prospectus supplement, the junior subordinated debt securities will be issued under a junior subordinated indenture, which is sometimes referred to in this prospectus as an “indenture,” dated as of October 1, 2003, between us and The Bank of New York Mellon Trust Company, National Association, as junior subordinated trustee.

We have summarized the material terms and provisions of the junior subordinated indenture in this section. We have also incorporated by reference the junior subordinated indenture as an exhibit to the registration statement. You should read the junior subordinated indenture for additional information before you purchase any trust preferred securities. The summary that follows includes references to section numbers of the junior subordinated indenture so that you can more easily locate these provisions.

General

The junior subordinated debt securities will be our direct unsecured obligations. The junior subordinated indenture does not limit the principal amount of junior subordinated debt securities that we may issue. The junior subordinated indenture permits us to issue junior subordinated debt securities from time to time and junior subordinated debt securities issued under such indenture will be issued as part of a series that has been established by us under such indenture.

The junior subordinated debt securities will be unsecured and will rank equally with all of our other junior subordinated debt securities and, together with such other junior subordinated debt securities, will be subordinated to all of our existing and future Senior Debt. See “— Subordination” below.

The junior subordinated debt securities are our unsecured junior subordinated debt securities, but our assets consist primarily of equity in our subsidiaries. As a result, our ability to make payments on our junior subordinated debt securities depends on our receipt of dividends, loan payments and other funds from our subsidiaries. In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. Our rights and the rights of our creditors will be subject to that prior claim, unless we are also a direct creditor of that subsidiary. This subordination of creditors of a parent company to prior claims of creditors of its subsidiaries is commonly referred to as structural subordination.

A prospectus supplement relating to a series of junior subordinated debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	any limit on the total principal amount of the debt securities of that series;

•	the price at which the debt securities will be issued;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	the maturity date or dates of the debt securities or the method by which those dates can be determined;

•	if the debt securities will bear interest:

•	the interest rate on the debt securities or the method by which the interest rate may be determined;

•	the date from which interest will accrue;

•	the record and interest payment dates for the debt securities;

•	the first interest payment date; and

•	any circumstances under which we may defer interest payments;

•	the place or places where:

•	we can make payments on the debt securities;

•	the debt securities can be surrendered for registration of transfer or exchange; and

•	notices and demands can be given to us relating to the debt securities and under the indenture;

•	any optional redemption provisions that would permit us or the holders of debt securities to elect redemption of the debt securities before their final maturity;

•	any sinking fund provisions that would obligate us to redeem the debt securities before their final maturity;

•	whether the debt securities will be convertible into shares of common stock, shares of preferred stock or depositary shares and, if so, the terms and conditions of any such conversion, and, if convertible into shares of preferred stock or depositary shares, the terms of such preferred stock or depositary shares;

•	if the debt securities will be issued in bearer form, the terms and provisions contained in the bearer securities and in the indenture specifically relating to the bearer securities;

•	the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars and, if a composite currency, any special provisions relating thereto;

•	any circumstances under which the debt securities may be paid in a currency other than the currency in which the debt securities are denominated and any provisions relating thereto;

•	whether the provisions described below under “— Defeasance and Discharge” apply to the debt securities;

•	any events of default which will apply to the debt securities in addition to those contained in the indenture and any events of default contained in the indenture which will not apply to the debt securities;

•	any additions or changes to or deletions of the covenants contained in the indenture and the ability, if any, of the holders to waive our compliance with those additional or changed covenants;

•	whether all or part of the debt securities will be issued in whole or in part as temporary or permanent global securities and, if so, the depositary for those global securities and a description of any book-entry procedures relating to the global securities — a “global security” is a debt security that we issue in accordance with the junior subordinated indenture to represent all or part of a series of debt securities;

•	if we issue temporary global securities, any special provisions dealing with the payment of interest and any terms relating to the ability to exchange interests in a temporary global security for interests in a permanent global security or for definitive debt securities;

•	the identity of the security registrar and paying agent for the debt securities if other than the junior subordinated trustee;

•	any special tax implications of the debt securities;

•	any special provisions relating to the payment of any additional amounts on the debt securities;

•	the terms of any securities being offered together with or separately from the debt securities;

•	the terms and conditions of any obligation or right of Popular or a holder to convert or exchange the debt securities into trust preferred securities or other securities; and

•	any other terms of the debt securities.

When we use the term “holder” in this prospectus with respect to a registered debt security, we mean the person in whose name such debt security is registered in the security register.

Additional Sums

If a trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States, any political subdivision thereof or Puerto Rico or any other taxing authority of the United States or Puerto Rico, then we will be required to pay additional sums on the related junior subordinated debt securities. The amount of any additional sum will be an amount sufficient so that the net amounts received and retained by such trust after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts that such trust would have received had no such taxes, duties, assessments or other governmental charges been imposed. This means that the trust will be in the same position it would have been in if it did not have to pay such taxes, duties, assessments or other charges.

Payment; Exchange; Transfer

We will designate a place of payment where holders can receive payment of the principal of and any premium and interest on the junior subordinated debt securities. Even though we will designate a place of payment, we may elect to pay any interest on the junior subordinated debt securities by mailing a check to the person listed as the owner of the junior subordinated debt securities in the security register or by wire transfer to an account designated by that person in writing not less than ten days before the date of the interest payment. Unless we state otherwise in the applicable prospectus supplement, we will pay interest on a junior subordinated debt security:

•	on an interest payment date, to the person in whose name that junior subordinated debt security is registered at the close of business on the record date relating to that interest payment date; and

•	on the date of maturity or earlier redemption or repayment, to the person who surrenders such debt security at the office of our appointed paying agent.

Any money that we pay to a paying agent for the purpose of making payments on the junior subordinated debt securities and that remains unclaimed two years after the payments were due will, at our request, be returned to us and after that time any holder of such debt security can only look to us for the payments on such debt security.

Any junior subordinated debt securities of a series can be exchanged for other junior subordinated debt securities of that series so long as such other debt securities are denominated in authorized denominations and have the same aggregate principal amount and same terms as the junior subordinated debt securities that were surrendered for exchange. The junior subordinated debt securities may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in a place of payment. There will be no service charge for any registration of transfer or exchange of the junior subordinated debt securities, but we may require holders to pay any tax or other governmental charge payable in connection with a transfer or exchange of the junior subordinated debt securities. If the applicable prospectus supplement refers to any office or agency, in addition to the security registrar, initially designated by us where holders can surrender the junior subordinated debt securities for registration of transfer or exchange, we may at any time rescind the designation of any such office or agency or approve a change in the location. However, we will be required to maintain an office or agency in each place of payment for that series.

In the event of any redemption, neither we nor the junior subordinated trustee will be required to:

•	issue, register the transfer of, or exchange, junior subordinated debt securities of any series during a period beginning at the opening of business 15 days before the day of publication or mailing of the notice of redemption and ending at the close of business on the day of such publication or the mailing of such notice; or

•	transfer or exchange any junior subordinated debt securities so selected for redemption, except, in the case of any junior subordinated debt securities being redeemed in part, any portion thereof not to be redeemed.

Denominations

Unless we state otherwise in the applicable prospectus supplement, the junior subordinated debt securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000.

Bearer Debt Securities

If we ever issue bearer debt securities, the applicable prospectus supplement will describe all of the special terms and provisions of junior subordinated debt securities in bearer form, and the extent to which those special terms and provisions are different from the terms and provisions which are described in this prospectus, which generally apply to junior subordinated debt securities in registered form, and will summarize provisions of the junior subordinated indenture that relate specifically to bearer debt securities.

Original Issue Discount

Junior subordinated debt securities may be issued under the junior subordinated indenture as original issue discount securities and sold at a substantial discount below their stated principal amount. If a junior subordinated debt security is an original issue discount security, that means that an amount less than the principal amount of such debt security will be due and payable upon a declaration of acceleration of the maturity of such debt security under the junior subordinated indenture. The applicable prospectus supplement will describe the Puerto Rico income tax consequences and other special factors you should consider before purchasing any original issue discount securities.

Option to Defer Interest Payments

If provided in the applicable prospectus supplement, we will have the right from time to time to defer payment of interest on a series of junior subordinated debt securities for up to such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement. Such deferral, however, may not extend beyond the stated maturity of such junior subordinated debt securities. Certain Puerto Rico and United States federal income tax consequences and special considerations applicable to any such debt securities will be described in the applicable prospectus supplement.

Redemption

Unless otherwise specified in the applicable prospectus supplement, the junior subordinated debt securities will not be subject to any sinking fund and will not be redeemable at the option of the holder.

Unless otherwise specified in the applicable prospectus supplement, we may, at our option and subject to receipt of prior approval by the Federal Reserve or its district reserve bank, if required, redeem the junior subordinated debt securities of any series in whole at any time or in part from time to time. If the junior subordinated debt securities of any series are redeemable only on or after a specified date or upon the satisfaction of additional conditions, the applicable prospectus supplement will specify such date or describe such conditions. Except as otherwise specified in the applicable prospectus supplement, the redemption price for any junior subordinated debt security so redeemed will equal 100% of the principal amount of such junior subordinated debt security plus accrued and unpaid interest to the redemption date.

Except as otherwise specified in the applicable prospectus supplement, we may, at our option and subject to receipt of prior approval by the Federal Reserve, if required, redeem a series of junior subordinated debt securities in whole, but not in part, at any time within 90 days after the occurrence of a tax event, investment company event or capital treatment event, each as defined below, at a redemption price equal to 100% of the principal amount of such junior subordinated debt securities then outstanding plus accrued and unpaid interest to the redemption date.

“Tax Event” means the receipt by a trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change in, including any announced proposed change in, the laws or regulations of the United States, any political subdivision thereof or Puerto Rico, or any taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement or decision is announced on or after the date of the prospectus supplement relating to the issuance of trust preferred securities by such trust, there is more than an insubstantial risk that:

•	such trust is, or will be within 90 days of the date of such opinion, subject to United States federal or Puerto Rico income tax with respect to income received or accrued on the junior subordinated debt securities;

•	interest payable by Popular on the junior subordinated debt securities is not, or within 90 days of the date of such opinion, will not be, deductible by Popular, in whole or in part, for Puerto Rico income tax purposes; or

•	such trust is, or will be within 90 days of the date of such opinion, subject to more than an immaterial amount of other taxes, duties or other governmental charges.

“Investment Company Event” means the receipt by a trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change, including any announced prospective change, in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that such trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the prospectus supplement relating to the issuance of the trust preferred securities.

“Capital Treatment Event” means our reasonable determination that, as a result of any amendment to, or change in, including any announced proposed change in, the laws or regulations of the United States or any political subdivision thereof or Puerto Rico, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of the prospectus supplement relating to issuance of trust preferred securities by such trust, there is more than an insubstantial risk that Popular will not be entitled to treat an amount equal to the liquidation amount of such trust preferred securities as Tier I capital, or the then-equivalent thereof, for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to Popular.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated debt securities to be redeemed at its registered address. However, if the debt securities are held by a trust, notice shall be mailed at least 45 days but not more than 75 days before the redemption date. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on such junior subordinated debt securities or portions thereof called for redemption.

Restrictions on Certain Payments

Unless otherwise specified in the applicable prospectus supplement, if:

•	there shall have occurred and be continuing an event of default with respect to a series of junior subordinated debt securities of which we have actual knowledge and which we have not taken reasonable steps to cure;

•	the junior subordinated debt securities of a series are held by a trust and we shall be in default relating to our payment of any obligations under our guarantee of the trust preferred securities issued by such trust; or

•	we shall have given notice of our election to defer payments of interest on a series of junior subordinated debt securities by extending the interest payment period and such period, or any extension of such period, shall be continuing;

then:

•	we shall not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock, including our preferred stock; and

•	we shall not make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the junior subordinated debt securities (except for partial payments of interest with respect to the junior subordinated debt securities).

The restrictions listed above do not apply to:

•	any repurchase, redemption or other acquisition of shares of our capital stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors, (2) a dividend reinvestment or stockholder purchase plan, or (3) the issuance of our capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable extension period;

•	any exchange, redemption or conversion of any class or series of our capital stock, or the capital stock of one of our subsidiaries, for any other class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock;

•	any purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged;

•	any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto;

•	payments by us under any guarantee agreement executed for the benefit of the trust preferred securities; or

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock.

Limitation on Mergers and Sales of Assets

The junior subordinated indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

•	the resulting or acquiring entity, if other than us, is organized and existing under the laws of the United States or any state, the District of Columbia or the Commonwealth of Puerto Rico and assumes all of our responsibilities and liabilities under the junior subordinated indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the junior subordinated indenture; and

•	immediately after the transaction, and giving effect to the transaction, no event of default under the junior subordinated indenture exists.

If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the junior subordinated indenture, the resulting or acquiring entity will be substituted for us in such indenture with the same effect as if it had been an original party to the indenture. As a result, such successor entity may exercise our rights and powers under the junior subordinated indenture, in our name and, except in the case of a lease of all or substantially all of our properties, we will be released from all our liabilities and obligations under such indenture and under the junior subordinated debt securities.

Events of Default, Waiver and Notice

Unless otherwise specified in the applicable prospectus supplement, an “event of default,” when used in the junior subordinated indenture with respect to any series of junior subordinated debt securities, means any of the following:

•	failure to pay interest on a junior subordinated debt security of that series for 30 days after the payment is due (subject to the deferral of any due date in the case of an extension period);

•	failure to pay the principal of or any premium on any junior subordinated debt security of that series when due;

•	failure to deposit any sinking fund payment on junior subordinated debt securities of that series when due;

•	failure to perform any other covenant in the junior subordinated indenture that applies to junior subordinated debt securities of that series for 90 days after we have received written notice of the failure to perform in the manner specified in the junior subordinated indenture;

•	certain events relating to a bankruptcy, insolvency or reorganization of Popular; or

•	any other event of default that may be specified for the junior subordinated debt securities of that series when that series is created.

If an event of default under the junior subordinated indenture occurs and continues, the junior subordinated trustee or the holders of at least 25% in aggregate principal amount of the outstanding junior subordinated debt securities of that series may declare the entire principal and all accrued but unpaid interest of all debt securities of that series to be due and payable immediately. If the trustee or the holders of junior subordinated debt securities do not make such declaration and the junior subordinated debt securities of that series are held by a trust or trustee of such trust, the property trustee or the holders of at least 25% in aggregate liquidation amount of the related trust preferred securities shall have the right to make such declaration. If an event of default under the junior subordinated indenture occurs and continues and the junior subordinated debt securities of that series are held by a trust or trustee of such trust, the property trustee may also declare the principal of and the interest on the junior subordinated debt securities to be due and payable and may enforce its other rights as a creditor with respect to the junior subordinated debt securities.

If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding junior subordinated debt securities of that series can, subject to certain conditions (including, if the junior subordinated debt securities of that series are held by a trust or a trustee of such trust, the consent of the holders of at least a majority in aggregate liquidation amount of the related trust preferred securities), rescind the declaration. If the holders of such junior subordinated debt securities do not rescind such declaration and such junior subordinated debt securities are held by a trust or trustee of such trust, the holders of at least a majority in aggregate liquidation amount of the related trust preferred securities shall have the right to rescind the declaration.

The holders of a majority in aggregate principal amount of the outstanding junior subordinated debt securities of any series may, on behalf of all holders of that series, waive any past default, except:

•	a default in payment of principal of or any premium or interest; or

•	a default under any provision of the junior subordinated indenture which itself cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debt security of that series.

If the junior subordinated debt securities of that series are held by a trust or a trustee of such trust, any such waiver shall require the consent of the holders of at least a majority in aggregate liquidation amount of the related trust preferred securities. If the holders of junior subordinated debt securities do not waive such default, the holders of a majority in aggregate liquidation amount of the related trust preferred securities shall have the right to waive such default.

The holders of a majority in principal amount of the junior subordinated debt securities of any series affected shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the junior subordinated trustee under the junior subordinated indenture.

We are required to file an officers’ certificate with the junior subordinated trustee each year that states, to the knowledge of the certifying officer, whether or not any defaults exist under the terms of the junior subordinated indenture.

If the junior subordinated debt securities of any series are held by a trust or a trustee of such trust, a holder of the related trust preferred securities may institute a direct action if we fail to make interest or other payments on the junior subordinated debt securities when due, taking account of any extension period. A direct action may be brought without first:

•	directing the property trustee to enforce the terms of the junior subordinated debt securities, or

•	suing us to enforce the property trustee’s rights under such junior subordinated debt securities.

This right of direct action cannot be amended in a manner that would impair the rights of the holders of trust preferred securities thereunder without the consent of all holders of affected trust preferred securities.

The Junior Subordinated Indenture Does Not Restrict Our Ability to Take Certain Actions That May Affect the Junior Subordinated Debt Securities

The junior subordinated indenture does not contain restrictions on our ability to:

•	incur, assume or become liable for any type of debt or other obligation;

•	create liens on our property for any purpose; or

•	pay dividends or make distributions on our capital stock or repurchase or redeem our capital stock, except as set forth above under “— Restrictions on Certain Payments.”

The junior subordinated indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the junior subordinated indenture does not contain any provisions which would require us to repurchase or redeem or modify the terms of any of the junior subordinated debt securities upon a change of control or other event involving us which may adversely affect the creditworthiness of such debt securities.

Distribution

Under circumstances involving the dissolution of a trust, which will be discussed more fully in the applicable prospectus supplement, the junior subordinated debt securities may be distributed to the holders of the trust securities in liquidation of that trust, provided that any required regulatory approval is obtained. See “Description of Capital Securities We May Offer — Trust Preferred Securities — Liquidation Distribution upon Dissolution.”

Modification of Junior Subordinated Indenture

Under the junior subordinated indenture, certain of our rights and obligations and certain of the rights of holders of the junior subordinated debt securities may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding junior subordinated debt securities of all series affected by the modification or amendment, acting as one class. However, the following modifications and amendments will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest, including any additional interest (other than to the extent set forth in the applicable junior subordinated debt security);

•	a reduction in payments due on the junior subordinated debt securities;

•	a change in the place of payment or currency in which any payment on the junior subordinated debt securities is payable;

•	a limitation of a holder’s right to sue us for the enforcement of payments due on the junior subordinated debt securities;

•	a reduction in the percentage of outstanding junior subordinated debt securities required to consent to a modification or amendment of the junior subordinated indenture or required to consent to a waiver of compliance with certain provisions of such indenture or certain defaults under such indenture;

•	a reduction in the requirements contained in the junior subordinated indenture for quorum or voting;

•	a limitation of a holder’s right, if any, to repayment of junior subordinated debt securities at the holder’s option;

•	in the case of junior subordinated debt securities convertible into common stock, a limitation of any right to convert such debt securities; and

•	a modification of any of the foregoing requirements contained in the junior subordinated indenture.

Under the junior subordinated indenture, the holders of at least a majority of the aggregate principal amount of the outstanding junior subordinated debt securities of all series affected by a particular covenant or condition, acting as one class, may, on behalf of all holders of such series of debt securities, waive compliance by us with any covenant or condition contained in the junior subordinated indenture unless we specify that such covenant or condition cannot be so waived at the time we establish the series.

If the junior subordinated debt securities are held by a trust or the trustee of such trust, no modification may be made that adversely affects the holders of the related trust preferred securities, and no termination of the junior subordinated indenture may occur, and no waiver of any compliance with any covenant will be effective without the prior consent of a majority in liquidation amount of the trust preferred securities of such trust. If the consent of the holder of each outstanding junior subordinated debt security is required for such modification or waiver, no such modification or waiver shall be effective without the prior consent of each holder of trust preferred securities of such trust.

We and the junior subordinated trustee may execute, without the consent of any holder of junior subordinated debt securities, any supplemental junior subordinated indenture for the purpose of creating any new series of junior subordinated debt securities.

Defeasance and Discharge

Defeasance and Discharge. At the time that we establish a series of junior subordinated debt securities under the junior subordinated indenture, we can provide that the debt securities of that series are subject to the defeasance and discharge provisions of that indenture. If we so provide, we will be discharged from our obligations on the debt securities of that series if:

•	we deposit with the junior subordinated trustee, in trust, sufficient money or, if the junior subordinated debt securities of that series are denominated and payable in U.S. dollars only, Eligible Instruments, to pay the principal, any interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates the payments are due under the junior subordinated indenture and the terms of such debt securities;

•	we deliver to the junior subordinated trustee an opinion of counsel that states that the holders of the junior subordinated debt securities of that series will not recognize income, gain or loss for Puerto Rico or United States federal income tax purposes as a result of the deposit and will be subject to Puerto Rico or United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if no deposit had been made; and

•	if the junior subordinated debt securities of that series are listed on any domestic or foreign securities exchange, such debt securities will not be delisted as a result of the deposit.

When we use the term “Eligible Instruments” in this section, we mean monetary assets, money market instruments and securities that are payable in dollars only and are essentially risk free as to collection of principal and interest, including:

•	direct obligations of the United States backed by the full faith and credit of the United States; or

•	any obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States if the timely payment of the obligation is unconditionally guaranteed as a full faith and credit obligation by the United States.

In the event that we deposit money or Eligible Instruments, or a combination of both, in trust and discharge our obligations under a series of junior subordinated debt securities as described above, then:

•	the junior subordinated indenture, including the subordination provisions contained in the junior subordinated indenture, will no longer apply to the junior subordinated debt securities of that series; however, certain obligations to compensate, reimburse and indemnify the junior subordinated trustee, to register the transfer and exchange of junior subordinated debt securities, to replace lost, stolen or mutilated junior subordinated debt securities, to maintain paying agencies and the trust funds and to pay additional amounts, if any, required as a result of withholding taxes imposed on payments to non-U.S. persons will continue to apply; and

•	holders of junior subordinated debt securities of that series can only look to the trust fund for payment of principal, any premium and any interest on such debt securities of that series.

Defeasance of Certain Covenants and Certain Events of Default. At the time that we establish a series of junior subordinated debt securities under the junior subordinated indenture, we can provide that the debt securities of that series are subject to the covenant defeasance provisions of such indenture. If we so provide and we make the deposit and deliver the opinion of counsel described above in this section under “— Defeasance and Discharge” we will not have to comply with any covenant we designate when we establish the series of debt securities. In the event of a covenant defeasance, our obligations under the junior subordinated indenture and the junior subordinated debt securities, other than with respect to the covenants specifically referred to above, will remain in effect.

If we exercise our option not to comply with the covenants listed above and the junior subordinated debt securities of that series become immediately due and payable because an event of default under the junior subordinated indenture has occurred, other than as a result of an event of default specifically referred to above, the amount of money and Eligible Instruments on deposit with the junior subordinated trustee will be sufficient to pay the principal, any interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the date the payments are due under the junior subordinated indenture and the terms of the junior subordinated debt securities, but may not be sufficient to pay amounts due at the time of acceleration. However, we would remain liable for the balance of the payments.

Conversion or Exchange

The junior subordinated debt securities may be convertible or exchangeable into junior subordinated debt securities of another series or into trust preferred securities of any of our trusts, on the terms provided in the applicable prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of shares of trust preferred securities or other securities to be received by the holders of junior subordinated debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

Subordination

The junior subordinated debt securities will be subordinated to all of our existing and future Senior Debt, as defined below. Our “Senior Debt” includes our senior debt securities and our subordinated debt securities and means:

•	any of our indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debt securities, notes or other written instruments,

•	our obligations under letters of credit,

•	any of our indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates, and

•	any guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business) or other similar contingent obligations in respect of obligations of others of a type described above, whether or not such obligation is classified as a liability on a balance sheet prepared in accordance with generally accepted accounting principles, whether outstanding on the date of execution of the junior subordinated indenture or thereafter incurred, other than obligations expressly on a parity with or junior to the junior subordinated debt securities. The junior subordinated debt securities will rank on a parity with obligations evidenced by any debt securities, and guarantees in respect of those debt securities, initially issued to any trust, partnership or other entity affiliated with us, that is, directly or indirectly, our financing vehicle in connection with the issuance by such entity of capital securities or other similar securities.

If certain events relating to a bankruptcy, insolvency or reorganization of Popular occur, we will first pay all Senior Debt, including any interest accrued after the events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the junior subordinated debt securities. In such an event, we will pay or deliver directly to the holders of Senior Debt any payment or distribution otherwise payable or deliverable to holders of the junior subordinated debt securities. We will make the payments to the holders of Senior Debt according to priorities existing among those holders until we have paid all Senior Debt, including accrued interest, in full. Notwithstanding the subordination provisions discussed in this paragraph, we may make payments or distributions on the junior subordinated debt securities so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•	payment on those securities is subordinate to outstanding Senior Debt and any securities issued with respect to Senior Debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of the junior subordinated debt securities.

If such events relating to a bankruptcy, insolvency or reorganization of Popular occur, after we have paid in full all amounts owed on Senior Debt, the holders of junior subordinated debt securities, together with the holders of any of our other obligations ranking equal with those junior subordinated debt securities, will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the junior subordinated debt securities and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to those junior subordinated debt securities.

If we violate the junior subordinated indenture by making a payment or distribution to holders of the junior subordinated debt securities before we have paid all the Senior Debt in full, then such holders of the junior subordinated debt securities will be deemed to have received the payments or distributions in trust for the benefit of, and will have to pay or transfer the payments or distributions to, the holders of the Senior Debt outstanding at the time. The payment or transfer to the holders of the Senior Debt will be made according to the priorities existing among those holders. Notwithstanding the subordination provisions discussed in this paragraph, holders of junior subordinated debt securities will not be required to pay, or transfer payments or distributions to, holders of Senior Debt so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•	payment on those securities is subordinate to outstanding Senior Debt and any securities issued with respect to Senior Debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of those junior subordinated debt securities.

Because of the subordination, if we become insolvent, holders of Senior Debt may receive more, ratably, and holders of the junior subordinated debt securities may receive less, ratably, than our other creditors. This type of subordination will not prevent an event of default from occurring under the junior subordinated indenture in connection with the junior subordinated debt securities.

We may modify or amend the junior subordinated indenture as provided under “— Modification of Junior Subordinated Indenture” above. However, the modification or amendment may not, without the consent of the holders of all Senior Debt outstanding, modify any of the provisions of the junior subordinated indenture relating to the subordination of the junior subordinated debt securities in a manner that would adversely affect the holders of Senior Debt.

The junior subordinated indenture places no limitation on the amount of Senior Debt that we may incur. We expect from time to time to incur additional indebtedness and other obligations constituting Senior Debt.

Governing Law

The junior subordinated indenture and the junior subordinated debt securities will be governed by, and construed in accordance with, the internal laws of the Commonwealth of Puerto Rico.

The Trustee

The junior subordinated trustee will have all of the duties and responsibilities specified under the Trust Indenture Act. Other than its duties in case of a default, the trustee is under no obligation to exercise any of the powers under the junior subordinated indenture at the request, order or direction of any holders of junior subordinated debt securities unless offered reasonable indemnification.

Correspondence Between Junior Subordinated Debt Securities and Trust Preferred Securities

Popular may issue one or more series of junior subordinated debt securities under the junior subordinated indenture with terms corresponding to the terms of a series of trust preferred securities. In each such instance, concurrently with the issuance of a trust’s preferred securities, such trust will invest the proceeds from that issuance, together with the consideration paid by Popular for the common securities of such trust, in that series of junior subordinated debt securities. Each series of junior subordinated debt securities will be in a principal amount equal to the aggregate stated liquidation amount of the related trust preferred securities and the common securities of such trust and will rank equally with all other series of junior subordinated debt securities. Holders of the trust preferred securities will have the rights, in connection with modifications to the junior subordinated indenture or upon occurrence of an event of default, as described under “— Modification of Junior Subordinated Indenture” and “— Events of Default, Waiver and Notice.”

Unless otherwise specified in the applicable prospectus supplement, if a tax event, investment company event or capital treatment event relating to a trust occurs and continues, we may, at our option and subject to any required prior approval of the Federal Reserve, redeem the junior subordinated debt securities at any time within 90 days of the occurrence of such event, in whole but not in part, subject to the provisions of the junior subordinated indenture and whether or not such junior subordinated debt securities are then redeemable at our option.

The redemption price for any junior subordinated debt security shall be equal to 100% of the principal amount of such junior subordinated debt security then outstanding plus accrued and unpaid interest to the redemption date. As long as a trust is the holder of all the outstanding junior subordinated debt securities of a series, the proceeds of any redemption will be used by such trust to redeem the related trust securities in accordance with their terms.

We will covenant, as to each series of junior subordinated debt securities:

•	to directly or indirectly maintain 100% ownership of the common securities of the applicable trust unless a permitted successor succeeds to ownership of the common securities;

•	not to voluntarily terminate, wind up or liquidate any trust, except:

•	in connection with a distribution of junior subordinated debt securities to the holders of trust preferred securities in exchange therefor upon liquidation of such trust, or

•	in connection with certain mergers, consolidations or amalgamations permitted by the applicable trust agreement, in either such case, if so specified in the applicable prospectus supplement and upon any required prior approval of the Federal Reserve; and

•	to use our reasonable efforts, consistent with the terms and provisions of the applicable trust agreement, to cause such trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal or Puerto Rico income tax purposes.

DESCRIPTION OF CAPITAL SECURITIES WE MAY OFFER

Trust Preferred Securities

The trust preferred securities will be issued by a trust under the terms of a trust agreement. Each trust agreement will be qualified as an indenture under the Trust Indenture Act. Each trust may issue only one series of trust preferred securities. The property trustee will act as trustee for each series of trust preferred securities under the applicable trust agreement for purposes of compliance with the provisions of the Trust Indenture Act. The terms of each series of trust preferred securities will include those stated in the applicable trust agreement and those made part of such trust agreement by the Trust Indenture Act.

We have summarized material terms and provisions of the trust preferred securities in this section. This summary is not intended to be complete and is qualified by the trust agreement, the form of which we filed as an exhibit to the registration statement, the Delaware Statutory Trust Act and the Trust Indenture Act.

As used in this section, “we,” “us,” “our” and similar terms mean Popular, Inc. with respect to Popular Capital Trust III, Popular Capital Trust IV, and Popular, Inc. and Popular North America, Inc. with respect to Popular North America Capital Trust II and Popular North America Capital Trust III. References in this prospectus to the “Trusts” refer to Popular Capital Trust III, Popular Capital Trust IV, Popular North America Capital Trust II and Popular North America Capital Trust III.

Each trust agreement authorizes the trustees of the applicable trust to issue trust securities on behalf of such trust. The trust securities represent undivided beneficial interests in the assets of such trust. We will own, directly or indirectly, all of a trust’s common securities. The common securities rank equally, and payments will be made on a pro rata basis, with the trust preferred securities except as set forth under “— Ranking of Trust Securities.”

Each trust agreement does not permit a trust to issue any securities other than the trust securities or to incur any indebtedness. Under each trust agreement, the property trustee will own the junior subordinated debt securities purchased by such trust for the benefit of the holders of the trust securities.

The guarantee agreement we execute for the benefit of the holders of trust preferred securities will be a guarantee on a subordinated basis with respect to the related trust securities. However, such guarantee will not guarantee payment of distributions or amounts payable on redemption or liquidation of such trust securities when a trust does not have funds on hand available to make such payments. See “— Description of Guarantees” below.

Distributions

Distributions on each series of trust preferred securities:

•	will be cumulative;

•	will accumulate from the date of original issuance; and

•	will be payable on such dates as specified in the applicable prospectus supplement.

In the event that any date on which distributions are payable on the trust preferred securities is not a business day, then payment of the distribution will be made on the next succeeding business day, and without any interest or other payment in respect to any such delay. Each date on which distributions are payable in accordance with the foregoing is referred to as a “distribution date.” The term “distribution” includes any interest payable on unpaid distributions unless otherwise stated. Unless otherwise specified in the applicable prospectus supplement, a “business day” is a day other than a Saturday, a Sunday, or any other day on which banking institutions in Puerto Rico, Wilmington, Delaware and New York, New York are authorized or required by law, regulation or executive order to remain closed or are customarily closed.

The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of distributions payable for any period shorter than a full distribution period will be computed on the basis of the actual number of days elapsed in a partial month in that period. Distributions to which holders of trust preferred securities are entitled but are not paid will accumulate additional distributions at the annual rate if and as specified in the applicable prospectus supplement.

If provided in the applicable prospectus supplement, we have the right under the junior subordinated indenture and the junior subordinated debt securities to which the prospectus supplement relates to defer the payment of interest on the junior subordinated debt securities for up to a number of consecutive interest payment periods that will be specified in the applicable prospectus supplement. We refer to this period as an “extension period.” No extension period may extend beyond the stated maturity of the junior subordinated debt securities to which the extension period relates.

As a consequence of any such deferral, distributions on the trust preferred securities would be deferred by the related trust during any extension period, but would continue to accumulate additional distributions at the annual rate set forth in the prospectus supplement for such trust preferred securities.

Unless otherwise specified in the applicable prospectus supplement, if we exercise our deferral right, then during any extension period, we may not:

•	make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the junior subordinated debt securities (except for partial payments of interest with respect to the junior subordinated debt securities); or

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock, other than:

•	any repurchase, redemption or other acquisition of shares of our capital stock (1) in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors, (2) in connection with a dividend reinvestment or stockholder stock purchase plan or (3) in connection with the issuance of our capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into before the applicable extension period;

•	any exchange, redemption or conversion of any class or series of our capital stock, or any capital stock of one of our subsidiaries, for any other class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock;

•	any purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged;

•	any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto;

•	payments by us under any guarantee agreement executed for the benefit of the trust preferred securities; or

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock.

The funds available to each trust for distribution to holders of its trust preferred securities will be limited to payments under the junior subordinated debt securities in which such trust invests the proceeds from the issuance and sale of its trust securities. See “Description of Debt Securities We May Offer — Junior Subordinated Debt Securities — Correspondence Between Junior Subordinated Debt Securities and Trust Preferred Securities.” If we do not make interest payments on such junior subordinated debt securities, the property trustee will not have funds available to pay distributions on the related trust preferred securities. To the extent a trust has funds legally available for the payment of such distributions and cash sufficient to make such payments, the payment of distributions is guaranteed by us on the basis set forth below under “— Description of Guarantees.”

Distributions on the trust preferred securities will be payable to the holders of such securities as they appear on the register of the applicable trust on the relevant record dates, which shall be the 15th calendar day, whether or not a business day, before the distribution date.

Redemption or Exchange

Mandatory Redemption

Upon the repayment or redemption, in whole or in part, of any junior subordinated debt securities, whether at stated maturity or upon earlier redemption as provided in the junior subordinated indenture, the property trustee will apply the proceeds from such repayment or redemption to redeem a like amount, as defined below, of the related trust securities, upon not less than 30 nor more than 60 days’ notice. The redemption price will equal the aggregate liquidation amount of such trust securities, as defined below, plus accumulated but unpaid distributions to the date of redemption and the amount of the premium, if any, paid by us upon the concurrent redemption of such junior subordinated debt securities. See “Description of Debt Securities We May Offer — Junior Subordinated Debt Securities — Redemption.” If less than all of any series of junior subordinated debt securities are to be repaid or redeemed on a redemption date, then the proceeds from such repayment or redemption will be allocated pro rata to the redemption of the related trust preferred securities and the common securities, except as set forth below under “— Ranking of Trust Securities.”

The amount of premium, if any, paid by us upon the redemption or repayment of all or any part of any series of junior subordinated debt securities will be allocated pro rata to the redemption of the related trust preferred securities and common securities, except as set forth below under “— Ranking of Trust Securities.”

We will have the right to redeem any series of junior subordinated debt securities:

•	on or after such date as may be specified in the applicable prospectus supplement, in whole at any time or in part from time to time; or

•	at any time, in whole but not in part, upon the occurrence of a tax event, investment company event or capital treatment event, in any case subject to receipt of any required prior approval by the Federal Reserve. See “Description of Debt Securities We May Offer — Junior Subordinated Debt Securities — Redemption.”

Within 90 days after any tax event, investment company event or capital treatment event occurs and continues, we will have the right to redeem the junior subordinated debt securities in whole, but not in part, and thereby cause a mandatory redemption of the related trust preferred securities and common securities in whole, but not in part, at the redemption price described above. In the event:

•	a tax event, investment company event or capital treatment event occurs and continues, and

•	we do not elect to redeem the junior subordinated debt securities and thereby cause a mandatory redemption of the related trust preferred securities and common securities or to dissolve the related trust and cause the junior subordinated debt securities to be distributed to holders of such trust preferred securities and common securities in exchange therefor upon liquidation of the trust as described below, the related trust preferred securities will remain outstanding.

“Like Amount” means:

•	with respect to a redemption of any series of trust securities, trust securities of such series having a liquidation amount equal to that portion of the principal amount of junior subordinated debt securities to be contemporaneously redeemed in accordance with the junior subordinated indenture, the proceeds of which will be used to pay the redemption price of such trust securities; and

•	with respect to a distribution of junior subordinated debt securities to holders of any series of trust securities in exchange therefor in connection with a dissolution or liquidation of a trust, junior subordinated debt securities having a principal amount equal to the liquidation amount of the trust securities of the holder to whom such junior subordinated debt securities would be distributed.

“Liquidation Amount” means the stated amount per trust security as set forth in the applicable prospectus supplement.

Distribution of Junior Subordinated Debt Securities

We will have the right at any time to liquidate a trust and cause the junior subordinated debt securities to be distributed to the holders of the related trust securities. This may require the prior approval of the Federal Reserve. Upon liquidation of the trust and after satisfaction of the liabilities of creditors of such trust as provided by applicable law, the junior subordinated debt securities held by such trust will be distributed to the holders of the trust securities of such trust in exchange therefor.

After the liquidation date fixed for any distribution of junior subordinated debt securities for any series of trust preferred securities:

•	such series of trust preferred securities will no longer be deemed to be outstanding;

•	the depositary or its nominee, as the record holder of such series of trust preferred securities, will receive a registered global certificate or certificates representing the junior subordinated debt securities to be delivered upon such distribution;

•	any certificates representing such series of trust preferred securities not held by The Depository Trust Company, or “DTC,” or its nominee, or surrendered to the exchange agent will be deemed to represent the junior subordinated debt securities to be delivered in the exchange, having a principal amount equal to the stated liquidation amount of such series of trust preferred securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such series of trust preferred securities until such certificates are so surrendered for transfer or reissuance; and

•	all rights of the holders of such trust preferred securities will cease, except the right to receive junior subordinated debt securities, in the principal amount set forth above, upon such surrender.

Redemption Procedures

Trust preferred securities redeemed on any redemption date will be redeemed at the redemption price, as described in the applicable prospectus supplement, with the proceeds from the contemporaneous redemption of the junior subordinated debt securities. Redemptions of trust preferred securities shall be made and the redemption price shall be payable on each redemption date only to the extent that the applicable trust has funds on hand available for the payment of such redemption price. See also “— Ranking of Trust Securities” below. Redemptions of trust preferred securities may require prior approval of the Federal Reserve.

If a trust gives a notice of redemption of its trust preferred securities, then, by 12:00 noon, New York time, on the redemption date, to the extent funds are available, the property trustee will deposit irrevocably with DTC funds sufficient to pay the redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to the holders of such trust preferred securities. If such trust preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for such trust preferred securities funds sufficient to pay the redemption price and will give such paying agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing such trust preferred securities.

Notwithstanding the foregoing, distributions payable on or before the redemption date for any trust preferred securities called for redemption will be payable to the holders of such trust preferred securities on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit:

•	all rights of the holders of such trust preferred securities will cease, except the right to receive the redemption price on the redemption date, but without interest on such redemption price after the date of redemption; and

•	such trust preferred securities will cease to be outstanding.

In the event that any date fixed for redemption of trust preferred securities is not a business day, then payment of the redemption price will be made on the next succeeding business day, without any interest or any other payment in respect of any such delay. In the event that payment of the redemption price in respect of trust preferred securities called for redemption is improperly withheld or refused and not paid either by the applicable trust or by us pursuant to the guarantee as described under “— Description of Guarantees,” distributions on such trust preferred securities will continue to accrue at the then-applicable rate, from the redemption date originally established by such trust for such trust preferred securities to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

If less than all of the trust securities issued by a trust are to be redeemed on a redemption date, then the aggregate liquidation amount of such trust securities to be redeemed shall be allocated pro rata to the trust preferred securities and the common securities based upon the relative liquidation amounts of such classes, except as set forth below under “— Ranking of Trust Securities.” The property trustee will select the particular trust preferred securities to be redeemed not more than 60 days before the redemption date from the outstanding trust preferred securities not previously called for redemption by any method the property trustee deems fair and appropriate, or, if the trust preferred securities are in book-entry only form, in accordance with the procedures of the depositary. The property trustee shall promptly notify the securities registrar in writing of the trust preferred securities selected for redemption and the liquidation amount to be redeemed. For all purposes of the applicable trust agreement, unless the context otherwise requires, all provisions relating to the redemption of trust preferred securities shall relate, in the case of any trust preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of trust preferred securities which has been or is to be redeemed.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to the registered address of each holder of trust securities to be redeemed.

Subject to applicable law, including, without limitation, United States federal securities laws, we or our subsidiaries may at any time and from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

Ranking of Trust Securities

Payment of distributions on, and the redemption price of and the liquidation distribution in respect of, trust preferred securities and common securities, as applicable, shall be made pro rata based on the relative liquidation amount of such trust preferred securities and common securities, except that upon certain events of default under the applicable trust agreement relating to payment defaults on the junior subordinated debt securities, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities.

In the case of any event of default under a trust agreement resulting from an event of default under the junior subordinated indenture, we, as holder of a trust’s common securities, will be deemed to have waived any right to act with respect to any such event of default under such trust agreement until all such events of default have been cured, waived or otherwise eliminated. Until all events of default under such trust agreement have been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of such trust preferred securities and not on our behalf, and only the holders of such trust preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

Pursuant to a trust agreement, a trust shall automatically dissolve upon expiration of its term and shall dissolve on the first to occur of:

•	certain events of bankruptcy, dissolution or liquidation of Popular or, for Popular North America Capital Trust II and Popular North America Capital Trust III, Popular North America;

•	the written direction from us, as holder of the trust’s common securities, to the property trustee to dissolve the trust and distribute a like amount of junior subordinated debt securities to the holders of its trust securities, subject to our having received any required prior approval of the Federal Reserve;

•	redemption of all of its trust preferred securities as described above under “— Redemption or Exchange — Mandatory Redemption;” and

•	the entry of an order for the dissolution of the trust by a court of competent jurisdiction.

Except as set forth in the next sentence, if an early dissolution occurs as described above, the property trustee will liquidate the trust as expeditiously as possible by distributing, after satisfaction of liabilities to creditors of such trust as provided by applicable law, to the holders of such trust securities a like amount of junior subordinated debt securities. If the property trustee determines that such distribution is not practical or if the early dissolution occurs as a result of the redemption of trust preferred securities, then the holders will be entitled to receive out of the assets of such trust available for distribution to holders and after satisfaction of liabilities to creditors of such trust as provided by applicable law, an amount equal to the aggregate liquidation amount plus accrued and unpaid distributions to the date of payment. If such trust has insufficient assets available to pay in full such aggregate liquidation distribution, then the amounts payable directly by such trust on its trust securities shall be paid on a pro rata basis, except as set forth under “— Ranking of Trust Securities.”

Events of Default; Notice

Any one of the following events constitutes an event of default under the applicable trust agreement, or a “trust event of default,” regardless of the reason for such event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

•	the occurrence of an event of default under the junior subordinated indenture with respect to the junior subordinated debt securities held by such trust (see “Description of Debt Securities We May Offer — Junior Subordinated Debt Securities — Events of Default, Waiver and Notice”); or

•	the default by the property trustee in the payment of any distribution on any trust security of such trust when such distribution becomes due and payable, and continuation of such default for a period of 30 days; or

•	the default by the property trustee in the payment of any redemption price of any trust security of such trust when such redemption price becomes due and payable; or

•	the failure to perform or the breach, in any material respect, of any other covenant or warranty of the trustees in the applicable trust agreement for 90 days after the defaulting trustee or trustees have received written notice of the failure to perform or breach of warranty in the manner specified in such trust agreement; or

•	the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 90 days.

Within ten days after any event of default actually known to the property trustee occurs, the property trustee will transmit notice of such event of default to the holders of the trust securities and to the administrative trustees, unless such event of default shall have been cured or waived. We, as depositor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we or they are in compliance with all the conditions and covenants applicable to us and to them under the trust agreement.

The existence of an event of default under the trust agreement, in and of itself, with respect to the junior subordinated debt securities does not entitle the holders of the related trust preferred securities to accelerate the maturity of such junior subordinated debt securities.

Removal of Trustees

Unless an event of default under the junior subordinated indenture has occurred and is continuing, the property trustee and the Delaware trustee of a trust may be removed at any time by the holder of the common securities of such trust. The property trustee and the Delaware trustee may be removed by the holders of a majority in liquidation amount of the outstanding trust preferred securities of such trust for cause or if an event of default under the junior subordinated indenture has occurred and is continuing. In no event will the holders of such trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in us, as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

Co-Trustees and Separate Property Trustee

Unless an event of default under the junior subordinated indenture shall have occurred and be continuing, at any time or from time to time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we, as the holder of the common securities, and the administrative trustees shall have the power to appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of such trust property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of such trust agreement. If an event of default under the junior subordinated indenture has occurred and is continuing, the property trustee alone shall have power to make such appointment.

Merger or Consolidation of Trustees

Any person into which the property trustee or the Delaware trustee, if not a natural person, may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such trustee, shall be the successor of such trustee under the trust agreement, provided such person shall be otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trusts

A trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to us or any other person, except as described below or as otherwise described in the applicable trust agreement. Such trust may, at our request, with the consent of the administrative trustees but without the consent of the holders of the trust preferred securities, the property trustee or the Delaware trustee, merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized as such under the laws of any state, the District of Columbia or the Commonwealth of Puerto Rico if:

•	such successor entity either:

•	expressly assumes all of the obligations of such trust with respect to the trust preferred securities, or

•	substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities, or the “successor securities,” so long as the successor securities rank the same as the trust preferred securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	we expressly appoint a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the junior subordinated debt securities;

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust preferred securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any successor securities, in any material respect;

•	such successor entity has a purpose substantially identical to that of such trust;

•	prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel to such trust experienced in such matters to the effect that:

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any successor securities, in any material respect, and

•	following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither such trust nor such successor entity will be required to register as an investment company under the Investment Company Act; and

•	we or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the applicable guarantee.

Notwithstanding the foregoing, a trust may not, except with the consent of holders of 100% in liquidation amount of its trust preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal or Puerto Rico income tax purposes.

Voting Rights; Amendment of the Trust Agreement

Except as provided below and under “— Description of Guarantees — Amendments and Assignment” and as otherwise required by law and the applicable trust agreement, the holders of trust preferred securities will have no voting rights.

We and the administrative trustees may amend a trust agreement without the consent of the holders of its trust preferred securities, unless such amendment will materially and adversely affect the interests of any holder of trust preferred securities, to:

•	cure any ambiguity, correct or supplement any provisions in such trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such trust agreement, which may not be inconsistent with the other provisions of such trust agreement; or

•	modify, eliminate or add to any provisions of such trust agreement to such extent as shall be necessary to ensure that such trust will be classified for United States federal or Puerto Rico income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that such trust will not be required to register as an “investment company” under the Investment Company Act.

We, the administrative trustees and the property trustee may generally amend a trust agreement with:

•	the consent of holders representing not less than a majority, based upon liquidation amounts, of the outstanding trust preferred securities; and

•	receipt by the trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with such amendment will not affect such trust’s status as a grantor trust for United States federal or Puerto Rico income tax purposes or the trust’s exemption from status as an “investment company” under the Investment Company Act.

However, without the consent of each holder of trust securities, a trust agreement may not be amended to:

•	change the amount or timing of any distribution required to be made in respect of such trust securities as of a specified date; or

•	restrict the right of a holder of such trust securities to institute a suit for the enforcement of any such payment on or after such date.

So long as the property trustee of a trust holds any junior subordinated debt securities, the trustees may not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding trust preferred securities of such trust:

•	direct the time, method and place of conducting any proceeding for any remedy available to the junior subordinated trustee, or executing any trust or power conferred on the junior subordinated trustee with respect to such junior subordinated debt securities;

•	waive any past default that is waivable under the junior subordinated indenture;

•	exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debt securities is due and payable; or

•	consent to any amendment, modification or termination of the junior subordinated indenture or such junior subordinated debt securities, where such consent shall be required.

If a consent under the junior subordinated indenture would require the consent of each holder of junior subordinated debt securities affected thereby, no such consent may be given by the property trustee of any trust without the prior consent of each holder of the trust preferred securities of such trust. The property trustee may not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities except by subsequent vote of the holders of the trust preferred securities. The property trustee will notify each holder of the trust preferred securities of any notice of default with respect to the junior subordinated debt securities. In addition to obtaining the foregoing approvals of the holders of the trust preferred securities, before taking any of the foregoing actions, the trustees will obtain an opinion of counsel experienced in such matters to the effect that such action would not cause such trust to be classified as other than a grantor trust for United States federal or Puerto Rico income tax purposes.

Any required approval of holders of trust preferred securities may be given at a meeting of holders of trust preferred securities convened for such purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of trust preferred securities in the manner set forth in the applicable trust agreement.

No vote or consent of the holders of trust preferred securities will be required for a trust to redeem and cancel its trust preferred securities in accordance with the applicable trust agreement.

Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned by us or our affiliates or the trustees or any of their affiliates, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Payment and Paying Agent

Payments on the trust preferred securities shall be made to the depositary, which shall credit the relevant accounts at the depositary on the applicable distribution dates. If any trust preferred securities are not held by the depositary, such payments shall be made by check mailed to the address of the holder as such address shall appear on the register.

Unless otherwise specified in the applicable prospectus supplement, the paying agent shall initially be Banco Popular de Puerto Rico. The paying agent shall be permitted to resign as paying agent upon 30 days’ written notice to the administrative trustees and to the property trustee. In the event that Banco Popular de Puerto Rico shall no longer be the paying agent, the property trustee will appoint a successor to act as paying agent, which will be a bank or trust company acceptable to the administrative trustees and to us.

Registrar and Transfer Agent

Unless otherwise specified in the applicable prospectus supplement, Banco Popular de Puerto Rico Trust Division will act as registrar and transfer agent for the trust preferred securities.

Registration of transfers of trust preferred securities will be effected without charge by or on behalf of a trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. A trust will not be required to register or cause to be registered the transfer of its trust preferred securities after such trust preferred securities have been called for redemption.

Information Concerning the Property Trustee

Other than during the occurrence and continuance of an event of default under the trust agreement, the property trustee undertakes to perform only the duties that are specifically set forth in the applicable trust agreement. After an event of default under the trust agreement, the property trustee must exercise the same degree of care and skill as a prudent individual would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the applicable trust agreement at the request of any holder of trust preferred securities unless it is offered indemnity satisfactory to it by such holder against the costs, expenses and liabilities that might be incurred. If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in such trust agreement or is unsure of the application of any provision of such trust agreement, and the matter is not one upon which holders of trust preferred securities are entitled under the applicable trust agreement to vote, then the property trustee will take any action that we direct. If we do not provide direction, the property trustee may take any action that it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

We and our affiliates maintain certain accounts and other banking relationships with the property trustee and its affiliates in the ordinary course of business.

Trust Expenses

Pursuant to the applicable trust agreement, we, as depositor, agree to pay:

•	all debts and other obligations of the trust (other than with respect to the trust preferred securities);

•	all costs and expenses of the trust, including costs and expenses relating to the organization of the trust, the fees and expenses of the trustees, and the cost and expenses relating to the operation of the trust; and

•	any and all taxes and costs and expenses with respect thereto, other than withholding taxes, to which the trust might become subject.

Governing Law

The trust agreements will be governed by and construed in accordance with the laws of Delaware.

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of and to operate the applicable trust in such a way that it will not be required to register as an “investment company” under the Investment Company Act or characterized as other than a grantor trust for United States federal or Puerto Rico income tax purposes. The administrative trustees are authorized and directed to conduct their affairs so that the junior subordinated debt securities will be treated as indebtedness of Popular or Popular North America, as applicable, for Puerto Rico income tax purposes.

In this regard, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the applicable trust or the applicable trust agreement, that we and the administrative trustees determine to be necessary or desirable to achieve such end, as long as such action does not materially and adversely affect the interests of the holders of the applicable trust preferred securities.

Holders of the trust preferred securities have no preemptive or similar rights.

No trust may borrow money or issue debt or mortgage or pledge any of its assets.

Common Securities

In connection with the issuance of trust preferred securities, the applicable trust will issue one series of common securities. The prospectus supplement relating to such issuance will specify the terms of such common securities, including distributions, redemption, voting and liquidation rights. Except for voting rights, the terms of the common securities will be substantially identical to the terms of the trust preferred securities. The common securities will rank equally, and payments will be made on the common securities pro rata, with the trust preferred securities, except as set forth under “Description of Trust Preferred Securities — Ranking of Trust Securities.” Except in limited circumstances, the common securities of a trust carry the right to vote to appoint, remove or replace any of the trustees of that trust. We will own, directly or indirectly, all of the common securities of the trusts.

Description of Guarantees

Set forth below is a summary of information concerning the guarantee that we will execute and deliver for the benefit of the holders of trust preferred securities when a trust issues trust securities. Each trust preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. The guarantee trustee for purposes of the Trust Indenture Act will be named in the applicable prospectus supplement. The guarantee trustee will hold the trust preferred securities guarantee for the benefit of the holders of the trust preferred securities.

General

Under a trust preferred securities guarantee, we will irrevocably and unconditionally agree to pay in full to the holders of the trust securities, except to the extent paid by the applicable trust, as and when due, regardless of any defense, right of set-off or counterclaim which such trust may have or assert, the following payments, which are referred to as “guarantee payments,” without duplication:

•	any accrued and unpaid distributions that are required to be paid on the trust preferred securities, to the extent such trust has funds available for distributions;

•	the redemption price, plus all accrued and unpaid distributions relating to any trust preferred securities called for redemption by such trust, to the extent such trust has funds available for redemptions; and

•	upon a voluntary or involuntary dissolution, winding-up or termination of such trust, other than in connection with the distribution of junior subordinated debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities, the lesser of:

•	the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment to the extent such trust has funds available; and

•	the amount of assets of such trust remaining for distribution to holders of the trust preferred securities in liquidation of such trust.

The redemption price and liquidation amount will be fixed at the time the trust preferred securities are issued.

Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts to the holders of trust preferred securities or by causing the applicable trust to pay such amounts to such holders.

A trust preferred securities guarantee will not apply to any payment of distributions except to the extent a trust shall have funds available for such payments. If we do not make interest payments on the junior subordinated debt securities purchased by a trust, such trust will not pay distributions on the trust preferred securities and will not have funds available for such payments. See “— Status of the Guarantees” below. Because we are a holding company, our rights to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. Except as otherwise described in the applicable prospectus supplement, the trust preferred securities guarantees do not limit the incurrence or issuance by us of other secured or unsecured debt.

A trust preferred securities guarantee, when taken together with our obligations under the junior subordinated debt securities, the junior subordinated indenture and the applicable trust agreement, including our obligations to pay costs, expenses, debts and liabilities of the applicable trust, other than those relating to trust securities, will provide a full and unconditional guarantee on a subordinated basis of payments due on the trust preferred securities.

Unless otherwise specified in the applicable prospectus supplement, we will also agree separately to irrevocably and unconditionally guarantee the obligations of each trust with respect to the common securities to the same extent as the trust preferred securities guarantees.

Status of the Guarantees

A guarantee will be unsecured and will rank:

•	subordinate and junior in right of payment to all our other liabilities in the same manner as the junior subordinated debt securities as set forth in the junior subordinated indenture; and

•	equally with all other trust preferred security guarantees that we issue.

A guarantee will constitute a guarantee of payment and not of collection, which means that the guaranteed party may sue the guarantor to enforce its rights under the guarantee without suing any other person or entity. A guarantee will be held by the guarantee trustee for the benefit of the holders of the related trust securities. A guarantee will be discharged only by payment of the guarantee payments in full to the extent not paid by the trust or upon the distribution of the junior subordinated debt securities.

Amendments and Assignment

A trust preferred securities guarantee may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding relevant trust preferred securities. No vote will be required, however, for any changes that do not adversely affect the rights of holders of such trust preferred securities in any material respect. All guarantees and agreements contained in a trust preferred securities guarantee will bind our successors, assignees, receivers, trustees and representatives and will be for the benefit of the holders of the trust preferred securities then outstanding.

Termination of the Guarantees

A trust preferred securities guarantee will terminate (1) upon full payment of the redemption price of all related trust preferred securities, (2) upon distribution of the junior subordinated debt securities to the holders of the related trust securities or (3) upon full payment of the amounts payable in accordance with the applicable trust agreement upon liquidation of the trust. A trust preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sums paid under the trust preferred securities or the trust preferred securities guarantee.

Events of Default

An event of default under a trust preferred securities guarantee will occur if we fail to perform any payment obligation or other obligation under such guarantee.

The holders of a majority in liquidation amount of the trust preferred securities of a trust have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee of such trust in respect of the applicable trust preferred securities guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. Any holder of trust preferred securities may institute a legal proceeding directly against us to enforce the guarantee trustee’s rights and our obligations under the applicable trust preferred securities guarantee, without first instituting a legal proceeding against such trust, the guarantee trustee or any other person or entity.

As guarantor, we are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all applicable conditions and covenants under the trust preferred securities guarantee.

Information Concerning the Guarantee Trustee

Prior to the occurrence of an event of default relating to a trust preferred securities guarantee, the guarantee trustee is required to perform only the duties that are specifically set forth in such trust preferred securities guarantee. Following the occurrence of an event of default, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Provided that the foregoing requirements have been met, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the trust preferred securities guarantee at the request of any holder of trust preferred securities unless offered indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred thereby.

We and our affiliates maintain certain accounts and other banking relationships with the guarantee trustee and its affiliates in the ordinary course of business.

Governing Law

The trust preferred securities guarantees will be governed by and construed in accordance with the internal laws of the Commonwealth of Puerto Rico.

Relationship Among Trust Preferred Securities

Junior Subordinated Debt Securities And Guarantees

As set forth in the applicable trust agreement, the sole purpose of a trust is to issue the trust securities and to invest the proceeds in junior subordinated debt securities.

As long as payments of interest and other payments are made when due on a series of junior subordinated debt securities, those payments will be sufficient to cover the distributions and payments due on the related trust securities. This is due to the following factors:

•	the aggregate principal amount of such junior subordinated debt securities will be equal to the sum of the aggregate stated liquidation amount of such trust securities;

•	the interest rate and the interest and other payment dates on such junior subordinated debt securities will match the distribution rate and distribution and other payment dates for such trust securities;

•	under the junior subordinated indenture, we will pay, and the applicable trust will not be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of such trust, other than those relating to such trust securities; and

•	the applicable trust agreement further provides that the trustees may not cause or permit the trust to engage in any activity that is not consistent with the purposes of the trust.

To the extent that funds are available, we guarantee payments of distributions and other payments due on trust preferred securities to the extent described in this prospectus. If we do not make interest payments on a series of junior subordinated debt securities, the related trust will not have sufficient funds to pay distributions on the trust preferred securities. A trust preferred securities guarantee is a subordinated guarantee in relation to the trust preferred securities. A trust preferred securities guarantee does not apply to any payment of distributions unless and until such trust has sufficient funds for the payment of such distributions. See “— Description of Guarantees above”.

We have the right to set off any payment that we are otherwise required to make under the junior subordinated indenture with any payment that we have previously made or are concurrently on the date of such payment making under a related guarantee.

A trust preferred securities guarantee covers the payment of distributions and other payments on the trust preferred securities of a trust only if and to the extent that we have made a payment of interest or principal or other payments on the junior subordinated debt securities. A trust preferred securities guarantee, when taken together with our obligations under the junior subordinated debt securities and the junior subordinated indenture and our obligations under the applicable trust agreement, will provide a full and unconditional guarantee of distributions, redemption payments and liquidation payments on the related trust preferred securities.

If we fail to make interest or other payments on the junior subordinated debt securities when due, taking account of any extension period, the applicable trust agreement allows the holders of the related trust preferred securities to direct the property trustee to enforce its rights under the junior subordinated debt securities. If the property trustee fails to enforce these rights, any holder of such trust preferred securities may directly sue us to enforce such rights without first suing the property trustee or any other person or entity. See “— Trust Preferred Securities — Voting Rights; Amendment of the Trust Agreement.”

A holder of trust preferred securities may institute a direct action if we fail to make interest or other payments on the junior subordinated debt securities when due, taking account of any extension period. A direct action may be brought without first:

•	directing the property trustee to enforce the terms of the junior subordinated debt securities, or

•	suing us to enforce the property trustee’s rights under the junior subordinated debt securities. In connection with such direct action, we will be subrogated to the rights of such holder of trust preferred securities under the applicable trust agreement to the extent of any payment made by us to such holder of trust preferred securities. Consequently, we will be entitled to payment of amounts that a holder of trust preferred securities receives in respect of an unpaid distribution to the extent that such holder receives or has already received full payment relating to such unpaid distribution from such trust.

We acknowledge that the guarantee trustee will enforce the trust preferred securities guarantees on behalf of the holders of the trust preferred securities. If we fail to make payments under the trust preferred securities guarantee, the holders of the related trust preferred securities may direct the guarantee trustee to enforce its rights under such guarantee. If the guarantee trustee fails to enforce the trust preferred securities guarantee, any holder of trust preferred securities may directly sue us to enforce the guarantee trustee’s rights under the trust preferred securities guarantee. Such holder need not first sue the trust, the guarantee trustee, or any other person or entity. A holder of trust preferred securities may also directly sue us to enforce such holder’s right to receive payment under the trust preferred securities guarantees. Such holder need not first direct the guarantee trustee to enforce the terms of the trust preferred securities guarantee or sue such trust or any other person or entity.

We and each trust believe that the above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by us of payments due on the trust preferred securities. See “— Description of Guarantees — General.”

Limited Purpose of Trust

Each trust’s preferred securities evidence a beneficial interest in the assets such trust, and such trust exists for the sole purpose of issuing its trust preferred securities and common securities and investing the proceeds in junior subordinated debt securities issued by Popular or Popular North America, as applicable. A principal difference between the rights of a holder of a trust preferred security and a holder of a junior subordinated debt security is that a holder of a junior subordinated debt security is entitled to receive from us the principal amount of and interest accrued on such junior subordinated debt securities, while a holder of trust preferred securities is entitled to receive distributions from such trust, or from us under the related guarantee, if and to the extent such trust has funds available for the payment of such distributions.

Rights Upon Dissolution

Upon any voluntary or involuntary dissolution, winding up or liquidation of a trust involving the liquidation of the junior subordinated debt securities, after satisfaction of liabilities to creditors of such trust, the holders of the trust preferred securities of such trust will be entitled to receive, out of the assets held by such trust, the liquidation distribution in cash. See “— Trust Preferred Securities — Liquidation Distribution Upon Dissolution.” Upon any voluntary or involuntary liquidation or bankruptcy of Popular or Popular North America, as applicable, the property trustee, as holder of the junior subordinated debt securities, would be a subordinated creditor of Popular or Popular North America, as applicable, subordinated in right of payment to all Senior Debt as set forth in the junior subordinated indenture, but entitled to receive payment in full of principal and interest before any of our stockholders receive distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of each trust, other than such trust’s obligations to the holders of its trust preferred securities, the positions of a holder of such trust preferred securities and a holder of such junior subordinated debt securities relative to other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

DESCRIPTION OF CAPITAL STOCK

Capital Stock

Our authorized capital stock consists of 700,000,000 shares of common stock, par value $0.01 per share, and 30,000,000 shares of preferred stock, without par value. The preferred stock is issuable in one or more series, with such terms, and at such times and for such consideration as our Board of Directors determines. As of March 31, 2009, there were issued and outstanding 282,034,819 shares of common stock and 24,410,000 shares of preferred stock. The preferred stock is divided into three series with an aggregation liquidation of $1.52 billion. Shares of our common stock are traded on the NASDAQ Stock Market under the symbol “BPOP.” Shares of our 6.375% Non-Cumulative Monthly Income Preferred Stock, 2003, Series A and 8.25% Non-Cumulative Monthly Income Preferred Stock, Series B are traded on the Nasdaq Stock Market under the symbols “BPOPO” and “BPOPP,” respectively. We also issued 935,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series C, liquidation preference $1,000 per share (the “Series C Preferred Shares”) on December 5, 2008.

The following description summarizes the material provisions of our common stock. It does not purport to be complete and is subject in all respects to the applicable provisions of the Puerto Rico General Corporations Law, our Certificate of Incorporation (the “Certificate”), and the Certificates of Designation describing each series of preferred stock.

Common Stock

Subject to the rights of holders of any preferred stock outstanding, holders of our common stock are entitled to receive ratably such dividends, if any, as our Board of Directors may in its discretion declare out of legally available funds.

The holders of our common stock are entitled to one vote per share on all matters brought before the stockholders. The holders of our common stock do not have the right to cumulate their shares of our common stock in the election of directors. The Certificate provides that the approval of our merger, reorganization, or consolidation or the sale, lease or hypothecation of substantially all of our assets or the approval of our voluntary dissolution requires the vote of the holders of 75% of the total number of our outstanding shares of common stock.

In the event of our liquidation, holders of our common stock will be entitled to receive pro rata any assets distributable to stockholders with respect to the shares held by them, after payment of liabilities and such preferential amounts as may be required to be paid to the holders of our outstanding series of preferred stock and any preferred stock we hereafter issue.

The Certificate provides that the members of our Board of Directors are divided into three classes as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of stockholders, one-third of the members of our Board of Directors will be elected for a three-year term, and the other directors will remain in office until their three-year terms expire. Therefore, control of our Board of Directors cannot be changed in one year, and at least two annual meetings must be held before a majority of the members of our Board of Directors can be changed.

The Certificate provides that a director, or the entire Board of Directors, may be removed by the stockholders only for cause. The Certificate and our Bylaws also provide that the affirmative vote of the holders of at least two-thirds of the combined voting power of the outstanding capital stock entitled to vote generally for the election of directors is required to remove a director or the entire Board of Directors from office for cause or to amend the Certificate. Certain portions of the Certificate described in certain of the preceding paragraphs, including those related to the classified Board of Directors, may be amended only by the affirmative vote of the holders of two-thirds of the total number of our outstanding shares of common stock.

Certain of the provisions contained in the Certificate have the effect of making it more difficult to change our Board of Directors, and may make our Board of Directors less responsive to stockholder control. These provisions also may tend to discourage attempts by third parties to acquire us because of the additional time and expense involved and a greater possibility of failure, and, as a result, may adversely affect the price that a potential purchaser would be willing to pay for our capital stock, thereby reducing the amount a stockholder might realize in, for example, a tender offer for our capital stock.

Pursuant to the Certificate, holders of our common stock are entitled to preferential rights to subscribe for newly issued shares of our common stock on a pro rata basis unless, in approving the issuance of our common stock, or any transaction resulting in the issuance of any of our common stock, our Board of Directors unanimously resolves otherwise. The stockholders have no preference to subscribe therefor in the event of new issues of shares of stock which may be authorized pursuant to any dividend reinvestment and stock purchase plan or which may be authorized in order to exchange such new shares of stock for property which our Board of Directors may consider convenient or necessary for us to acquire, nor shall the stockholders have any right of preference therefor in the event of new issues of stock in payment of services rendered to us, or of shares of stock to be issued for sale to officers or employees, on the basis of options, as an incentive either to commence or to continue rendering services to us. There are no redemption or call provisions applicable to shares of our common stock.

The outstanding shares of our common stock are, and shares of our common stock offered hereby upon their due issuance, delivery and the receipt of payment therefor will be, validly issued, fully paid and nonassessable.

The Registrar and Transfer Agent for our common stock is Banco Popular de Puerto Rico.

Preferred Stock

Our Board of Directors is authorized to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be expressed in the resolution or resolutions providing for the issuance thereof to be adopted by our Board of Directors, except as otherwise provided in the Certificate or any amendment thereto.

The issuance of shares of preferred stock could make it more difficult and more expensive for another person or entity to obtain control of us in a merger, tender offer, proxy fight or similar transaction. The ability of our Board of Directors to issue shares of preferred stock in such a situation could have the effect of discouraging a potential acquiror and may have an adverse effect on stockholders wishing to participate in a merger, tender offer or proxy fight. Our management is not aware of any person or entity currently seeking control of us.

We have three outstanding series of preferred which are described below.

	Number of	Annual		Liquidation			Conversion	General
	Shares	Dividend		Preference	Accumulation	Date First	or Exchange	Voting
Title of Series	Outstanding	Rate(1)		per Share(2)	of Dividends	Redeemable(3)	Rights	Rights(4)

6.375% Non-Cumulative Monthly Income Preferred Stock, 2003 Series A (the “6.375% Preferred Stock”)	7,475,000	6.375%		$25	Non-cumulative	March 31, 2008	None	No
8.25% Non-Cumulative Monthly Income Preferred Stock, Series B (the “8.25% Preferred Stock”)	16,000,000	8.25%		$25	Non-cumulative	May 28, 2013	None	No
Fixed Rate Cumulative Perpetual Preferred Stock, Series C (“Series C Preferred Stock”)	935,000	5.00	%(5)	$1,000	Cumulative	December 5, 2011	None	No

(1)	Based on a percentage of the applicable liquidation preference per share.

(2)	See “Liquidation Rights” below for additional information.

(3)	See “Redemption” below for additional information.

(4)	See “Voting Rights” below for additional information.

(5)	Commencing on December 5, 2013 the annual dividend rate increases to 9.00%.

Dividend Rights and Limitations

The holders of the shares of 6.375% Preferred Stock and the 8.25% Preferred Stock are entitled to receive noncumulative cash dividends when, as and if declared by the Board of Directors, at their respective annual dividend rates, payable monthly. The holders of the Series C Preferred Stock are entitled to receive cumulative cash dividends, when, as and if declared by the Board of Directors at the applicable dividend rate, payable quarterly. The holders of each of the three series of preferred stock are entitled to receive such dividends prior to any payment of dividends or distribution of assets to holders of the common stock and to any other class of capital stock ranking junior to the 6.375% Preferred Stock, the 8.25% Preferred Stock and the Series C Preferred Stock with respect to the payment of dividends.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of the 6.375% Preferred Stock, the 8.25% Preferred Stock and the Series C Preferred Stock are entitled to receive out of the remaining assets an amount in cash equal to their liquidation preference per share plus accrued and unpaid dividends thereon (limited to the then current monthly dividend period in the case of the two series that are non-cumulative) to date of the distribution. This distribution must be made before any payment may be made to the holders of our common stock or any other securities ranking junior to the 6.375% Preferred Stock, the 8.25% Preferred Stock or the Series C Preferred Stock as to the distribution of assets upon liquidation. No distribution of this type or payment on account of our liquidation, dissolution or winding up may be made to the holders of the shares of any class or series of stock ranking on a parity with the 6.375% Preferred Stock, the 8.25% Preferred Stock or the Series C Preferred Stock as to the distribution of assets upon liquidation, unless the holders of each of such series of Preferred Stock receive like amounts ratably in accordance with the full distributive amounts which they and the holders of parity stock are respectively entitled to receive upon this preferential distribution.

After the payment to the holders of the 6.375% Preferred Stock, the 8.25% Preferred Stock and the Series C Preferred Stock of the full preferential amounts provided for above, the holders of such shares will have no right or claim to any of the remaining assets.

Redemption

The 6.375% Preferred Stock is subject to redemption in whole or in part, on or after March 31, 2009 and prior to March 31, 2010, at a price of $25.25 per share and after this period at a redemption price equal to $25 or after March 31, 2010.

The 8.25% Preferred Stock is subject to redemption in whole or in part, commencing on or after May 28, 2013, and prior to May 29, 2014 at a price of $25.50 per share and after this period at redemption prices declining to $25 per share on or after May 29, 2015.

The Series C Preferred Stock is subject to redemption in whole or in part, at our option on or after December 15, 2011, and at a price of $1,000 per share plus accrued and unpaid dividends to the redemption date.

Optional redemption of any of the three series of Preferred Stock by Popular is subject to the prior approval of the Federal Reserve.

There is no mandatory redemption or sinking fund obligation with respect to either the 6.375% Preferred Stock the 8.25% Preferred Stock or the Series C Preferred Stock.

Voting Rights

The holders of shares of 6.375% Preferred Stock, the 8.25% Preferred Stock and the Series C Preferred Stock are not entitled to any voting rights except (1) if we do not pay dividends in full on such series for 18 monthly dividend periods or 6 quarterly dividend periods in the case of the Series C Preferred Stock in each case whether or not consecutive, (2) as required by law or (3) in connection with any changes of the terms or rights of the 6.375% Preferred Stock, the 8.25% Preferred Stock or the Series C Preferred Stock, as the case may be.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

RATIO OF INCOME TO FIXED CHARGES AND
RATIO OF INCOME TO COMBINED FIXED CHARGES
INCLUDING PREFERRED STOCK DIVIDENDS

The following table shows (1) the consolidated ratio of income to fixed charges and (2) the consolidated ratio of income to combined fixed charges including preferred stock dividends of Popular for each of the five most recent fiscal years and the three months ended March 31, 2009.

	Three Months
	Ended		Year Ended December 31,
	March 31, 2009		2008(1)		2007(1)	2006(1)	2005(1)	2004(1)

Ratio of income to fixed charges
Including Interest on Deposits	(A	)	(A	)	1.2	1.5	1.8	1.9
Excluding Interest on Deposits	(A	)	(A	)	1.5	1.9	2.5	3.3
Ratio of income to combined fixed charges including preferred stock dividends
Including Interest on Deposits	(A	)	(A	)	1.2	1.4	1.7	1.9
Excluding Interest on Deposits	(A	)	(A	)	1.5	1.8	2.4	3.1

(1)	The computation of earnings to fixed charges and preferred stock dividends excludes discontinued operations. Prior periods have been retrospectively adjusted on a comparable basis.

(A)	During 2008 and the first quarter of 2009, earnings were not sufficient to cover fixed charges or preferred dividends and the ratios were less than 1:1. Popular would have had to generate additional earnings of approximately $235 million and $100 million to achieve ratios of 1:1 in 2008 and the first quarter of 2009, respectively.

VALIDITY OF THE SECURITIES

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of the securities may be passed upon for us by Marta M. Kury Latorre, our Legal Counsel, or by Sullivan & Cromwell LLP, New York, New York or such other counsel as may be named in the applicable prospectus supplement and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of the internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Popular Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.